    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1998



                                                      REGISTRATION NO. 333-67169

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                    VIB CORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          6712                          33-0780371
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                                1498 MAIN STREET
                          EL CENTRO, CALIFORNIA 92243
                                 (760) 337-3200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             HARRY G. GOODING, III
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                    VIB CORP
                                1498 MAIN STREET
                          EL CENTRO, CALIFORNIA 92243
                                 (760) 337-3200
                              FAX: (760) 337-3211
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 WITH COPY TO:

                              S. ALAN ROSEN, ESQ.
                     HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
                          21700 OXNARD ST., SUITE 1400
                            WOODLAND HILLS, CA 91367
                                 (818) 340-6100
                              FAX: (818) 340-6190

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

    As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Joint Proxy Statement-Prospectus.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
    OF SECURITIES TO BE           AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
        REGISTERED               REGISTERED(1)           PER UNIT(2)         OFFERING PRICE(2)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common
  Stock, no par value......     2,785,000 shares            $13.50              $16,365,577               $4,828
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of Common Stock, no par value, of VIB Corp that are issuable upon consummation of the merger of Bank of Stockdale, F.S.B. ("Stockdale") with a wholly-owned subsidiary of VIB Corp.

(2) Pursuant to Rule 457(f)(1), the registration fee is based on the average of the bid and ask prices on November 3, 1998 of Stockdale's $4.00 par value common stock on the over-the-counter market and computed based on the number of shares of Stockdale's common stock outstanding.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               (VIB CORP LOGO)                         (BANK OF STOCKDALE LOGO)
               1498 Main Street                         5151 Stockdale Highway
             El Centro, CA 92243                        Bakersfield, CA 93309
                (760) 337-3200                              (805) 833-9292


                               December 11, 1998


Dear Shareholder:

     The Boards of Directors of VIB Corp and Bank of Stockdale, F.S.B., have agreed upon a merger pursuant to which Bank of Stockdale will become a wholly owned subsidiary of VIB Corp and continue to operate as a federal stock savings bank, headquartered in Bakersfield, California.

     VIB Corp and Bank of Stockdale have scheduled Special Meetings of Shareholders to approve the merger. If the merger is completed, each outstanding share of Stockdale's common stock will be converted into shares of VIB Corp's common stock based on a formula to be calculated just prior to the effective time of the merger and, as such, is subject to change until that time. However, although no assurances can be given, if the conversion were calculated assuming a closing on October 7, 1998 (based on unaudited financial information as of September 30, 1998), each share of Stockdale's common stock issued and outstanding as of that date would be converted into the right to receive 1.798 shares of VIB Corp's common stock.

     The merger cannot be completed unless the shareholders of both companies approve it. We have scheduled special meetings for our shareholders to vote on the merger. The dates, times and places of the meetings are as follows:


    FOR VIB CORP SHAREHOLDERS:                FOR BANK OF STOCKDALE SHAREHOLDERS:
    January 12, 1999                          January 12, 1999
    6:00 p.m.                                 5:30 p.m.
    1448 Main Street                          5151 Stockdale Highway
    El Centro, California                     Bakersfield, California 93309
    92243


     The attached Joint Proxy Statement-Prospectus provides you with detailed information about the proposed merger and includes, as Appendix A, a copy of the Merger Agreement. In addition, you may obtain information about VIB Corp from documents it has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     It is important that your shares be represented and voted regardless of the number of shares you own and whether or not you plan to attend. The affirmative vote of the holders of two-thirds of Bank of Stockdale's common stock and a majority of VIB Corp's common stock is required for approval of the merger. Your failure to vote for approval of the merger has the same effect as voting against the merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend your Special Meeting and wish to vote in person, you may withdraw your proxy at that time.

                                   Sincerely,

    /s/ RICHARD D. FOSS                                      /s/ THOMAS S. KELLY
    -----------------------------------------------------    -----------------------------------------------------
    Richard D. Foss,                                         Thomas S. Kelly,
    Chairman of the Board of Directors,                      Chairman of the Board of Directors,
    VIB Corp                                                 Bank of Stockdale, F.S.B.

    /s/ DENNIS L. KERN                                       /s/ ED L. HICKMAN
    -----------------------------------------------------    -----------------------------------------------------
    Dennis L. Kern,                                          Ed L. Hickman,
    President and Chief Executive Officer,                   President and Chief Executive Officer,
    VIB Corp                                                 Bank of Stockdale, F.S.B.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          OF BANK OF STOCKDALE, F.S.B.
                          TO BE HELD JANUARY 12, 1999
                                   5:30 P.M.

TO THE SHAREHOLDERS
OF BANK OF STOCKDALE, F.S.B.:


     NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of Bank of Stockdale, F.S.B. ("Stockdale") and the call of its Board of Directors, a Special Meeting of Shareholders of Stockdale (the "Stockdale Meeting") will be held at 5151 Stockdale Highway, Bakersfield, California 93309, on Tuesday, January 12, 1999, at 5:30 p.m., for the purpose of considering and voting upon the following matters:


     1. Merger of BOS Interim Bank, F.S.B. with Stockdale. To consider and vote on a proposal to approve the principal terms of the Agreement and Plan of Reorganization dated September 15, 1998 (the "Merger Agreement"), by and between Stockdale and VIB Corp ("VIBC") whereby Stockdale will become a wholly-owned subsidiary of VIBC. Upon consummation of the merger, each outstanding share of Stockdale's common stock will be converted into the right to receive shares of VIBC's common stock, as more particularly described in the attached Joint Proxy Statement-Prospectus and in the Merger Agreement attached as Appendix A thereto.

     2. Other Business. To transact such other business as may properly come before the Stockdale Meeting or any postponement or adjournment thereof.


     The Board of Directors of Stockdale has fixed the close of business on November 27, 1998 as the record date for determination of the shareholders entitled to notice of and to vote at the Stockdale Meeting or any adjournment thereof. Approval of the matters to be voted upon in connection with the merger requires the affirmative vote of two-thirds of the outstanding shares of Stockdale's common stock.



     THE BOARD OF DIRECTORS OF STOCKDALE HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF STOCKDALE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.


     Shareholders may be entitled to exercise dissenters' rights as provided under regulations issued by the Office of Thrift Supervision and to receive cash equal to the appraised value of their shares of Stockdale's common stock by complying with certain procedures specified in the regulations.

     The accompanying Joint Proxy Statement-Prospectus and the appendices thereto (including the Merger Agreement and certain of the Exhibits to the Merger Agreement attached as Appendix A thereto) form a part of this Notice.

                                   By Order of the Board of the Directors
                                   of Bank of Stockdale, F.S.B.
                                   /s/ Fred H. Carlisle, Jr.
                                   ---------------------------------------------
                                   Fred H. Carlisle, Jr.,

Dated: December 11, 1998           Corporate Secretary



     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE STOCKDALE MEETING IN PERSON. THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY NOTIFYING THE CORPORATE SECRETARY IN WRITING OF REVOCATION OF SUCH PROXY, BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE STOCKDALE MEETING AND VOTING IN PERSON.



     PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE STOCKDALE MEETING SO THAT WE CAN ARRANGE FOR ADEQUATE ACCOMMODATIONS.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  OF VIB CORP
                          TO BE HELD JANUARY 12, 1999
                                   6:00 P.M.

TO THE SHAREHOLDERS
OF VIB CORP:


     NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of VIB Corp ("VIBC") and the call of its Board of Directors, a Special Meeting of Shareholders of VIBC (the "VIBC Meeting") will be held at the main office of Valley Independent Bank, 1448 Main Street, El Centro, California 92243, on Tuesday, January 12, 1999, at 6:00 p.m. for the purpose of considering and voting upon the following matters:


     1. Merger of BOS Interim Bank, F.S.B. with Stockdale. To consider and vote on a proposal to approve the principal terms of the Agreement and Plan of Reorganization dated September 15, 1998 (the "Merger Agreement"), by and between Bank of Stockdale, F.S.B. ("Stockdale") and VIBC whereby Stockdale will become a wholly-owned subsidiary of VIBC. Upon consummation of the merger, each outstanding share of Stockdale's common stock will be converted into the right to receive shares of VIBC's common stock, as more particularly described in the attached Joint Proxy Statement-Prospectus and in the Merger Agreement attached as Appendix A thereto.

     2. Other Business. To transact such other business as may properly come before the VIBC Meeting or any postponement or adjournment thereof.


     The Board of Directors of VIBC has fixed the close of business on November 27, 1998 as the record date for determination of the shareholders entitled to notice of and to vote at the VIBC Meeting or any adjournment thereof. Approval of the matters to be voted upon in connection with the merger requires the affirmative vote of a majority of the outstanding shares of VIBC's common stock.



     THE BOARD OF DIRECTORS OF VIBC HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF VIBC AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.


     Shareholders may be entitled to exercise dissenters' rights as provided in the California General Corporation Law and to receive cash in an amount equal to the fair market value of the shares of VIBC's common stock as of September 15, 1998 by complying with certain procedures specified in California law.

     The accompanying Joint Proxy Statement-Prospectus and the Appendices thereto (including the Merger Agreement and certain of the Exhibits to the Merger Agreement attached as Appendix A thereto) form a part of this Notice.

                                   By Order of the Board of the Directors
                                   of VIB Corp
                                   /s/ Charlotte Studer
                                   ---------------------------------------------
                                   Charlotte Studer,

Dated: December 11, 1998           Corporate Secretary



     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE VIBC MEETING IN PERSON. THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY NOTIFYING THE CORPORATE SECRETARY IN WRITING OF REVOCATION OF SUCH PROXY, BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE VIBC MEETING AND VOTING IN PERSON.



     PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE VIBC MEETING SO THAT WE CAN ARRANGE FOR ADEQUATE ACCOMMODATIONS.

  VIB CORP                         BANK OF STOCKDALE, F.S.B.
  1498 MAIN STREET                 5151 STOCKDALE HIGHWAY
  EL CENTRO, CA 92243              BAKERSFIELD, CA 93309
  (760) 337-3200                   (805) 833-9292

                        JOINT PROXY STATEMENT-PROSPECTUS


     The Boards of Directors of VIB Corp ("VIBC") and Bank of Stockdale, F.S.B. ("Stockdale") have scheduled special meetings of shareholders to be held for the purpose of approving a transaction (the "Merger") pursuant to which Stockdale will become a wholly-owned subsidiary of VIBC. VIBC's Special Meeting of Shareholders will be held at the main office of Valley Independent Bank, 1448 Main Street, El Centro, California 92243 on January 12, 1999, at 6:00 p.m. Stockdale's Special Meeting of Shareholders will be held at Stockdale's main office, 5151 Stockdale Highway, Bakersfield, California 93309 on January 12, 1999, at 5:30 p.m.


     You are cordially invited to attend your special meeting; however, because you may not be able to attend, the Boards of Directors of both institutions are asking you to return a proxy, which is enclosed, which authorizes someone else to vote for you in the way that you want to vote.

     This Joint Proxy Statement-Prospectus provides you with detailed information about the Merger as well as about both institutions. In addition, you may obtain information about VIBC from documents filed with the Securities and Exchange Commission.

     VIBC and Stockdale have entered into an Agreement and Plan of Reorganization dated September 15, 1998 (the "Merger Agreement"), a copy of which is attached as Appendix A to this Joint Proxy Statement-Prospectus and is incorporated herein by this reference. Pursuant to the Merger Agreement, Stockdale will become a wholly-owned subsidiary of VIBC. Stockdale's shareholders will receive newly issued shares of VIBC's common stock based upon a formula to be calculated just prior to the consummation of the Merger. The formula provides for making certain adjustments to the amount of Stockdale's shareholders' equity, multiplying the result by 2.83, and making further adjustments to ultimately determine a per share value for each share of Stockdale's common stock. The formula also provides for measuring the value of VIBC's common stock by measuring the average closing prices on the Nasdaq National Market prior to the closing. The actual number of shares of VIBC's common stock to be received by Stockdale's shareholders will then be determined by dividing the Stockdale value by the market value for VIBC's common stock. Because the exchange ratio is not fixed pursuant to the Merger Agreement, changes in the trading price of VIBC's common stock as well as changes in Stockdale's shareholders' equity will affect the number of shares of VIBC's common stock to be received in the Merger by Stockdale's shareholders. However, by way of example only, if the closing occurred on October 7, 1998, each share of Stockdale's common stock would be converted into the right to receive approximately 1.798 shares of VIBC's common stock. (See "RISK FACTORS -- Risks Regarding VIBC's Common Stock," "SUMMARY -- Markets and Market Prices," "THE MERGER -- Calculation of the Exchange Ratio," and "INFORMATION REGARDING VIBC" herein.)

     VIBC's common stock is quoted on the Nasdaq National Market under the symbol "VIBC."

     Holders of Stockdale's common stock may be entitled to dissenters' rights in connection with the Merger and in accordance with the provisions of a federal regulation. (See "THE MERGER -- Dissenters' Rights" and Appendix B hereto.)

     Holders of VIBC's common stock may be entitled to dissenters' rights in connection with the Merger if demand for payment with respect to five percent (5%) or more of the outstanding shares of VIBC's common stock is made in accordance with the provisions of California law. (See "THE
MERGER -- Dissenters' Rights" and Appendix C hereto.)

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE MERGER.


     This Joint Proxy Statement-Prospectus and the related proxy and other materials are first being provided to VIBC's shareholders on or about December 11, 1998 and to Stockdale's shareholders on or about December 11, 1998.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF VIBC'S COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. VIBC AND STOCKDALE DO NOT GUARANTEE THE INVESTMENT VALUE OF THE TRANSACTION DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS. AN INVESTMENT IN VIBC'S COMMON STOCK MAY LOSE VALUE BEFORE OR AFTER THE MERGER.


    THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS DECEMBER 11, 1998.

                               TABLE OF CONTENTS


                                   PAGE
                                   ----
LIST OF APPENDICES...............   ii
INCORPORATION OF CERTAIN
  INFORMATION
  BY REFERENCE...................   ii
SUMMARY..........................    1
  Information About The
     Companies...................    1
  The Merger.....................    2
  The VIBC Special Meeting.......    3
  The Stockdale Special
     Meeting.....................    3
  Votes Required; Securities Held
     By Insiders.................    3
  Regulatory Approvals...........    4
  Conditions to the Merger.......    4
  Closing Of The Merger..........    5
  Termination....................    5
  Certain Federal Income Tax
     Consequences................    5
  Dissenters' Rights.............    6
  Markets and Market Prices......    6
  Summary Historical Financial
     Data........................    8
  Summary Pro Forma Combined
     Financial Data..............   10
  Selected Historical and Pro
     Forma Per Share Data........   12
  Proposed Branch Acquisition....   13
  Proposed Offering..............   13
RISK FACTORS.....................   15
  Risks Regarding the Merger.....   15
  Risks Regarding VIBC's Common
     Stock.......................   16
  Risks Regarding the Businesses
     of VIBC and Stockdale.......   16
THE MEETINGS.....................   20
  General........................   20
  Stockdale's Special Meeting....   20
  VIBC's Special Meeting.........   21
THE MERGER.......................   24
  History of the Merger..........   24
  Reasons for the Merger.........   25
  Recommendations of the Boards
     of Directors................   27
  Structure of the Merger........   27
  Calculation of the Exchange
     Ratio.......................   27
  Certain Federal Income Tax
     Consequences................   30
  Regulatory Approvals...........   31



                                   PAGE
                                   ----
  Resale of VIBC's Common Stock..   32
  Certain Effects of the
     Merger......................   32
  Interests of Certain Persons in
     the Merger..................   33
  Dissenters' Rights.............   33
  Opinion of Financial Advisor...   36
  Relationship Between Hovde and
     Stockdale...................   40
  Accounting Treatment...........   41
  The Merger Agreement...........   41
UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL DATA.......   50
  The Merger.....................   50
INFORMATION REGARDING VIBC.......   60
  Business of VIBC...............   60
  Pending Branch Acquisition.....   60
  Proposed Offering -- Trust
     Preferred Securities........   61
  Certain Information Regarding
     VIBC Management and
     Principal Shareholders......   61
  Litigation.....................   66
  Available Information..........   66
  Incorporation of Certain
     Information by Reference....   66
INFORMATION REGARDING
  STOCKDALE......................   68
  Business of Stockdale..........   68
  Certain Information Regarding
     Stockdale Management and
     Principal Shareholders......   68
  Litigation.....................   76
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS......   77
DESCRIPTION OF STOCKDALE COMMON
  STOCK..........................   98
COMPARISON OF SHAREHOLDER
  RIGHTS.........................   98
  Comparison of Corporate
     Structure...................   98
  Voting Rights..................   99
  Dividends and Dividend
     Policy......................   99

                                   PAGE
                                   ----
  Number of Directors............  100
  Indemnification of Directors
     and Officers................  100
  Fair Price Protection..........  101
SUPERVISION AND REGULATION.......  101
  Introduction...................  101
  VIB Corp.......................  102
  Stockdale and Valley
     Independent Bank............  104



                                   PAGE
                                   ----
  Competition....................  119
  Impact of Monetary Policies....  120
VALIDITY OF VIBC'S COMMON
  STOCK..........................  121
EXPERTS..........................  121
SHAREHOLDER PROPOSALS TO BE
  PRESENTED AT NEXT ANNUAL
  MEETING........................  121
INDEX TO FINANCIAL STATEMENTS....  122


                               LIST OF APPENDICES

Appendix A -- Agreement and Plan of Reorganization Dated September 15, 1998, by
              and between VIB Corp and Bank of Stockdale, F.S.B.
Appendix B -- Section 552.14 of Title 12 of the Code of Federal Regulations Appendix C -- Chapter 13 of the California General Corporation Law
Appendix D -- Fairness Opinion of Hovde Financial, Inc.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     This Joint Proxy Statement-Prospectus incorporates important business and financial information about VIBC that is not included herein or attached hereto. THE BUSINESS AND FINANCIAL INFORMATION ABOUT VIBC IS AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO: MR. HARRY G. GOODING, III, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 1498 MAIN STREET, EL CENTRO, CALIFORNIA 92243, (760) 337-3255. TO ASSURE TIMELY DELIVERY OF THE REQUESTED MATERIALS, PLEASE MAKE SURE TO SUBMIT YOUR REQUEST NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DATE YOU WISH TO COMPLETE AND RETURN YOUR PROXY. PLEASE NOTE THAT PROXIES SHOULD BE RETURNED BY NO LATER THAN JANUARY 8, 1998, TO ASSURE TIMELY RECEIPT BY VIBC OR STOCKDALE, AS APPROPRIATE.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement-Prospectus. Please carefully read and refer to this Joint Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference for more detailed information. Certain capitalized terms which are used but not defined in this Summary are defined elsewhere in this Joint Proxy Statement-Prospectus.

INFORMATION ABOUT THE COMPANIES

     VIBC (SEE "INFORMATION REGARDING VIBC" HEREIN.)

     VIB Corp was incorporated under the laws of the State of California on November 7, 1997, for the purpose of becoming a bank holding company. On March 12, 1998, VIBC acquired Valley Independent Bank, El Centro, California ("VIB") and VIB's shareholders became shareholders of VIBC.


     VIB opened for business as a California state-chartered bank on March 19, 1981. The deposits of VIB are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the "FDIC"), and VIB is a member of the Federal Reserve System (the "Federal Reserve"). VIB's main office is located at 1448 Main Street, El Centro, California, 92243. VIB operates branch offices in Brawley, Calexico and Holtville, Imperial County, Blythe, Coachella, Indio, La Quinta, Palm Desert, Palm Springs and Thousand Palms, Riverside County, and Julian and Tecate, San Diego County, California. VIB also operates loan production offices in Carlsbad, El Centro, Rancho Mirage, and Orange, California, Yuma, Arizona, and Las Vegas, Nevada. VIB is in the process of acquiring a branch office in Hemet, California, from Fremont Investment & Loan, which acquisition is pending receipt of regulatory approvals.


     VIB offers a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the origination of commercial, U.S. Small Business Administration ("SBA"), accounts receivable, real estate, construction, home improvement, and other installment and term loans. It also offers merchant credit card processing, safe deposit, and other customary bank services to its customers. VIB is a "Preferred Lender" of the SBA and as such is able to process SBA loans more quickly than institutions which do not have such status.

     STOCKDALE (SEE "INFORMATION REGARDING STOCKDALE" HEREIN.)

     Bank of Stockdale, F.S.B., was initially incorporated on February 26, 1985, as Stockdale Savings and Loan Association, a California state-chartered savings and loan association, and began operations on that date. Effective June 27, 1991, Stockdale converted to a federal stock savings bank and currently operates under a federal charter as Bank of Stockdale, F.S.B. Stockdale's deposits are insured up to the applicable limits by the FDIC and Stockdale is a member of the Federal Home Loan Bank. Stockdale's main office is located at 5151 Stockdale Highway, Bakersfield, California 93309. Stockdale also operates two branch offices in Bakersfield and a loan production office in Fresno, California.

     Stockdale's banking services include those traditionally offered by community banks, such as checking and savings accounts, and real estate and home improvement loans. The majority of Stockdale's loan originations are sold into the secondary market. Stockdale also provides other customary bank services to its customers.

     BOS INTERIM BANK, F.S.B.

     BOS Interim Bank, F.S.B. will be organized under the laws of the United States as a wholly-owned subsidiary of VIBC, in accordance with the terms of the Merger Agreement, as a vehicle to assist in accomplishing the Merger. Its corporate existence will cease upon consummation of the Merger.

THE MERGER

     On September 9, 1998, Stockdale's Board of Directors, and on September 15, 1998, VIBC's Board of Directors each approved the principal terms of the Merger. The Merger Agreement, which embodies the principal terms of the Merger, was executed on September 15, 1998.

     The Merger Agreement provides that, if Stockdale's shareholders and VIBC's shareholders approve the principal terms of the Merger Agreement, and subject to receipt of regulatory approvals and other customary closing conditions as more fully set forth below, then Stockdale will merge with BOS Interim Bank, F.S.B., with Stockdale being the surviving association. Stockdale will become a wholly-owned subsidiary of VIBC and will continue to operate as a federal stock savings bank with its present name and charter. (See "THE MERGER -- Structure of the Merger" herein.)

     In connection with the Merger, each share of Stockdale's common stock issued and outstanding will be converted into, subject to fractional shares and the exercise of dissenters' rights, shares of VIBC's common stock, based upon a formula exchange ratio. Each outstanding share of VIBC's common stock will remain outstanding after the Merger, subject to the exercise of dissenters' rights. (See "THE MERGER -- Dissenters' Rights" herein.)

     The exchange ratio for conversion of Stockdale's common stock into shares of VIBC's common stock is based upon a formula where a "value" for each security is first calculated and then the exchange ratio is determined by dividing the value for Stockdale's common stock by the value for VIBC's common stock. The value for Stockdale's common stock will be determined by the following formula:

     - First, subtract $180,000 from Stockdale's shareholders' equity as of the last day of the calendar month next preceding the month the Merger is closed;

     - Second, multiply the foregoing result by 2.83;

     - Third, subtract from the foregoing result all of Stockdale's expenses related to the Merger, including finders' fees; and

     - Fourth, divide the result by the total number of shares of Stockdale's common stock outstanding.

     Assuming the merger was closed on October 7, 1998, and based upon Stockdale's shareholders' equity as of September 30, 1998, the estimated expenses of the Merger, and the number of shares outstanding at September 30, 1998, the value for Stockdale's common stock would be $21.83.

     The value for VIBC's common stock will be determined by taking the average of the closing prices of VIBC's common stock on the Nasdaq National Market for the 20 trading days preceding the fifth business day prior to the closing. If the closing was held on October 7, 1998, the fifth business day preceding the closing would be September 30, 1998. The average of the closing prices of VIBC's common stock on the Nasdaq National Market for the 20 trading days preceding September 30, 1998 was $12.14.

     Based upon the foregoing assumptions, the exchange ratio would be 1.798 shares of VIBC's common stock for each outstanding share of Stockdale's common stock. Please note that the foregoing calculation is an example only, subject to change based upon changes to the market value of VIBC's common stock as well as changes to Stockholder's Merger expenses or shareholders' equity.

     If the average trading price for VIBC's common stock is calculated to be less than $9.50, then the value shall be set at $9.50. If the average trading price is calculated to be greater than $15.50, but not greater than $19.50, then the value shall be set at $15.50 plus 25% of the amount by which the average actually exceeds $15.50. Thus, if the average is calculated as $19.50, then the value of VIBC's common stock will be set at $16.50. In the event the average trading price is calculated to be greater than $19.50, then the value of VIBC's common stock will be set at $16.50.

     Based upon the foregoing example, VIBC will issue approximately 2,179,652 new shares of its common stock to Stockdale's shareholders, who will own approximately 21.83% of the total issued and outstanding shares of VIBC's common stock following the Merger (excluding shares of VIBC's common stock which might be purchased pursuant to outstanding stock options or warrants or which may be the subject of dissenters' rights). (See "THE MERGER -- Calculation of the Exchange Ratio" herein.)

THE VIBC SPECIAL MEETING


     VIBC's Special Meeting to consider and vote on approval of the principal terms of the Merger will be held on Tuesday, January 12, 1999 at 6:00 p.m., at the main office of Valley Independent Bank, 1448 Main Street, El Centro, California 92243. Only holders of record of VIBC's common stock at the close of business on November 27, 1998 will be entitled to vote at VIBC's Special Meeting. As of November 27, 1998, there were outstanding and entitled to vote 7,896,533 shares of VIBC's common stock. Each holder of VIBC's common stock is entitled to one vote for each share held of record upon each matter properly submitted at VIBC's Special Meeting. (See "THE MEETINGS -- VIBC's Special Meeting" herein.)


THE STOCKDALE SPECIAL MEETING


     Stockdale's Special Meeting to consider and vote on approval of the principal terms of the Merger will be held on Tuesday, January 12, 1999 at 5:30 p.m., at 5151 Stockdale Highway, Bakersfield, California 93309. Only holders of record of Stockdale's common stock at the close of business on November 27, 1998 will be entitled to vote at Stockdale's Special Meeting. On November 27, 1998, there were outstanding and entitled to vote 1,212,265 shares of Stockdale's common stock. Each holder of Stockdale's common stock is entitled to one vote for each share held of record upon each matter properly submitted at Stockdale's Special Meeting. (See "THE MEETINGS -- Stockdale's Special Meeting" herein.)


VOTES REQUIRED; SECURITIES HELD BY INSIDERS

     Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of VIBC's common stock and the affirmative vote of the holders of two-thirds of the outstanding shares of Stockdale's common stock. As a result, the failure to vote in person or by proxy or abstaining has the same effect as voting against the Merger. (See "THE MEETINGS -- Stockdale's Special Meeting" and "THE MEETINGS -- VIBC's Special Meeting" herein.)

     As of the record dates for VIBC's Special Meeting and Stockdale's Special Meeting the directors and executive officers of VIBC owned 20.9% of the outstanding shares of VIBC's common stock and the principal shareholder, directors and executive officers of Stockdale owned 61.2% of the outstanding shares of Stockdale's common stock. VIBC's directors and Stockdale's principal shareholder and directors have entered into separate agreements pursuant to which they have agreed, among other things, to vote "FOR" the Merger. (See "THE MERGER -- The Merger Agreement The Director's Agreements" herein.)

     Both VIBC's Board of Directors and Stockdale's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, unanimously believe that the Merger and the transactions contemplated by the Merger Agreement are fair to, and in the best interest of, VIBC's and Stockdale's shareholders, and unanimously recommend a vote "FOR" the Merger. The conclusions of VIBC's Board of Directors and Stockdale's Board of Directors with respect to the Merger are based upon a number of factors. (See "THE
MERGER -- Reasons for the Merger" and "THE MERGER -- Recommendations of the Boards of Directors" herein.)

REGULATORY APPROVALS


     Closing the Merger requires the prior approvals of the Federal Reserve and the Office of Thrift Supervision. VIBC and Stockdale submitted applications seeking approval of the Merger and related matters to the Federal Reserve and to the Office of Thrift Supervision on November 13, 1998. Both approvals are currently pending. Neither VIBC nor Stockdale have any reason to believe the approvals will not be obtained. (See "THE MERGER -- Regulatory Approvals" herein.)


CONDITIONS TO THE MERGER

     In addition to regulatory and shareholder approvals, the obligations of VIBC and Stockdale to close the Merger are subject to certain conditions, including receipt of a ruling issued by the Internal Revenue Service or, in lieu thereof, receipt of the opinion of Vavrinek, Trine, Day & Co., LLP, that the Merger qualifies as a tax-free reorganization for federal tax purposes and the condition that the Merger qualifies for "pooling of interests" accounting treatment.

     The obligation of VIBC to close the Merger is also subject to the fulfillment or waiver by VIBC of certain conditions, including the following:

     - the representations and warranties of Stockdale being true and correct unless the failure to be true and correct is not likely to have a material adverse effect on Stockdale;

     - the performance by Stockdale in all material respects of all obligations contained in the Merger Agreement required to be performed by Stockdale;

     - receipt by VIBC of an opinion letter from the law firm of McCormick, Barstow, Sheppard, Wayte & Carruth, LLP, with respect to certain matters concerning Stockdale; and

     - the appointment by Stockdale of Mr. Richard D. Foss and Mr. Dennis L. Kern to Stockdale's Board of Directors.

     The obligation of Stockdale to close the Merger is also subject to the fulfillment or waiver by Stockdale of certain conditions, including the following:

     - the representations and warranties of VIBC being true and correct unless the failure to be true and correct is not likely to have a material adverse effect on VIBC;

     - the performance by VIBC in all material respects of all obligations contained in the Merger Agreement required to be performed by VIBC;

     - receipt by Stockdale of an opinion letter from the law firm of Horgan,

       Rosen, Beckham & Coren, L.L.P. with respect to certain matters concerning VIBC; and

     - the appointment by VIBC of Mr. Ed L. Hickman to VIBC's Board of Directors. (See "THE MERGER -- The Merger Agreement -- Conditions" herein.)

CLOSING OF THE MERGER


     Subject to the timely receipt of all required regulatory and shareholder approvals, and subject to all of the conditions to the Merger having been met or waived, it is anticipated that the Merger will close on or about January 29, 1999, although there can be no assurance as to whether or when the Merger will close. (See "THE MERGER -- The Merger Agreement -- The Closing" herein.)


TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the closing of the Merger by mutual consent of VIBC and Stockdale or by either VIBC or Stockdale if:

     - the other party materially breaches any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach is not cured or curable within a 30-day grace period;

     - the Merger is not consummated by January 31, 1999;

     - 30 days after the failure to obtain the approval of a governmental authority required for consummation of the Merger;

     - if Stockdale's Board of Directors receives a third-party proposal and determines, based upon the written opinion of a financial advisor, that the financial terms of the proposal are superior to the Merger from Stockdale's shareholders' perspective;
     - if VIBC's Board of Directors receives a third-party proposal and determines, based upon the written opinion of a financial advisor, that the financial terms of the proposal are superior to the Merger from VIBC's shareholders' perspective; or

     - VIBC enters into another merger transaction where VIBC or its shareholders will still control the resulting entity but the transaction will have a material adverse effect upon VIBC. (See "THE MERGER -- The Merger Agreement -- Termination; Liquidated Damages" herein.)

     If the Merger Agreement is terminated by either VIBC or Stockdale pursuant to a material breach of any representation, warranty, covenant or agreement of the other party that is not cured within 30 days after written notice of such breach, the breaching party will owe the other party, as reasonable and full liquidated damages and not as a penalty or forfeiture, the sum of $150,000. If the Merger Agreement is terminated by either VIBC or Stockdale as a result of Stockdale's involvement in a third-party proposal, Stockdale will owe VIBC, as reasonable and full liquidated damages and not as a penalty or forfeiture, the sum of $750,000. If the Merger Agreement is terminated by either VIBC or Stockdale as a result of VIBC's involvement in a third-party proposal, VIBC will owe Stockdale, as reasonable and full liquidated damages and not as a penalty or forfeiture, the sum of $750,000. (See "THE MERGER -- The Merger
Agreement -- Termination; Liquidated Damages" herein.)

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will be treated as a tax-free reorganization under federal tax law so that Stockdale's shareholders will not recognize any gain or loss for tax purposes on their receipt of VIBC's common stock in exchange for their shares of Stockdale's common stock in the Merger (except to the extent they receive cash in lieu of fractional shares). (See "THE
MERGER -- Certain Federal Income Tax Consequences" herein.)


     BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND THE INDIVIDUAL NATURE OF CERTAIN TAX CONSEQUENCES OF THE MERGER TO EACH OF STOCKDALE'S SHAREHOLDERS, EACH OF STOCKDALE'S SHAREHOLDERS SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING CERTAIN OTHER FEDERAL AND ALL STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER THAT MAY BE APPLICABLE.


DISSENTERS' RIGHTS

     In connection with the Merger, Stockdale's shareholders will be entitled to dissenters' rights under federal regulation, the text of which is attached hereto as Appendix B. In order for any of Stockdale's shareholders to exercise dissenters' rights, a notice of such shareholder's intention to exercise dissenters' rights must be sent by such shareholder and received by Stockdale on or before the date of Stockdale's Special Meeting and any such shareholder must not have voted in favor of the Merger. Failure to send such notice or voting in favor of the Merger will result in a waiver of such shareholder's dissenters' rights. (See "THE MERGER -- Dissenters' Rights" and Appendix B herein.)

     In connection with the Merger, VIBC's shareholders may be entitled to dissenters' rights under applicable California law, the text of which is attached hereto as Appendix C. In order for any of VIBC's shareholders to exercise dissenters' rights, a notice of such shareholder's intention to exercise dissenters' rights must be sent by such shareholder and received by VIBC on or before the date of VIBC's Special Meeting and any such shareholder must vote against approval of the Merger. Failure to send such notice and to vote against the Merger will result in a waiver of such shareholder's dissenters' rights. (See "THE MERGER -- Dissenters' Rights" and Appendix C herein.)

MARKETS AND MARKET PRICES

     The following table summarizes the approximate high and low sales prices on a per share basis for VIBC's common stock and high and low bid prices for Stockdale's common stock and the volume of trading for the periods indicated. VIBC's common stock was listed on the Nasdaq National Market and has traded under the symbol "VIBC" since March 12, 1998. Previously, Valley Independent Bank's common stock traded over-the-counter until listing on the Nasdaq National Market on August 25, 1997, under the symbol "VAIB." Stockdale's common stock trades over-the-counter under the symbol "BKSD." The information in the following table is based upon information provided by various market makers for trading on the over-the-counter market and by Nasdaq for trading on the Nasdaq National Market and has been adjusted to reflect previous stock splits declared by VIBC and Valley Independent Bank, but not stock dividends. Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

                             VIBC COMMON STOCK           STOCKDALE COMMON STOCK
                         -------------------------    ----------------------------
                          HIGH     LOW     VOLUME     HIGH BID   LOW BID   VOLUME
                         ------   ------   -------    --------   -------   -------
1996
  First Quarter........  $ 8.17   $ 7.33   253,231     $ 6.75    $ 6.12    125,503
  Second Quarter.......  $ 9.17   $ 7.66   452,906     $ 6.50    $ 6.00     52,941
  Third Quarter........  $ 9.66   $ 8.50   134,141     $ 7.50    $ 5.75     17,602
  Fourth Quarter.......  $11.17   $ 9.42   297,670     $ 6.25    $ 6.00    103,151
1997
  First Quarter........  $11.17   $ 9.83   203,417     $ 6.00    $ 6.00     71,293
  Second Quarter.......  $12.25   $12.00   253,211     $ 6.00    $ 6.00     24,978
  Third Quarter........  $15.20   $13.00   173,983     $ 6.00    $ 6.00     16,432
  Fourth Quarter.......  $15.30   $13.20   118,587(1)  $ 6.25    $ 6.00     27,176
1998
  First Quarter........  $14.70   $12.90   163,754     $ 8.50    $ 6.25     44,145
  Second Quarter.......  $14.40   $12.40   423,329     $ 9.75    $ 8.75     60,591
  Third Quarter........  $13.63   $10.75   250,474     $11.50    $10.00      1,351
  October..............  $12.50   $11.00    48,224     $13.00    $11.00      3,047
  November.............  $13.62   $11.04    96,548     $17.50    $13.00      1,497


-------------------------
(1) Does not include the 631,762 shares issued pursuant to Valley Independent Bank's 1997 Unit Offering.


     The following table sets forth the closing price per share of VIBC's common stock on the Nasdaq National Market, the closing price per share of Stockdale's common stock as reported by A.G. Edwards & Sons, Inc., and the "equivalent per share price" (as defined below) of Stockdale's common stock as of September 15, 1998, the last trading day before the date on which VIBC and Stockdale announced the execution of the Merger Agreement, and as of November 30, 1998, the last practicable date prior to the date of this Joint Proxy Statement-Prospectus. The "equivalent per share price" of Stockdale's common stock on any date equals the closing price of VIBC's common stock on that date, multiplied by the assumed exchange ratio of 1.798.



                                    VIBC         STOCKDALE      STOCKDALE EQUIVALENT
 MARKET PRICE PER SHARE AS OF   COMMON STOCK    COMMON STOCK      PER SHARE PRICE
 ----------------------------   ------------    ------------    --------------------
September 15, 1998............     $12.25          $11.00              $22.03
November 30, 1998.............     $13.38          $16.75              $24.06



     Because the exchange ratio is not fixed pursuant to the Merger Agreement, a change in the trading price of VIBC's common stock or changes in Stockdale's Merger expenses or shareholders' equity will affect the number of shares of VIBC's common stock to be received in the Merger by Stockdale's shareholders. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF VIBC'S COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE MERGER. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR VIBC'S COMMON STOCK AND STOCKDALE'S COMMON STOCK.

SUMMARY HISTORICAL FINANCIAL DATA


     VIBC

     The following summary historical financial data for the five years ended December 31, 1997, are derived from the audited financial statements of VIBC and Valley Independent Bank. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference in this Joint Proxy Statement-Prospectus. The following summary historical financial data for the nine months ended September 30, 1998 and 1997 are derived from unaudited consolidated financial statements of VIBC and Valley Independent Bank and include, in the opinion of VIBC's management, all adjustments necessary to present fairly the data for such periods. The results for the nine month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.


                                    VIB CORP



                                         AT OR FOR THE
                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      -------------------   ----------------------------------------------------
                                        1998       1997       1997       1996       1995       1994       1993
                                      --------   --------   --------   --------   --------   --------   --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income...................  $ 29,208   $ 23,465   $ 32,459   $ 24,261   $ 21,776   $ 18,545   $ 14,857
  Interest expense..................     9,014      7,643     10,421      7,128      5,973      4,299      3,545
                                      --------   --------   --------   --------   --------   --------   --------
      Net interest income...........    20,194     15,822     22,038     17,133     15,803     14,246     11,312
  Provision for loan losses.........     1,665      1,070      1,850        635      1,008      1,210        968
                                      --------   --------   --------   --------   --------   --------   --------
      Net interest income after
        provision for loan losses...    18,529     14,752     20,188     16,498     14,795     13,036     10,344
  Other operating income............     4,053      3,585      5,751      3,075      2,519      2,494      2,540
  Other operating expenses..........    17,594     14,959     20,195     15,749     13,449     12,221     10,840
                                      --------   --------   --------   --------   --------   --------   --------
      Income before taxes...........     4,988      3,378      5,744      3,824      3,865      3,308      2,045
  Income tax expense................     1,748      1,089      1,943      1,249      1,440      1,028        488
                                      --------   --------   --------   --------   --------   --------   --------
      Net income....................  $  3,240   $  2,289   $  3,801   $  2,575   $  2,425   $  2,280   $  1,557
                                      ========   ========   ========   ========   ========   ========   ========
ENDING BALANCE SHEET DATA:
  Assets............................  $491,328   $409,853   $444,167   $333,565   $257,465   $226,031   $207,564
  Securities........................  $ 82,784   $ 74,515   $ 69,287   $ 36,522   $ 39,393   $ 19,194   $ 27,301
  Loans, net........................  $344,221   $280,477   $311,417   $242,787   $188,878   $166,475   $158,690
  Allowance for loan losses.........  $  2,843   $  2,832   $  2,330   $  2,634   $  2,024   $  2,494   $  1,827
  Deposits..........................  $441,793   $372,745   $399,212   $304,576   $230,533   $204,491   $175,999
  Other liabilities.................  $  5,566   $  2,786   $  4,701   $  1,949   $  1,853   $  1,687   $ 13,465
  Total shareholders' equity........  $ 43,969   $ 29,991   $ 40,254   $ 27,040   $ 23,678   $ 19,853   $ 18,100
PER SHARE DATA(1) AND OTHER SELECTED
  RATIOS:
  Net income per common share:
    Basic...........................  $   0.42   $   0.33   $   0.54   $   0.38   $   0.36   $   0.35   $   0.25
    Diluted.........................  $   0.40   $   0.31   $   0.51   $   0.36   $   0.34   $   0.34   $   0.24
  Dividends declared per share......  $   0.00   $   0.00   $   0.00   $   0.00   $   0.00   $   0.00   $   0.00
  Book value per share..............  $   5.63   $   4.22   $   5.21   $   3.88   $   3.51   $   3.02   $   2.82
  Shareholders' equity to assets at
    period end......................      8.95%      7.32%      9.06%      8.11%      9.20%      8.78%      8.72%
  Tangible shareholders' equity to
    assets at period end............      8.10%      6.44%      8.32%      7.58%      9.20%      8.78%      8.72%
  Return on average assets..........      0.96%(2)     0.79%(2)     0.97%     0.95%     1.04%     1.09%     0.85%
  Return on average equity..........     10.75%(2)    10.77%(2)    12.83%    10.24%    11.13%    12.07%     9.45%
  Average equity to average
    assets..........................      8.96%      7.40%      7.55%      9.27%      9.30%      9.11%      9.05%
  Net interest margin...............      6.53%      6.24%      6.37%      7.05%      7.45%      7.53%      6.99%


-------------------------
(1) On October 21, 1998, VIBC's Board of Directors declared a 3% stock dividend payable on or about December 11, 1998, to shareholders of record on November 20, 1998.


(2) These ratios have been annualized.

     STOCKDALE

     The following summary historical financial data for the five years ended December 31, 1997 are derived from the audited financial statements of Stockdale. The data should be read in conjunction with the financial statements, related notes, and other financial information included in this Joint Proxy Statement-Prospectus. The following summary historical financial data for the nine months ended September 30, 1998 and 1997 are derived from unaudited financial statements of Stockdale and include, in the opinion of Stockdale's management, all adjustments necessary to present fairly the data for such periods. The results for the nine month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.


                           BANK OF STOCKDALE, F.S.B.



                                      AT OR FOR THE NINE
                                         MONTHS ENDED
                                         SEPTEMBER 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      -------------------   ----------------------------------------------------
                                        1998       1997       1997       1996       1995       1994       1993
                                      --------   --------   --------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income...................  $  7,648   $  7,288   $  9,712   $  9,685   $ 10,160   $  9,377   $ 10,126
  Interest expense..................     3,907      4,040      5,390      5,630      6,169      4,937      5,111
                                      --------   --------   --------   --------   --------   --------   --------
        Net interest income.........     3,741      3,248      4,322      4,055      3,991      4,440      5,015
  Provision for loan losses.........       306        354        415        854        475          2         93
                                      --------   --------   --------   --------   --------   --------   --------
        Net interest income after
          provision for loan
          losses....................     3,435      2,894      3,907      3,201      3,516      4,438      4,922
  Other operating income............     1,583      1,263      1,741      1,529      1,794      1,975      2,135
  Other operating expense...........     4,117      4,071      5,390      6,428      6,300      6,572      6,251
                                      --------   --------   --------   --------   --------   --------   --------
        Income (loss) before
          taxes.....................       901         86        258     (1,698)      (990)      (159)       806
  Income tax expense (benefit)......       193       (15)        (44)      (729)      (334)        18        251
  Cumulative effect at January 1,
    1993 of change in accounting for
    income taxes....................                                                                        (146)
                                      --------   --------   --------   --------   --------   --------   --------
        Net income (loss)...........  $    708   $    101   $    302   $   (969)  $   (656)  $   (177)  $    701
                                      ========   ========   ========   ========   ========   ========   ========
ENDING BALANCE SHEET DATA:
  Assets............................  $138,096   $126,686   $130,573   $126,734   $126,980   $135,387   $125,738
  Securities........................  $ 25,089   $ 18,563   $ 24,837   $ 22,286   $ 23,740   $ 31,383   $ 18,183
  Loans, net........................  $ 98,995   $ 89,487   $ 90,297   $ 90,328   $ 92,720   $ 93,031   $ 90,057
  Allowance for loan losses.........  $  1,009   $    837   $    815   $  1,158   $  1,182   $    851   $  1,318
  Deposits..........................  $123,848   $119,235   $120,643   $115,662   $114,363   $110,867   $105,302
  Other liabilities.................  $  4,428   $  1,635   $    905   $  5,383   $  5,872   $ 17,128   $ 12,986
  Total shareholders' equity........  $  9,820   $  5,815   $  9,025   $  5,689   $  6,745   $  7,392   $  7,450
PER SHARE DATA AND OTHER SELECTED
  RATIOS:
  Net income (loss) per common
    share:
    Basic...........................  $   0.58   $   0.13   $   0.39   $  (1.28)  $  (0.87)  $  (0.25)  $   1.02
    Diluted.........................  $   0.58   $   0.13   $   0.39   $  (1.27)  $  (0.86)  $  (0.24)  $   1.01
  Dividends declared per share......  $   0.00   $   0.00   $   0.00   $   0.00   $   0.00   $   0.00   $   0.00
  Book value per share..............  $   8.10   $   7.67   $   7.44   $   7.51   $   8.90   $   9.90   $  11.78
  Shareholders' equity to assets at
    period end......................      7.11%      4.59%      6.91%      4.49%      5.31%      5.46%      5.92%
  Tangible shareholders' equity to
    assets at period end............      7.08%      4.65%      6.94%      4.54%      5.26%      5.36%      5.78%
  Return on average assets..........      0.72%(1)     0.11%(1)     0.24%    -0.76%    -0.50%    -0.14%     0.55%
  Return on average equity..........     10.07%(1)     2.39%(1)     5.17%   -14.79%    -9.35%    -2.39%    10.26%
  Average equity to average
    assets..........................      7.10%      4.51%      4.65%      5.12%      5.40%      5.67%      5.41%
  Net interest margin...............      3.99%      3.69%      3.66%      3.44%      3.33%      3.55%      4.45%


-------------------------


(1) These ratios have been annualized.

SUMMARY PRO FORMA COMBINED FINANCIAL DATA


     The following table sets forth certain summary unaudited pro forma combined financial data for VIBC after giving effect to the Merger, as if it had occurred as of the beginning of each of the periods presented, using the assumed exchange ratio of 1.798 and accounting for the Merger as a pooling of interests. (See "THE MERGER -- Accounting Treatment" herein.) This information should be read in conjunction with the financial statements of VIBC and Stockdale, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus or incorporated herein by reference. (See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" herein.)

     The unaudited pro forma combined balance sheet data are not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on the dates indicated, or that may exist in the future. The unaudited pro forma combined results of operations are not necessarily indicative of the results that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be achieved in the future.

                               VIB CORP PRO FORMA



                                 AT OR FOR THE NINE
                                    MONTHS ENDED          AT OR FOR THE YEAR ENDED
                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1998       1997       1997       1996       1995
                                 --------   --------   --------   --------   --------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income..............  $ 36,856   $ 30,753   $ 42,171   $ 33,946   $ 31,936
  Interest expense.............    12,921     11,683     15,811     12,758     12,142
                                 --------   --------   --------   --------   --------
          Net interest
             income............    23,935     19,070     26,360     21,188     19,794
  Provision for loan losses....     2,271      1,424      2,265      1,489      1,483
                                 --------   --------   --------   --------   --------
          Net interest income
             after Provision
             for loan losses...    21,664     17,646     24,095     19,699     18,311
  Other operating income.......     5,636      4,848      7,492      4,604      4,313
  Other operating expenses.....    22,703     19,030     25,585     22,177     19,749
                                 --------   --------   --------   --------   --------
          Income before
             taxes.............     4,597      3,464      6,002      2,126      2,876
  Income tax expense...........     1,751      1,074      1,899        520      1,106
                                 --------   --------   --------   --------   --------
          Net income...........  $  2,846   $  2,390   $  4,103   $  1,606   $  1,769
                                 ========   ========   ========   ========   ========
ENDING BALANCE SHEET DATA:
  Assets.......................  $628,322   $536,539   $574,740   $460,299   $384,445
  Securities...................  $109,982   $ 93,078   $ 96,107   $ 58,808   $ 63,133
  Loans, net...................  $442,916   $369,964   $401,714   $333,115   $281,598
  Allowance for loan losses....  $  4,152   $  3,669   $  3,145   $  3,792   $  3,206
  Deposits.....................  $565,641   $491,980   $519,855   $420,238   $344,896
  Other liabilities............  $  9,994   $  4,421   $  5,606   $  7,332   $  7,725
  Total shareholders' equity...  $ 52,687   $ 35,806   $ 49,279   $ 32,729   $ 30,423
PER SHARE DATA AND OTHER
  SELECTED RATIOS:
  Net income per common share:
     Basic.....................     $0.29      $0.28     $ 0.48      $0.20      $0.22
     Diluted...................     $0.27      $0.27     $ 0.46      $0.19      $0.21
  Dividends declared per
     share.....................     $0.00      $0.00     $ 0.00      $0.00      $0.00
  Book value per share.........     $5.28      $4.82     $ 4.97      $4.00      $4.07
  Shareholders' equity to
     assets at period end......      8.38%      6.67%      8.57%      7.11%      7.91%
  Tangible shareholders' equity
     to assets at period end...      7.66%      5.97%      7.95%      6.71%      7.90%
  Return on average assets.....      0.60%(1)     0.60%(1)     0.79%     0.40%     0.49%
  Return on average equity.....      7.41%(1)     9.23%(1)    11.56%     5.07%     6.14%
  Average equity to average
     assets....................      8.16%      6.49%      6.84%      7.94%      7.90%
  Net interest margin..........      5.67%      5.33%      5.68%      5.87%      5.89%


-------------------------

(1) These ratios have been annualized.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA


     The following table sets forth for VIBC's common stock and Stockdale's common stock certain selected historical and unaudited pro forma equivalent per share data at September 30, 1998 and 1997 and for the nine months ended September 30, 1998 and 1997, and at the end of and for each of the three years ended December 31, 1997, giving effect to the Merger using the pooling of interests method of accounting. The information is derived from the historical consolidated financial statements of VIBC and the historical financial statements of Stockdale, including the related notes thereto, and the pro forma combined financial information giving effect to the Merger, appearing elsewhere herein. The information below should be read in conjunction with the historical and pro forma combined financial information of VIBC and Stockdale, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus or incorporated herein by reference. (See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" herein.)

                                      FOR THE NINE MONTHS       FOR THE YEAR ENDED
                                      ENDED SEPTEMBER 30,          DECEMBER 31,
                                     ---------------------   ------------------------
                                       1998        1997      1997     1996      1995
                                     ---------   ---------   -----   -------   ------
BASIC EARNINGS (LOSS)
  PER SHARE:(1)
  VIBC.............................    $.42        $.33      $ .54   $   .38   $  .36
  Stockdale........................    $.58        $.13      $ .39   $ (1.28)  $ (.87)
  VIBC combined pro forma..........    $.40        $.28      $ .48   $   .20   $  .22
  Stockdale equivalent pro forma...    $.72        $.50      $ .86   $   .36   $  .42
DILUTED EARNINGS (LOSS)
  PER SHARE:(1)
  VIBC.............................    $.40        $.31      $ .51   $   .36   $  .34
  Stockdale........................    $.58        $.13      $ .39   $ (1.27)  $ (.86)
  VIBC combined pro forma..........    $.40        $.27      $ .46   $   .19   $  .21
  Stockdale equivalent pro forma...    $.72        $.48      $ .83   $   .34   $  .38
DIVIDENDS PER SHARE:(2)
  VIBC cash dividends per share....     N/A         N/A        N/A       N/A      N/A
  Stockdale cash dividends per
     share.........................     N/A         N/A        N/A       N/A      N/A
  VIBC combined pro forma cash
     dividends per share...........     N/A         N/A        N/A       N/A      N/A
  Stockdale equivalent pro forma
     cash dividends per share......     N/A         N/A        N/A       N/A      N/A

                                            AT SEPTEMBER 30, 1998   AT DECEMBER 31, 1997
                                            ---------------------   --------------------
BOOK VALUE PER SHARE:(3)
  VIBC.....................................         $5.63                  $5.21
  Stockdale................................         $8.10                  $7.44
  VIBC combined pro forma..................         $5.28                  $5.41
  Stockdale equivalent pro forma...........         $9.53                  $9.73

-------------------------
(1) The VIBC combined pro forma diluted earnings per share were calculated by using aggregate historical income information divided by the average pro forma diluted shares outstanding of the combined entity. The average diluted pro forma shares of the combined entity were calculated by combining VIBC's historical diluted shares with the historical diluted shares of Stockdale as adjusted by the assumed exchange ratio of 1.798. (See "THE
    MERGER -- Calculation of the Exchange Ratio" herein.)

    Stockdale's equivalent pro forma earnings per share amounts were computed by multiplying VIBC's combined pro forma amounts by the assumed exchange ratio of 1.798.

(2) Stockdale's equivalent pro forma cash dividends per share amounts were computed by multiplying VIBC's cash dividends per share by the assumed exchange ratio of 1.798.

(3) VIBC's combined pro forma book value per share is based on the aggregate historical common shareholders' equity of the VIBC and Stockdale, divided by the total pro forma common shares of the combined entity based on the assumed exchange ratio of 1.798. Stockdale's equivalent pro forma book value per share at period end represents VIBC's pro forma amounts multiplied by the assumed exchange ratio of 1.798. (See "THE MERGER
    AGREEMENT -- Calculation of the Exchange Ratio" herein.)

PROPOSED BRANCH ACQUISITION

     On September 22, 1998 Valley Independent Bank executed an Agreement to Assume Liabilities and to Acquire Assets of Branch Office (the "Branch Agreement" ) with Fremont Investment & Loan pursuant to which VIB will acquire Fremont Investment & Loan's Hemet branch office. The Branch Agreement provides for VIB to assume the deposits of the Hemet branch, to assume the lease and certain other obligations regarding the Hemet branch, and to purchase certain of the loans of the Hemet branch, for a purchase price of approximately $1 million. It is anticipated that the total deposits of the branch to be assumed by VIB, which is scheduled to close in mid-January, 1999, will approximate $100 million.

     VIB's purchase of the Hemet branch is subject to regulatory approvals, which applications are presently pending. No assurances can be given that the regulatory authorities will approve the proposed acquisition, although except as discussed below, neither VIB nor VIBC have any reason to believe that the applications will not be approved on a timely basis.

     In connection with the applications to the regulatory authorities, VIB has anticipated the need to increase its equity capital by approximately $8.5 million to support the growth of assets which will result from the branch acquisition. It is anticipated that the regulatory applications, if approved prior to the receipt of the additional capital, will be conditioned upon receipt of the additional capital prior to the closing of the branch acquisition. (See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA -- The Branch Acquisition and Trust Preferred Securities Offering," "INFORMATION REGARDING VIBC Pending Branch Acquisition" and "INFORMATION REGARDING VIBC -- Proposed
Offering -- Trust Preferred Securities" herein.)

PROPOSED OFFERING

     In connection with VIB's proposal to purchase the Hemet branch of Fremont Investment & Loan, VIBC proposes to raise up to $20 million through the issuance of trust preferred securities. It is VIBC's intention to use $8.5 million of the proceeds from the proposed offering to increase the equity capital of VIB to support the proposed branch acquisition. The balance of the proceeds will be retained by VIBC to use for other corporate purposes.

     Trust preferred securities are a hybrid form of security which is considered debt, with the interest paid deductible for federal income tax purposes, but which is considered capital for bank regulatory purposes. It is anticipated that the trust preferred securities will be sold through an underwriter to institutional investors. Because the trust preferred securities do not convert into common stock, the issu-ance of the trust preferred securities will not be dilutive to the voting interests of holders of VIBC's common stock. However, the dividends on the trust preferred securities, which cumulate, must be paid ahead of dividends to other preferred shareholders and holders of VIBC's common stock. (See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA -- The Branch Acquisition and Trust Preferred Securities Offering," "INFORMATION REGARDING VIBC -- Pending Branch Acquisition" and "INFORMATION REGARDING VIBC -- Proposed Offering -- Trust Preferred Securities" herein.)

                                  RISK FACTORS

     In addition to the information contained elsewhere in this Joint Proxy Statement-Prospectus or incorporated herein by reference, VIBC's and Stockdale's shareholders considering the proposal to approve the Merger should carefully consider the following factors, among others, before making any final decision.

RISKS REGARDING THE MERGER

     FORWARD-LOOKING STATEMENTS MAY
     NOT PROVE ACCURATE

     This Joint Proxy Statement-Prospectus includes "forward-looking statements" within the meaning of federal securities laws. Although each of VIBC and Stockdale believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, neither can give any assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from VIBC's and Stockdale's forward-looking statements are set forth below and elsewhere in this Joint Proxy Statement-Prospectus. Furthermore, VIBC and Stockdale do not intend to update or revise the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Do not place undue reliance on any of the forward-looking statements included herein. All forward-looking statements attributable to VIBC, Stockdale or persons acting on either of their behalves are qualified in their entirety by cautionary statements such as "anticipate," "estimate," "expect," "project" and "believe."

     NO INDEPENDENT FAIRNESS OPINION

     The Board of Directors of VIBC has decided not to obtain an opinion from a third party advisor that the consideration to be paid by VIBC to Stockdale's shareholders is fair to VIBC's shareholders from a financial point of view. The consideration being paid has been agreed to after arm's-length negotiations by representatives of both companies with the approval of their respective Boards of Directors.

     FLUCTUATION OF EXCHANGE RATIO

     The assumed exchange ratio of 1.798 is based upon a hypothetical closing on October 7, 1998, using September 30, 1998 financial data for Stockdale and assumptions regarding Stockdale's Merger costs. The assumed exchange ratio is subject to fluctuation based upon changes in the market value of VIBC's common stock as well as changes to Stockdale's Merger expenses or shareholders' equity. As a result, no assurances can be given as to the exact number of shares or the value thereof that Stockdale's shareholders will receive in the Merger. (See "THE MERGER -- Calculation of the Exchange Ratio" herein.)

     ABILITY TO INTEGRATE THE OPERATIONS OF
     VIBC AND STOCKDALE

     Because the markets in which VIBC and Stockdale operate are highly competitive and because of the inherent uncertainties associated with merging two companies, there can be no assurance that the entities will be able to realize fully the operating efficiencies VIBC and Stockdale currently expect to realize as a result of the Merger and the consolidation of certain administrative operations of Stockdale or that such operating efficiencies will be realized in the time frame currently anticipated. (See "THE MERGER -- Reasons for the Merger" herein.)

     ACCOUNTING TREATMENT

     In the event the Merger cannot be accounted for as a pooling of interests (or the availability of the pooling of interests method of accounting with respect to the Merger cannot be determined prior to the consummation of the Merger), the parties may nonetheless determine to proceed with the consummation of the Merger using the purchase method of accounting. (See "THE MERGER -- Accounting Treatment" herein.) In such event, VIBC will be required to recognize additional goodwill of approximately $16,829,350 which will be amortized over a period of 15 years, resulting in a potential reduction of reported net income of approximately $1,121,956 per year. (See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" herein.) Although management of VIBC and Stockdale currently expect that the Merger will be accounted for as a pooling of interests, there can be no assurance that such accounting treatment will be available, and VIBC and Stockdale may determine to consummate the Merger whether or not such accounting treatment is available.

RISKS REGARDING VIBC'S COMMON STOCK

     LIMITED MARKET FOR VIBC'S COMMON
     STOCK

     VIBC's common stock was designated for quotation on the Nasdaq National Market on March 12, 1998. There can be no assurance that an active trading market for VIBC's common stock will continue or that shareholders of VIBC after the Merger will be able to resell their securities or otherwise liquidate their investment, if at all, without considerable delay or considerable impact on the sales price. (See "SUMMARY -- Markets and Market Prices" herein.)

     There can be no assurance as to the market value of VIBC's common stock, which market value may be significantly affected by various factors, including but not limited to announcements of expanded services by VIBC or its competitors, acquisitions of related companies and variations in quarterly operating results, as well as by the dilutive effects of the issuance of additional shares of VIBC's common stock.

     SHARES ELIGIBLE FOR FUTURE SALE;
     DILUTION

     Shares of VIBC's common stock eligible for future sale could have a dilutive effect on the market for VIBC's common stock and could adversely affect
market prices. As of November   , 1998, VIBC's Articles of Incorporation
authorized 25,000,000 shares of common stock, of which 7,894,067 shares were issued and outstanding. It is anticipated that approximately 2,179,652 additional shares of VIBC's common stock will be issued in the Merger to Stockdale's shareholders. (See "THE MERGER -- Calculation of the Exchange Ratio" herein.) Pursuant to its Stock Option Plan, VIBC had outstanding options to purchase an additional 752,235 shares of VIBC's common stock with exercise prices of between $2.09 and $14.25 and VIBC had warrants outstanding to purchase 126,704 shares of common stock at $17.65 per share. Further, Stockdale had options outstanding to purchase 33,000 shares of its common stock with exercise prices of between $5.63 and $8.00.

     It is VIBC's intention to pursue acquisitions of other companies from time to time where such acquisitions are believed by VIBC to enhance shareholder value or satisfy other strategic objectives. Such acquisitions, if any, could be accomplished by the issuance of additional shares of VIBC's common stock or other securities convertible into or exercisable for VIBC's common stock. (See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" herein.)

RISKS REGARDING THE BUSINESSES OF VIBC AND STOCKDALE

     GENERAL BUSINESS RISKS

     The businesses of VIBC and Stockdale are subject to various business risks. The volume of loan originations is dependent upon demand for loans of the type originated by VIB, VIBC's wholly-owned subsidiary, and Stockdale and the competition in the marketplace for such loans. The level of consumer confidence, fluctuations in real estate values, fluctuations in prevailing interest rates and fluctuations in investment returns expected by the financial community could combine to make loans of the type originated by VIB and Stockdale less attractive. In addition, VIBC, VIB and Stockdale may be adversely affected by other factors that could (1) increase the cost to the borrower of loans originated by VIB and Stockdale, (2) create alternative lending sources for such borrowers, or (3) increase the cost of funds of VIB and Stockdale at rates faster than any increase in interest income, thereby narrowing their net interest rate margins. Managements of VIBC, VIB, and Stockdale believe that loan demand will continue to improve, but there can be no assurance that there will be sufficient loan demand in the future to keep pace with increases in deposits such that the asset mix desired by VIBC and Stockdale can be achieved and maintained. Governmental interventions through elimination of tax benefits for home equity loans increased regulation of loans or the introduction of additional regulations could also adversely affect the businesses in which VIBC and Stockdale are engaged. (See "SUPERVISION AND REGULATION" herein.)

     LITIGATION RISKS

     In the ordinary course of business, VIBC, VIB, and Stockdale are subject to claims made against them by borrowers and investors arising from, among other things, losses that are claimed to have been incurred as a result of (1) alleged breaches of fiduciary obligation, (2) alleged misrepresentations, errors or omissions by employees and officers (including appraisers), (3) alleged incomplete documentation, or (4) alleged failure to comply with applicable laws and regulations. VIBC and Stockdale believe that any liability with respect to any currently asserted claims or legal actions against VIB or Stockdale is not likely to be material to the consolidated financial position or results of operations of either institution; however, any claims asserted in the future may result in legal expense or liabilities that could have a material adverse effect on the financial positions and results of operations of VIBC or Stockdale. (See "INFORMATION REGARDING VIBC -- Litigation" and "INFORMATION REGARDING
STOCKDALE -- Litigation" herein.)

     INTEREST RATE RISK

     It is expected that VIBC, through its subsidiaries including Stockdale, will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that VIBC's and Stockdale's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rate could materially adversely affect VIBC's and Stockdale's net interest spread, asset quality, loan origination volume and overall results of operation.

     YEAR 2000 COMPLIANCE

     Many existing computer programs use only the last two digits to refer to a year and, therefore, will have difficulty in recognizing the year change to 2000. This problem is likely to have a significant impact on many businesses, including banking institutions, which are highly independent on computer applications in a variety of ways. The extent of the potential impact of the Year 2000 problem is unknown but VIBC and Stockdale have taken action to assess the potential risk and to implement remedial action to minimize the impact of the Year 2000 problem. (See "INFORMATION REGARDING VIBC Incorporation of Certain Information by Reference" and "INFORMATION REGARDING STOCKDALE Management's Discussion and Analysis of Financial Condition and Results of Operations" herein.)

     CONCENTRATION OF OPERATIONS; RECESSIONARY ENVIRONMENTS; DECLINE IN REAL ESTATE VALUES

     The business activities of VIBC and Stockdale currently are focused in the Imperial, Coachella and San Joaquin Valleys and other inland communities in Southern California. Moreover, a significant portion of Stockdale's loans are secured by real estate in the Kern County area. Although VIB has expanded into coastal, north San Diego County and Orange County, California, Yuma, Arizona, and Las Vegas, Nevada, with loan production offices, the results of operations and financial condition of VIBC and Stockdale are dependent upon general economic trends in Kern, Imperial, and Riverside Counties. The concentration of VIB's and Stockdale's operations in these counties exposes them to greater risk than other banking companies with a wider geographic base in the event of economic slow-down or recession affecting certain segments of the economy, especially agriculture, or in the event of localized catastrophes, such as earthquakes, fires and floods. Moreover, localized declines in market values of real estate of the type that secure loans originated by VIB and Stockdale, reducing homeowners' equity in their homes and businesses' equity in their properties, will result in increased delinquencies and foreclosures, the weakening of collateral coverage on loans previously made, may necessitate increased provisions for loan losses, and may also diminish the market for future loan originations.

     SEASONALITY AND AGRICULTURE IN THE IMPERIAL AND COACHELLA MARKETS

     VIBC's business is moderately affected by the seasonality of the agricultural economy of the Imperial and Coachella Valleys. This seasonality impacts liquidity; however, VIBC has taken steps to closely monitor its liquidity and to adjust for seasonal fluctuations. Moreover, VIBC considers the special risks involved in agriculture in considering the adequacy of its allowance for credit losses because at least 7.9% of its loans are agriculturally related and the Imperial and Coachella Valleys are dependent upon the success of their agricultural businesses. (See "INFORMATION REGARDING
VIBC -- Incorporation of Certain Information By Reference" herein.)

     ECONOMIC ENVIRONMENT OF THE BAKERSFIELD MARKET

     Stockdale is based in Bakersfield, Kern County, California. The California economy has just recently pulled out of its worst recession of 50 years. While not untouched by this recession, the City of Bakersfield and Kern County have not experienced the severity of this downturn, as have Southern California and to some extent some of the cities of Northern California. There has been a noticeable slowing of growth in the 1990's, when compared to the 1980's. The City of Bakersfield and Kern County are projected to experience continued population growth. The Bakersfield Metropolitan Statistical Area has been recognized as one of the fastest growing in the nation through 1990 and is projected to add 50,000 or more additional households between 1990 and the year 2000. A major factor in this growth has been the supply of affordable housing, which is ranked among the least expensive in California. The local economy is focused in three sectors: petroleum production, agriculture, and government/ institutional. At present, Kern County accounts for one half of all the petroleum production in the State of California and is considered the greatest single oil producing county in the nation. In 1994, Kern County's farm production placed it third among the agricultural counties across the U.S. The federal, state, county, and municipal governments are important employers in the Kern County economy, providing 45,800 jobs out of an estimated total of 625,000. As projected by the Bureau of Economic Analysis, the total job growth in Bakersfield between 1990 and 2000 will be 44,309. While one of Kern County's primary employers is the military, thus far the county has not been impacted greatly by the reduction in military spending or base closures. Base consolidations have actually increased military employment in the county; however, there can be no assurance of this in the future. If Bakersfield and Kern County were to experience recessionary influences as Southern California has, or population growth ceased or slowed considerably, or any one of the economic components of the local economy suffered adversely, the business and prospects of Stockdale could correspondingly suffer.

     COMPETITION

     The banking business in California generally, and in VIBC's and Stockdale's service areas in particular, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major financial institutions that have many offices operating throughout wide geographic areas. In addition, there are numerous other independent commercial banks and savings associations within their service areas, many of which have greater resources, greater capital and, in some cases, less stringent regulatory limitations. Certain of their competitors may be better able to respond to changing capital and other regulatory requirements and better able to maintain or improve market share. (See "SUPERVISION AND REGULATION -- Competition" herein.)

     REGULATION

     The operations of VIBC, VIB, and Stockdale are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. VIBC and Stockdale each believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because the businesses of VIBC and Stockdale are highly regulated, the laws, rules and regulations applicable to VIBC and Stockdale are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact VIBC, VIB and Stockdale. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict VIBC's or Stockdale's ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by VIB or Stockdale or otherwise adversely affect the business or prospects of VIBC and Stockdale. (See "SUPERVISION AND REGULATION" herein.)

                                  THE MEETINGS

GENERAL


     This Joint Proxy Statement-Prospectus is furnished in connection with the solicitation by Stockdale's Board of Directors of proxies representing Stockdale's common stock to be voted at Stockdale's Special Meeting to be held on January 12, 1999, and at any postponement or adjournment thereof and in connection with the solicitation by VIBC's Board of Directors of proxies representing VIBC's common stock to be voted at VIBC's Special Meeting to be held on January 12, 1999, and at any postponement or adjournment thereof. This Joint Proxy Statement-Prospectus and accompanying proxy are first being mailed to Stockdale's and to VIBC's shareholders on or about December 11, 1998.


STOCKDALE'S SPECIAL MEETING

     The purposes of Stockdale's Special Meeting are (1) to consider and vote upon the principal terms of the Merger; and (2) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Consummation of the Merger is subject to satisfaction of a number of conditions, including the receipt of various regulatory approvals for the Merger, and the approval of the principal terms of the Merger by Stockdale's shareholders. (See "THE MERGER -- The Merger Agreement" herein.)

     STOCKDALE'S RECORD DATE


     Stockdale's Board of Directors has fixed the close of business on November 27, 1998 as the record date for the determination of Stockdale's shareholders entitled to receive notice of, and to vote at, Stockdale's Special Meeting. Only holders of record of shares of Stockdale's common stock at the close of business on the record date will be entitled to notice of, and to vote at, Stockdale's Special Meeting and any adjournments or postponements thereof. On the record date, 1,212,265 shares of Stockdale's common stock were issued and outstanding.


     SOLICITATION OF PROXIES BY STOCKDALE

     This solicitation of proxies is being made by Stockdale's Board of Directors. The expense of preparing, assembling and printing this Joint Proxy Statement -- Prospectus will be born jointly by Stockdale and VIBC. The expense of mailing this Joint Proxy Statement -- Prospectus and the materials used in the solicitation of proxies for Stockdale's Special Meeting will be borne by Stockdale. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of Stockdale may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, Stockdale may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in Stockdale is held of record by such entities. In addition, Stockdale may use the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable. Stockdale also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so.

     VOTES REQUIRED AND VOTING OF PROXIES

     A majority of all shares of Stockdale's common stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions will be included in the determination of the number of shares present; however, they will not be counted as votes in favor of the Merger. Each share of Stockdale's common stock held of record will be entitled to one vote upon each matter properly submitted to Stockdale's shareholders at Stockdale's Special Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of Stockdale's common stock is required to approve the Merger. The failure to vote, an abstention, or a broker non-vote thus has the same effect as a vote against the Merger.

     For Stockdale's shareholders, a form of proxy for voting at Stockdale's Special Meeting is enclosed. Any shareholder of Stockdale who executes and delivers the proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Stockdale an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at Stockdale's Special Meeting and elects to vote in person. A proxy received in time for Stockdale's Special Meeting will be voted by the proxy holders in accordance with the instructions specified in the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MERGER, THE SHARES REPRESENTED BY AN EXECUTED PROXY WILL BE VOTED IN FAVOR OF THE MERGER.

     Stockdale's Board of Directors is not currently aware of any business to be acted upon at Stockdale's Special Meeting other than as described herein. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF STOCKDALE'S BOARD OF DIRECTORS.

     Certain of Stockdale's shareholders, all of whom are directors or principal shareholders of Stockdale, holding approximately 31.8% of Stockdale's common stock outstanding on the record date, have agreed, among other things, to vote "FOR" approval of the Merger. (See "THE MERGER -- The Merger Agreement -- The Director's Agreements" herein.)

     If a quorum is not obtained, or fewer shares of Stockdale's common stock are voted in favor of the Merger than the number required for approval of the Merger, it is expected that Stockdale's Special Meeting will be adjourned or postponed for the purpose of allowing additional time to obtain additional proxies or votes, and at any subsequent reconvening of Stockdale's Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of Stockdale's Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

VIBC'S SPECIAL MEETING

     The purposes of VIBC's Special Meeting are (1) to consider and vote upon the principal terms of the Merger; and (2) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Consummation of the Merger is subject to satisfaction of a number of conditions, including the receipt of various regulatory approvals for the Merger, and the approval of the principal terms of the Merger by VIBC's shareholders. (See "THE MERGER -- The Merger Agreement" herein.)

     VIBC RECORD DATE


     VIBC's Board of Directors has fixed the close of business on November 27, 1998 as the record date for the determination of VIBC's shareholders entitled to receive notice of, and to vote at, VIBC's Special Meeting. Only holders of record of shares of VIBC's common stock at the close of business on the record date will be entitled to notice of, and to vote at, VIBC's Special Meeting and any adjournments or postponements thereof. On the record date, 7,896,533 shares of VIBC's common stock were issued and outstanding.(2)


     SOLICITATION OF PROXIES BY VIBC

     This solicitation of proxies is being made by VIBC's Board of Directors. The expense of preparing, assembling and printing this Joint Proxy-Prospectus will be born jointly by VIBC and Stockdale. The expense of mailing this Joint Proxy Statement-Prospectus and the materials used in the solicitation of proxies for VIBC's Special Meeting will be borne by VIBC. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of VIBC may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, VIBC may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in VIBC is held of record by such entities. In addition, VIBC may use the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable. VIBC also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so.

     VOTES REQUIRED AND VOTING OF PROXIES

     A majority of all shares of VIBC's common stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions will be included in the determination of the number of shares present; however, they will not be counted as votes in favor of the Merger. Each share of VIBC's common stock held of record will be entitled to one vote upon each matter properly submitted to VIBC's shareholders at VIBC's Special Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of at least a majority of the total number of outstanding shares of VIBC's common stock is required to approve the Merger. The failure to vote, an abstention, or a broker non-vote thus has the same effect as a vote against the Merger.

     For VIBC's shareholders, a form of proxy for voting at VIBC's Special Meeting is enclosed. Any shareholder of VIBC who executes and delivers the proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of VIBC an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at VIBC's Special Meeting and elects to vote in person. A proxy received in time for VIBC's Special Meeting will be voted by the proxy holders in accordance with the instructions

---------------

(2) The shares of VIBC's common stock to be issued in connection with VIBC's recently declared 3% stock dividend were not "issued and outstanding" on the record date for VIBC's Special Meeting.

specified in the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MERGER, THE SHARES REPRESENTED BY AN EXECUTED PROXY WILL BE VOTED IN FAVOR OF THE MERGER.

     VIBC's Board of Directors is not currently aware of any business to be acted upon at VIBC's Special Meeting other than as described herein. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF VIBC'S BOARD OF DIRECTORS.

     Certain of VIBC's shareholders, all of whom are directors of VIBC, holding approximately 16.8% of VIBC's common stock outstanding on the record date, have agreed, among other things, to vote "FOR" approval of the Merger. (See "THE MERGER -- The Merger Agreement -- The Director's Agreements" herein.)

     If a quorum is not obtained, or fewer shares of VIBC's common stock are voted in favor of the Merger than the number required for approval of the Merger, it is expected that VIBC's Special Meeting will be adjourned or postponed for the purpose of allowing additional time to obtain additional proxies or votes, and at any subsequent reconvening of VIBC's Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of VIBC's Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

                                   THE MERGER

     This section of the Joint Proxy Statement-Prospectus describes certain aspects of the proposed Merger. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Proxy Statement-Prospectus, including the appendices hereto, and the documents incorporated herein by reference. A copy of the Merger Agreement is set forth as Appendix A to this Joint Proxy Statement-Prospectus and is incorporated herein by this reference.

HISTORY OF THE MERGER

     On April 15, 1998, Stockdale received an unsolicited expression of interest from an existing financial institution seeking to enter into discussions leading toward the execution of a definitive agreement. The offer contemplated a cash purchase of Stockdale at a price in the range of 2.0 times book value. Following receipt of this proposal, Stockdale met with Hovde Financial, Inc. ("Hovde") on April 21, 1998, to evaluate the proposal and Stockdale's strategic options. Following this meeting, Stockdale's Board of Directors directed Hovde to contact the prospective acquirer to discuss their proposal and to inquire regarding the acquirer's willingness to offer stock verses cash. In addition, Hovde was asked to develop a formal approach to respond to the offer and prepare for a broader scale marketing process to ensure "fairness." During this same time period Stockdale received an unsolicited request for a meeting between Stockdale management and a local investor group interested in acquiring Stockdale verses forming a new enterprise. Stockdale management and representatives of Hovde met with this group in late April to explore their interest and expected pricing levels. Following completion of this meeting it was concluded that the investor group would be unable to provide Stockdale with a compelling offer.

     In early May, 1998, Hovde contacted four institutions that Hovde believed would have a strong strategic and financial interest in acquiring Stockade. Each of these institutions possessed the cash and/or stock resources necessary to complete a transaction. All of the parties received and executed confidentiality agreements. None of these institutions could provide Stockdale with stock or cash at a level above the benchmark price requirement of no less than 2.5 times book established by Stockdale's Board of Directors.

     On May 25, 1998, representatives of Hovde met with the Chairman of the Board and Chief Executive Officer of VIBC to present the merits of a business combination between Stockdale and VIBC. Following this meeting, VIBC stated an interest in receiving confidential information concerning Stockdale. VIBC executed a confidentiality agreement and on June 5, 1998, met with management and board members of Stockdale to complete preliminary due diligence. On June 12, 1998, VIBC provided Stockdale with a Letter of Understanding which provided for a combination between Stockdale and VIBC. Following negotiation and revisions a new Letter of Understanding was prepared and delivered to Stockdale on June 22, 1998. The Letter of Understanding included terms which provided for a deal value of 2.83 times ending book value, two seats on VIBC's Board of Directors, continuity of operations under the name Bank of Stockade with retention of all board members, and the addition of two new members from VIBC's board.

     Following execution of the Letter of Understanding, VIBC conducted due diligence at Stockdale in July, 1998. Following completion of due diligence, VIBC submitted a revised proposal which requested that Stockdale establish additional reserves for loan losses and, therefore, reduced the effective consideration to Stockdale's shareholders. Following meetings of representatives of VIBC and Stockdale, and completion of Stockdale's due diligence of VIBC during the week of July 13, 1998, as well as a special meeting between management of VIBC and Stockdale on August 24, 1998, the parties agreed to the terms of a transaction which provided for, among other things, a purchase price equal to 2.83 times ending book value (gross consideration), with such gross consideration to be reduced by $300,000 (tax affected to $180,000) in additional loan loss reserves and certain transaction expenses, as well as the appointment of one of Stockdale's directors to VIBC's Board of Directors.

     On September 9, 1998, Stockdale's Board of Directors met to review and discuss the Merger Agreement. Stockdale's Board of Directors, with the advice of its financial advisor, Hovde Financial, Inc., concluded that the terms of the Merger are fair to and in the best interests of Stockdale's shareholders. In evaluating the terms of the Merger, Stockdale's Board of Directors considered a variety of factors discussed below.

     On September 15, 1998, VIBC's Board of Directors met to review and approve the Merger Agreement. The Board of Directors concluded that the Merger was in the best interests of VIBC's shareholders and adopted a resolution authorizing management to enter into the Merger Agreement after considering various factors discussed below. (See "THE MERGER -- History of the Merger" herein.)

     Following approval by both Boards of Directors, the Merger Agreement was signed on September 15, 1998.

REASONS FOR THE MERGER

     VIBC, through its wholly-owned subsidiary, Valley Independent Bank, conducts general commercial banking operations centered in Imperial and Riverside Counties with branches in San Diego County and loan production offices in San Diego and Orange Counties, California, Yuma, Arizona and Las Vegas, Nevada. VIB's market area primarily includes the Imperial and Coachella Valleys. In serving individuals and small businesses, VIB historically has focused on a community-based approach to banking.

     Stockdale operates as a federal savings bank headquartered in Bakersfield County providing home loans, other real estate lending services and commercial loans. Stockdale operates two additional branch offices in Bakersfield as well as a loan production office in Fresno, serving the San Joaquin Valley.

     Management of each of VIBC and Stockdale has been cognizant of the rapidly changing structure of the banking market in California, in part as a result of the problems associated with the savings and loan industry and the problems experienced by other independent banks during the recent recession. The structure of the banking market is changing largely through a process of consolidation. As is the case throughout the United States, the managements of VIBC and Stockdale believe that the process of consolidation will continue to occur in the California financial services industry resulting in, among other things, a reduction in the number of independent banks and independent savings and loan associations.

     Moreover, present law allows savings and loan associations, such as Stockdale, to expand across state lines into Arizona by buying existing branches, acquiring other institutions, or by starting new branches. Present law prohibits commercial banks, such as VIB, from crossing state lines into Arizona by buying existing branches or starting new branches.

     The managements of VIBC and Stockdale believe that the two institutions complement each other in their community-based approaches to banking, their lines of business, and in terms of their markets, both geographic and demographic. Consequently, both managements perceive opportunities for increased operating efficiencies through combination and believe that, by combining forces, they will be able more effectively to compete and more successfully to take advantage of banking opportunities in the rapidly evolving California market.

     Consequently, the Merger is intended to serve the following purposes:

     - broaden the combined entities' geographic bases;

     - enhance VIBC's ability to expand across state lines, in particular Arizona where VIB presently has a loan production office;

     - create a larger consolidated financial services entity to better compete with other larger financial institutions; and

     - enhance shareholder value by achieving certain cost savings from increased efficiencies by consolidating certain back office functions.

     In reaching its determination to approve the Merger, Stockdale's Board of Directors analyzed Stockdale's alternatives for enhancement of shareholder value, including Stockdale's prospects under several assumptions so as to be able to compare the value of Stockdale's common stock with VIBC's common stock as well as with comparable transactions. At the same time, Stockdale's Board of Directors also reviewed the history of VIBC and the prospects of VIBC if the Merger were consummated. The factors that were examined as part of this analysis, include, but were not limited to, the following:

     - data showing VIBC's and Stockdale's results of operations and financial condition;

     - the increasing competition in Stockdale's markets from both existing and potential competitors, some of whom have far greater assets and resources, in part as a result of the consolidation taking place in the financial institutions industry;

     - the efficacy of Stockdale's strategic plan to increase financial performance and shareholder value over the period of its projections under current competitive conditions and actions;

     - the consolidation of the financial services industry nationally and in California;

     - a review of potential benefits for shareholders of a larger organization with greater resources and increased operating efficiencies;

     - the belief of Stockdale's Board of Directors and management that a business combination with VIBC would offer increased long-term value and liquidity to Stockdale's shareholders;

     - a comparison of VIBC's offer with reported transactions, nationally and in California, by financial institutions with similar characteristics;

     - discussions with representatives of Hovde Financial regarding strategic alternatives available to Stockdale; and

     - the determination of Stockdale's Board of Directors that the exchange ratio was fair, from a financial point of view, to Stockdale's shareholders.

     VIBC's Board of Directors, in reaching its conclusion to recommend to VIBC's shareholders to approve the Merger, reviewed the history and prospects of Stockdale and the potential enhancement to the operations of VIBC with Stockdale as a subsidiary. The factors examined included, but were not limited to, the following:

     - data showing Stockdale's results of operations and financial condition;

     - the potential benefits to VIBC by having a subsidiary financial institution with a federal stock savings bank charter and having its primary focus on originating, servicing and selling residential and other real estate secured loans;

     - the potential to expand VIBC's geographic market in California;

     - the attractiveness of Stockdale's charter for interstate expansion;

     - the potential to further employ VIBC's enhanced data processing and sophisticated computing systems; and

     - the potential for enhanced earnings on a consolidated basis for VIBC.

     The foregoing discussion of material factors considered by Stockdale's Board of Directors and VIBC's Board of Directors is not exhaustive but does set forth the principal factors considered. The Boards of Directors collectively reached the unanimous conclusion to approve the Merger in light not only of the factors described above, but of such other factors as each Board member felt was appropriate. The Boards of Directors did not assign relative or specific weights to any of the factors described above and individual directors may have weighted such factors differently. After consideration of the foregoing factors, the Boards of Directors concluded that the Merger is in the best interests of VIBC's and Stockdale's shareholders.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     FOR THE REASONS SET FORTH ABOVE STOCKDALE'S BOARD OF DIRECTORS AND VIBC'S BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AS IN THE BEST INTERESTS OF STOCKDALE AND VIBC AND THEIR SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT STOCKDALE'S AND VIBC'S SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

STRUCTURE OF THE MERGER

     The Merger Agreement provides for the merger of Stockdale with a wholly-owned subsidiary of VIBC formed for the sole purpose of facilitating the Merger, BOS Interim Bank, F.S.B. As a result of the Merger, Stockdale will be the surviving association and will operate under its name and charter. Each share of Stockdale's common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into shares of VIBC's common stock based a formula exchange ratio. Each share of VIBC's common stock outstanding will remain outstanding after the Merger as one share of VIBC's common stock (other than shares with respect to which dissenters' rights have been perfected). (See "THE MERGER -- Calculation of the Exchange Ratio" and "THE MERGER -- Dissenters' Rights" herein.)

CALCULATION OF THE EXCHANGE RATIO

     VALUE OF STOCKDALE'S COMMON STOCK

     The Merger Agreement provides for the conversion of Stockdale's common stock into shares of VIBC's common stock based upon determining the values of both securities and dividing the value of Stockdale's common stock by the value of VIBC's common stock. Thus, for example, if the value of Stockdale's common stock is determined to be $26.00 and the value of VIB's common stock is determined to be $13.00, the exchange ratio would be 2.0 and each share of Stockdale's common stock would be exchanged for two shares of VIBC's common stock.

     The Merger Agreement provides the following specific formula for calculating the value of Stockdale's common stock:

     - first, determine the shareholders' equity as of the end of the month before the month of the closing (if the closing occurred on October 7, 1998, the stockholders' equity would have been measured as of September 30,
       1998);

     - second, subtract $180,000;

     - third, multiply by 2.83;

     - fourth, subtract all expenses related to the Merger, including finders' fees; and

     - fifth, divide by the total number of shares of Stockdale's common stock outstanding at the closing.


                                  -------------------
                                 CALCULATION BASED UPON
                                   SEPTEMBER 30, 1998
                                   DATA AND ESTIMATES
                                     --------------
                                       $  9,820,000
                                        -   180,000
                                ---------------------
                                          9,640,000
                                        X      2.83
                                ---------------------
                                         27,281,000
                                        -   812,000(1)
                                ---------------------
                                         26,469,000
                                        / 1,212,265(2)
                                ---------------------
                                    = $       21.83
                                ---------------------
                                ---------------------
                                ---------------------


-------------------------
(1) Merger expenses are estimated at $812,000, including finders' fees of $682,000. (See "THE MERGER -- Interests of Certain Persons in the Merger" herein.)

(2) Assumes no changes in the total number of shares of Stockdale's common stock outstanding.

     VALUE OF VIBC'S COMMON STOCK

     The value of VIBC's common stock will be determined by taking the average of the closing prices of VIBC's common stock on the Nasdaq National Market for the twenty trading days preceding the fifth business day prior to the date of the closing. For example, if the closing is on January 29, 1999, the fifth business day preceding the closing would be

January 22, 1999 and the twenty trading days preceding January 22 would be the twenty trading days ending on and including January 21, 1999.

     If the average is calculated at less than $9.50, the value shall be deemed to be $9.50. If the average is calculated to be greater than $15.50, but not greater than $19.50, then the value shall be deemed to be $15.50 plus 25% of the amount by which the average exceeds $15.50. In the event the average exceeds $19.50, then the value shall be deemed to be $16.50.

                                                        ------------------------------
     Based upon the formula in the Merger Agreement, if          VIBC'S COMMON
the closing occurred on October 7, 1998, the value of           STOCK "AVERAGE"
VIB's common stock would have been calculated at           AT SEPTEMBER 30, 1998(3)
$12.14.                                                             $12.14
                                                        ------------------------------

-------------------------

(3) Assumes the closing was on October 7, 1998. The fifth business day prior thereto was September 30, 1998.



     ESTIMATED EXCHANGE RATIO


     Assuming the closing was on October 7, 1998, the exchange ratio would have been $21.83 divided by $12.14, or 1.798. Thus, each share of Stockdale's common stock would have been entitled to receive 1.798 shares of VIBC's common stock. Based on the foregoing assumption and assuming no shareholders exercise dissenters' rights, if the closing occurred on October 7, 1998, Stockdale's shareholders would have received approximately 2,179,652 newly issued shares of VIBC's common stock and would have owned approximately 21.83% of the total issued and outstanding shares of VIBC's common stock following the Merger.(4) These figures do not reflect VIBC's recently declared 3% stock dividend. No presumption can be made as to the impact the stock dividend will have, if any, on the market value of VIBC's common stock during the measurement period prior to the closing.

                                                             ----------------------
                                                                 EXCHANGE RATIO
                                                                  CALCULATION
                                                                 --------------
                                                                      $21.83
                                                                    / $12.14
                                                             ----------------
                                                                       1.798
-----------------------------------------------------------------------------------

-------------------------

(4) These figures do not reflect VIBC's recently declared 3% stock dividend. No presumption can be made as to the impact the stock dividend will have, if any, on the market value of VIBC's common stock during the measurement period prior to the closing.


     PLEASE NOTE THAT SINCE THE EXCHANGE RATIO WILL BE CALCULATED IMMEDIATELY PRECEDING THE CLOSING OF THE MERGER, IT IS VERY LIKELY THAT THE ACTUAL EXCHANGE RATIO WILL DIFFER FROM THE FOREGOING ESTIMATE.

     FRACTIONAL SHARES

     It is very unlikely that the exchange ratio will be a whole number, such as
2.0. As a result, it is very likely that some, if not most, of Stockdale's shareholders will be entitled to receive a fractional interest of a share of VIBC's common stock in addition to a whole number of shares of VIB's common stock. The Merger Agreement provides that, in lieu of receiving a fractional share, Stockdale's shareholders entitled to a fractional share will receive cash equal to the value of the fractional interest.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated federal tax consequences of the Merger and does not contain all the information that may be important to shareholders. The discussion may not be applicable to certain classes of shareholders, including insurance companies, securities dealers, financial institutions, tax exempt organizations or trusts, foreign persons, persons who hold shares of Stockdale's common stock as part of a straddle or conversion transaction and persons who acquired shares of Stockdale's common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Stockdale's shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

     TAX RULING OR OPINION

     It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Consummation of the Merger as a reorganization is conditioned upon receipt by VIBC and Stockdale of a ruling by the Internal Revenue Service or, in lieu thereof, a tax opinion of Vavrinek, Trine, Day & Co., LLP, substantially to the effect that, for federal income tax purposes: (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and (2) each of VIBC and Stockdale will be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code.

     A tax opinion issued by Vavrinek, Trine, Day & Co., LLP, will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed therein. A tax opinion by Vavrinek, Trine, Day & Co., LLP, will be based in part upon certain factual assumptions and upon certain representations made, and certificates delivered, by VIBC and Stockdale, which representations and certificates Vavrinek, Trine, Day & Co., LLP, will assume to be true, correct and complete. If such representations or certificates are inaccurate, the tax opinion could be adversely affected.

     TAX CONSEQUENCES -- STOCKDALE'S SHAREHOLDERS

     No gain or loss will be recognized by a Stockdale shareholder who receives VIBC's common stock in exchange for Stockdale's common stock (except to the extent the shareholder receives cash in lieu of a fractional share interest in VIBC's common stock). The tax basis in VIBC's common stock received pursuant to the Merger will equal the shareholder's aggregate tax basis in the shares of Stockdale's common stock exchanged, reduced by any amount allocable to the fractional share interest of VIBC's common stock for which cash is received. The holding period of VIBC's common stock received pursuant to the Merger will include the holding period of the shares of Stockdale's Common Stock exchanged, provided that such shares were held as a capital asset.

     A Stockdale shareholder who receives cash in lieu of a fractional share interest in VIBC's common stock will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by VIBC. The redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend." If VIBC's common stock represents a capital asset in the hands of the shareholder, the shareholder will generally recognize capital gain or loss on the redeemed fractional share in an amount determined by the difference between the amount of cash received and the shareholder's tax basis in the fractional share. The capital gain or loss will be long-term if Stockdale's common stock exchanged was held for more than one year. Under recently-enacted legislation, long-term capital gain of an individual is generally subject to a maximum capital gains rate of 20% for capital assets held for more than one year.

REGULATORY APPROVALS

     FEDERAL RESERVE BOARD

     The Merger is subject to prior approval by the Federal Reserve Board (the "FRB"). In reviewing the application, the FRB will take into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. The Bank Holding Company Act prohibits the FRB from approving the Merger if it would result in undue concentration of resources or decreased or unfair competition, unless the FRB finds that the anti-competitive effects of the Merger are clearly outweighed by the benefits to the public.

     The FRB has the authority to deny an application if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the FRB must also assess the records of VIB and Stockdale under the Community Reinvestment Act of 1977, as amended, which requires that the all federal bank regulatory agencies assess, when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation and take such record into account when evaluating certain regulatory applications. Both VIB and Stockdale have a "satisfactory" rating.


     VIBC submitted an application seeking approval of the Merger to the FRB on November 13, 1998. It is expected that the FRB's approval will be received prior to the two Special Meetings, but there can be no assurance that such approval will be obtained.


     OFFICE OF THRIFT SUPERVISION

     Since Stockdale is a federal stock savings bank, consummation of the Merger is also subject to receipt of the prior approval of the Office of Thrift Supervision ("OTS") under the Bank Merger Act, which requires that the OTS take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The OTS cannot approve the Merger if the Merger would result in a monopoly or would substantially lessen competition or tend to create a monopoly, unless the OTS finds that the anti-competitive effects of the Merger are clearly outweighed by the public benefits.


     VIBC and Stockdale submitted an application seeking approval of the Merger and related matters to the OTS on November 13, 1998. In addition to seeking approval of the Merger, the application filed with the OTS also seeks the OTS's approval to organize BOS Interim Bank, F.S.B. It is expected that the OTS's approvals will be received prior to the two Special Meetings, but there can be no assurance that such approvals will be obtained.


     STATUTORY WAITING PERIOD

     The Merger may not be consummated until the 15th day following the last of FRB's or OTS' approval, or such earlier date as may be determined by the FRB or the OTS. If the United States Department of Justice commences an action challenging the Merger on antitrust grounds during the 15-day waiting period, commencement of such action would stay the effectiveness of the regulatory approvals, unless a court specifically orders otherwise.

     The Merger cannot proceed in the absence of the regulatory approvals. VIBC and Stockdale are not aware of any reasons why regulatory approvals will not be timely received. VIBC and Stockdale have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. HOWEVER, THERE CAN BE NO ASSURANCE THAT APPROVALS WILL BE OBTAINED, NOR CAN THERE BE ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVAL WILL NOT CONTAIN UNACCEPTABLE CONDITIONS OR REQUIREMENTS.

RESALE OF VIBC'S COMMON STOCK

     All shares of VIBC's common stock received by Stockdale's shareholders in the Merger will be freely transferrable, except that shares of VIBC's common stock received by the directors, executive officers and the principal shareholder of Stockdale will be subject to resale limitations.

     The Securities Act of 1933 and the Securities and Exchange Commission's Rule 145 promulgated thereunder impose limitations on the ability of the directors, executive officers, principal shareholders, and other "affiliates" of Stockdale to resell the shares of VIBC's common stock they will receive in the Merger. At the time the Merger Agreement was executed, each of Stockdale's affiliates signed an Affiliate's Letter in the form attached to the Merger Agreement as Exhibit "C," acknowledging their understanding and agreement to comply with the resale limitations imposed by the Securities Act of 1993 and the SEC's Rule 145.

CERTAIN EFFECTS OF THE MERGER

     After the Merger, Stockdale will be a separate, wholly-owned subsidiary of VIBC. Stockdale will continue to be headquartered at 5151 Stockdale Highway, Bakersfield, California 93309, and will continue to operate under its present name and charter at its main office and its existing branches and loan productions offices.

     Stockdale will continue to operate with its present directors and executive officers, except that two of VIBC's directors, its Chairman of the Board, Mr. Richard D. Foss, and its President and Chief Executive Officer, Mr. Dennis L. Kern, will be added to Stockdale's Board of Directors. To make room for the two new directors, two of Stockdale's existing directors, Mr. Irving R. Beimler and Mr. Jeffery W. Warlick, will resign. Messrs. Beimler and Warlick were originally added to Stockdale's Board of Directors as representatives of Stockdale's principal shareholder, Financial Institutions Partners, Ltd.

     After the Merger, there will be no further trading in Stockdale's common stock. Each of Stockdale's shareholders will receive written instructions from VIBC's transfer agent with respect to the exchange of Stockdale's stock certificates for VIBC's stock certificates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shareholders should be aware that certain members of Stockdale's and VIBC's Board of Directors have certain interests in the Merger that may create potential conflicts of interest, discussed below.

     MESSRS. RICHARD D. FOSS, ED L. HICKMAN AND DENNIS L. KERN

     The Merger Agreement provides that, upon consummation of the Merger, two of VIBC's directors, Mr. Richard D. Foss, Chairman of the Board, and Mr. Dennis L. Kern, President and Chief Executive Officer, will be added to Stockdale's Board of Directors. The Merger Agreement also provides that, upon consummation of the Merger, Mr. Ed L. Hickman, Stockdale's President and Chief Executive Officer, will be added to VIBC's Board of Directors.

     CHANGE IN CONTROL AND SALARY CONTINUATION AGREEMENTS

     Stockdale's four executive officers, Mr. Ed L. Hickman, Mr. Bruce C. Jay, Mr. Rick L. Roper, and Mr. Ronald L. Scheidt each have Change in Control and Salary Continuation Agreements which provide for certain compensation benefits. As a result of the Merger, certain provisions in the Change in Control and the Salary Continuation Agreements will become applicable, which provisions provide for accelerated or otherwise enhanced benefits upon retirement, termination or resignation. (See "INFORMATION REGARDING STOCKDALE -- Certain Information Regarding Stockdale Management and Principal Shareholders" herein.)

     FINDER'S FEE AGREEMENT

     On March 31, 1997, Stockdale entered into a Financial Advisory Services Agreement with Hovde Financial, Inc. ("Hovde"), pursuant to which:

     - Hovde was paid a non-refundable retainer fee of $10,000;

     - Hovde is entitled to receive a finder's fee of 2.5% of the value of the Merger; and

     - Hovde was paid an estimated 25% of the finder's fee, or $180,412, on a non-refundable basis upon signing of the Merger Agreement.

     Hovde provided significant services in connection with the Merger, including identifying VIBC as a merger partner, as well as in negotiating the terms of the Merger Agreement. If the Merger is not consummated for any reason, Hovde will not be entitled to the balance of its finder's fee, notwithstanding its continued services.

DISSENTERS' RIGHTS

     STOCKDALE'S SHAREHOLDERS

     If the Merger is consummated, Stockdale's shareholders who dissent will be entitled to receive cash equal to the appraised or fair value of their common stock. The appraised or fair value may be more or less than the value of VIBC's common stock that would have been received in exchange.

     The following discusses in more detail the dissenters' rights applicable to Stockdale's shareholders. Please refer to Appendix B, attached hereto and incorporated herein by this reference, for complete information concerning Stockdale's shareholders' dissenters' rights.

     ALL STOCKDALE SHAREHOLDERS SHOULD CONSULT THEIR OWN ADVISORS REGARDING TAKING ACTION TO EXERCISE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER AND THEIR REVIEW OF APPENDIX B, WHICH CONTAINS THE TEXT OF OTS REGULATION SECTION 552.14.

     In order to be entitled to exercise dissenters' rights, a Stockdale shareholder must:

     - make written demand to Stockdale before Stockdale's Special Meeting indicating the intention to demand dissenters' rights; and

       Written demand should be addressed to Bank of Stockdale, F.S.B., 5151 Stockdale Highway, Bakersfield, California 93309, Attn: Beckie Roberts.

     - not vote in favor of the Merger.

     If no instruction is indicated on a proxy received by Stockdale, the proxy will be voted for the Merger. Those Stockdale shareholders who return their proxies without instructions, resulting in a vote for the Merger, will not be entitled to dissenters' rights. A PROXY OR VOTE AGAINST APPROVAL OF THE MERGER DOES NOT CONSTITUTE A WRITTEN DEMAND.

     Notice of the consummation of the Merger will be sent to all dissenting Stockdale shareholders.

     The notice will make a written offer to pay for dissenting shares at a price deemed by VIBC and Stockdale to be the fair value of Stockdale's common stock. The notice will also inform shareholders that they will have 60 days to accept the offer or, if the offer of fair value is not accepted, to file a petition with the OTS demanding a determination of the fair market value. Finally, the notice will also provide Stockdale's shareholders with financial information concerning Stockdale. When responding, Stockdale's shareholders must also return their certificates of Stockdale's common stock in accordance with the instructions to be provided in the notice.

     If the shareholder does not deliver the certificates and a written acceptance or petition within the 60-day period, the shareholder will lose dissenters' rights. A shareholder losing dissenters' rights will be treated in the same manner as a shareholder who voted in favor of the Merger.

     Under the terms of Section 552.14, the value of Stockdale's common stock will be determined by one or more persons. The Director of the OTS may select one or more independent persons or may select appropriate members of the OTS staff to conduct the appraisal. The final appraisal must be approved by the Director of the OTS, who will then direct payment of the appraised value to dissenting shareholders, together with interest from the date of the Merger.

     Shareholders who exercise dissenters' rights will not be entitled to the benefits of the tax-free exchange. Shareholders exercising dissenters' rights will be taxed as if they had sold their stock, recognizing gain or loss, short term or long term, depending upon the tax basis and the length of time Stockdale's common stock had been held. (See "THE MERGER -- Certain Federal Income Tax Consequences" herein.)

     VIBC'S SHAREHOLDERS

     If the Merger is consummated, VIBC's shareholders may be entitled to dissenters' rights under Chapter 13 of the California General Corporation Law, the text of which is attached hereto as Appendix C and incorporated herein by this reference. The description of VIBC's shareholders' dissenters' rights contained in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to Appendix C.


     ALL VIBC SHAREHOLDERS SHOULD CONSULT THEIR OWN ADVISORS REGARDING TAKING ACTION TO EXERCISE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER AND THEIR REVIEW OF APPENDIX C, WHICH CONTAINS THE TEXT OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION.


     In order to be entitled to exercise dissenters' rights, a VIBC shareholder must:

     - make written demand to VIBC before VIBC's Special Meeting that VIBC purchase the shareholders' shares for cash; and

       Written demand should be addressed to VIB Corp, 1498 Main Street, El Centro, California 92243, Attn: Charlotte Studer.

     - vote against approval of the Merger.

     If no instruction is indicated on a proxy received by VIBC, the proxy will be voted for the Merger. Those VIBC shareholders who return their proxies without instructions, resulting in a vote for the Merger, will not be entitled to dissenters' rights.


     The written demand to purchase the shares of VIBC's common stock must state the number of shares that the shareholder demands that VIBC purchase and contain a statement of what the shareholder claims to be the fair market value of the shares as of September 15, 1998, the day before the first announcement of the Merger. The written demand will constitute an offer by the shareholder to sell the shares at the stated price. A written demand may not be withdrawn unless VIBC consents thereto. A PROXY OR VOTE AGAINST APPROVAL OF THE MERGER DOES NOT CONSTITUTE A WRITTEN DEMAND.


     In addition, because VIBC's common stock is traded on the Nasdaq National Market, VIBC's shareholders will not be entitled to dissenters' rights unless:

     - 5% or more of the outstanding shares of VIBC's common stock are voted against the Merger; and

     - written demand on behalf of such shares is timely received by VIBC.


     In the event the Merger is approved by VIBC's shareholders and timely demands are made by holders of 5% or more of VIBC's common stock who voted against the Merger, the dissenting shareholders will be entitled to payment in cash equal to the fair market value of their shares of VIBC's common stock as of September 15, 1998; provided that the shareholders timely submit their certificates for endorsement.


     If 5% or more of VIBC's shareholders are entitled to dissenters' rights, VIBC will mail to those shareholders a notice of approval of the Merger within 10 days after VIBC's Special Meeting, accompanied by:

     - a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13;

     - a statement of the price determined by VIBC to represent the fair market value as of September 15, 1998 (which VIBC has determined to be $12.25); and

     - a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights.

     VIBC's statement of price will constitute an offer by VIBC to purchase the dissenting shares. The dissenting shareholder must submit the certificates for endorsement to VIBC at its principal office or at the office of its transfer agent within 30 days after the date on which VIBC's notice of approval of the Merger was mailed.

     If VIBC denies that shares submitted properly qualify as dissenting shares, or if VIBC and a dissenting shareholder fail to agree on the fair market value, either the shareholder or VIBC may file a complaint in the Superior Court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which VIBC's notice of the approval of the Merger is mailed. It is the opinion of VIBC that the fair market value of its shares with regard to valuation for dissenters' rights purposes is $12.25, the closing price of VIBC's common stock on the day prior to the first announcement of the Merger.

     On trial of the action, the court will first determine whether or not the shares qualify as dissenting shares and, if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both VIBC and the dissenting shareholder fail to file a complaint within six months after the date on which notice of the approval of the Merger was mailed, the shareholder will lose dissenters' rights. In addition, if the shareholder transfers the shares prior to their submission for the required endorsement, the shares will lose their status as dissenting shares.

     Any demands, notices, certificates or other documents delivered to VIBC prior to or after the Merger may be sent to Charlotte Studer, Corporate Secretary, VIB Corp, 1498 Main Street, El Centro, California 92243.

     FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF THE RIGHTS OF THE SHAREHOLDER UNDER CALIFORNIA LAW. A PERSON HAVING A BENEFICIAL INTEREST IN VIBC'S COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CALIFORNIA LAW IN A TIMELY MANNER IF SUCH PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF SUCH SHARES.

OPINION OF FINANCIAL ADVISOR

     ATTACHED HERETO AS APPENDIX D IS THE OPINION OF HOVDE FINANCIAL, INC. WITH RESPECT TO THE FAIRNESS OF THE MERGER TO STOCKDALE'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. THE OPINION IS BASED UPON CERTAIN ASSUMPTIONS AND WAS INTENDED FOR THE USE OF STOCKDALE'S BOARD OF DIRECTORS. THE FOLLOWING IS A SUMMARY OF THE OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS APPENDIX D.

     Stockdale retained Hovde Financial, Inc. ("Hovde") to render financial advisory and investment banking services. Under terms of this engagement, and as more fully discussed above, Hovde initiated marketing efforts on behalf of Stockdale in April, 1998. These efforts resulted in the execution of the Merger Agreement. (See "THE MERGER -- History of the Merger" herein.)

     On September 9, 1998, Hovde delivered its written opinion to Stockdale's Board of Directors to the effect that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the terms of the Merger were fair, from a financial point of view, to Stockdale's shareholders. Stockdale's Board of Directors imposed no limitations upon Hovde with respect to the investigations made or procedures followed in rendering its written opinion. At the September 9, 1998 meeting of Stockdale's Board of Directors, the

Board of Directors considered the fairness opinion from Hovde and voted unanimously in favor of the Merger.

     In connection with its opinion, Hovde, among other things:

     - reviewed certain publicly available financial and other data with respect to Stockdale and VIBC, including the audited consolidated financial statements for the past three fiscal years ending December 31, 1997, and unaudited consolidated financial statements for the period ending June 30, 1998, and certain other relevant financial and operating data relating to Stockdale and VIBC made available to Hovde from published sources and from the internal records of Stockdale and VIBC;

     - reviewed a draft of the Merger Agreement;

     - reviewed certain publicly available information concerning the trading of, and the trading market for shares of Stockdale's and VIBC's common stock;

     - compared both Stockdale and VIBC from a financial point of view with certain other companies in the banking industry, which Hovde deemed to be relevant;

     - considered the financial terms, to the extent publicly available, of business combinations in the banking industry which Hovde deemed to be comparable, in whole or in part, to the Merger;

     - reviewed and discussed with representatives of the management of Stockdale certain information of a business and financial nature regarding Stockdale furnished to Hovde by them, including financial forecasts and related assumptions of Stockdale;

     - discussed the Merger and the Merger Agreement and other matters related thereto with Stockdale's legal counsel; and

     - performed such other analyses and examinations as Hovde deemed appropriate.

     Hovde took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hovde also considered such financial and other factors as it deemed appropriate under the circumstances. Hovde's opinion was necessarily based upon conditions as they existed and could only be evaluated on the date thereof and the information made available to Hovde through the date thereof.

     In conducting its review and in arriving at its opinion, Hovde relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Hovde relied upon the management of Stockdale and VIBC as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings. Hovde also assumed, without independent verification, that the aggregate allowances for loan losses for Stockdale and VIBC were adequate to cover such losses. Hovde did not make or obtain any evaluations or appraisals of the property of Stockdale or VIBC. HOVDE'S OPINION IS LIMITED TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF STOCKDALE OF THE CONSIDERATION TO BE RECEIVED BY STOCKDALE'S SHAREHOLDERS IN THE MERGER. TERMS OF THE MERGER AGREEMENT WERE REACHED FOLLOWING ARM'S-LENGTH NEGOTIATIONS AND HOVDE'S OPINION HAS NOT AND DOES NOT ADDRESS STOCKDALE'S UNDERLYING DECISION TO PROCEED WITH THE MERGER.

     In connection with rendering its opinion to Stockdale, Hovde performed certain financial analyses which are summarized below. The summary set forth below does not purport to be a complete description of the presentation by Hovde to Stockdale or of the analyses performed by Hovde. Hovde believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hovde made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Stockdale and VIBC. Any estimates contained in Hovde's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Of the financial analyses performed by Hovde, none was assigned a greater significance than was any other.

     Set forth below is a brief summary of the analyses performed by Hovde in reaching its opinion. Hovde assumed for purposes of its opinion that the Merger will be accounted for as a tax-free exchange of shares which qualifies as a "pooling-of-interests" under generally accepted accounting principles. The analyses focused on core financial and operating projections and statistics that are not specifically adjusted for nonrecurring charges, unless otherwise stated. Unless otherwise noted in the analyses, Hovde used the assumed exchange ratio of
1.839 to determine the level at which Stockdale's common stock would be exchanged if the closing of the Merger were the same as the day prior to the signing of the Merger Agreement. The exchange ratio formula was developed pursuant to extensive negotiations between Stockdale and VIBC. Hovde analyzed certain effects of the Merger assuming various exchange ratios and concluded pursuant to the analysis of the range of possible values of the exchange ratio that the financial terms of the Merger remained fair to the holders of shares of Stockdale's common stock from a financial point of view.

     TRANSACTION SUMMARY

     Under the terms of the Merger Agreement each of Stockdale's shareholders will receive shares of VIBC's common stock with a value equal to 2.83 times Stockdale's book value (as of the last day of the calendar month next preceding the month of the closing). Based upon 1,212,265 shares outstanding with an estimated book value of $8.26 per share as of December 31, 1998 (the projected measurement date assuming a closing in January, 1999), and subject to certain adjustments for additional loan losses and merger expenses to be born by Stockdale pursuant to the Merger Agreement (see "THE MERGER -- Calculation of the Exchange Ratio" herein), Hovde estimated the effective price per share at closing to be equal to $22.30. The actual value per share to be received by Stockdale's shareholders may increase or decrease as a result of the exchange ratio formula. Moreover, and to the extent the factors cause Stockdale to fail to meet its earnings targets for the year ending December 31, 1998, the consideration to be received by Stockdale's shareholders could be materially lower than the $22.30 per share estimate shown above.

     In addition to converting shares of Stockdale's common stock into shares of VIBC's common stock pursuant to the terms of the Merger Agreement, VIBC shall issue substitute stock options to each optionee holding an outstanding Stockdale stock option pursuant to VIBC's Stock Option Plan and shall retain the same terms and vesting schedules as the Stockdale options being exchanged. As of September 30, 1998, there were 33,000 fully vested options outstanding with an effective strike price of $7.21 per share. Assuming an effective price of $22.30 per share, the options held by certain officers of

Stockdale will have an effective value of $497,970. Hovde estimates the total value of the VIBC proposal, including value to be received by option holders assuming an effective price per share of $22.30, at $27.5 million.

     DISCOUNTED EARNINGS ANALYSIS

     Hovde analyzed the results of a discounted earnings analysis designed to compare the present value per share, under certain assumptions, that could be attained if Stockdale were to remain independent through the year 2001. In performing the analysis, Hovde estimated the future earnings per share of Stockdale for each of the years of 1998, 1999, 2000 and 2001. The estimated earnings per share for each year were then multiplied by an estimated price-to-earnings multiple for pooling transactions using historical earnings per share comparables ranging from 14 times to 16 times actual or projected earnings. The results were then discounted to a present value using a discount rate of 13%. This analysis indicated Stockdale's future value on a stand-alone basis ranged from $12.77 to $14.59 per share for 1998, $13.00 to $14.85 per share for 1999, $13.23 to $15.12 per share for 2000 and $13.46 to $15.38 per share for 2001. VIBC's offer of approximately $22.30 per share compared favorably to the present value calculations derived in this analysis. After giving effect to certain adjustments to ending equity more fully discussed in the Merger Agreement, Hovde concluded that the effective price-to-book multiple for the transaction was 2.74 times ending equity.

     COMPARABLE TRANSACTION ANALYSIS

     For purposes of facilitating a fair comparison to comparable transactions, Hovde computed the effective price-to-book multiple paid to Stockdale's shareholders of 2.83 times book value and price-to-earnings of 37.68 times earnings. Hovde then reviewed and compared these results to the thrift merger and acquisition transactions for California and West Coast institutions announced or closed through September 30, 1998. This analysis, which is presented below, showed how the consideration paid to Stockdale compared to the high, median and average pricing multiples of other West Coast thrift transactions:

                                                                          TANGIBLE BOOK
                           DEAL PRICE/     DEAL PRICE/     DEAL PRICE/    PREMIUM/CORE
                              BOOK        TANGIBLE BOOK     4-QTR EPS       DEPOSITS
                           -----------    -------------    -----------    -------------
BANK OF STOCKDALE........    274.00%         283.00%          23.80(1)        19.35
CALIFORNIA COMPARABLES:
  High...................    390.67%         457.63%          22.38           42.41
  Median.................    147.00%         147.00%          17.96            5.69
  Average................    202.34%         212.46%          16.56           13.87
WEST COAST COMPARABLES:
  High...................    390.67%         457.63%          22.38           42.41
  Median.................    147.54%         147.54%          19.71            8.23
  Average................    195.56%         204.41%          17.09           13.48

-------------------------
(1) Assumes earnings for the twelve month period from January 1, 1998 through December 31, 1998.

     MERGER AND CONTRIBUTION ANALYSIS

     Hovde analyzed the contribution of each of Stockdale and VIBC to, among other things, total assets, net loans, loan loss allowance, total deposits and total equity of the pro forma combined companies for the period ending June 30, 1998 and projected net income for the calendar years ending December 31, 1998 and 1999. This analysis showed, among other things, that based on pro forma combined balance sheets for Stockdale and VIBC at June 30, 1998, Stockdale would have contributed 21.7% of the total assets, 21.5% of the total net loans, 23.5% of the total loan loss provisions, 22.0% of the total deposits and 18.3% of the total equity. The pro forma projected income statement for the periods ending December 31, 1998 and 1999 showed that Stockdale would contribute 16.6% and 17.4%, respectively, of the net income of the combined companies. Based on an exchange ratio as defined in the Merger Agreement and assuming a 100% stock transaction, holders of Stockdale's common stock would own approximately 21.0% (assuming a trading price for VIBC of $11.875 per share, as defined in the Merger Agreement) of the combined companies based on common shares outstanding at June 30, 1998.

     FINANCIAL ADVISORY FEE

     In consideration for the rendering of financial advice, initiating the Merger and for the preparation and delivery of its opinion, Stockdale has agreed to pay Hovde a fee equal to 2.5% of the total deal value. In addition, Stockdale has agreed to reimburse Hovde for all reasonable out-of-pocket expenses associated with this transaction.


     IN FURNISHING ITS OPINION, HOVDE DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND STATEMENTS TO THAT EFFECT ARE INCLUDED IN THE TEXT OF HOVDE'S WRITTEN OPINION. HOVDE'S OPINION IS ADDRESSED TO STOCKDALE'S BOARD OF DIRECTORS, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF STOCKDALE'S COMMON STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF STOCKDALE'S COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT STOCKDALE'S SPECIAL MEETING.


RELATIONSHIP BETWEEN HOVDE AND STOCKDALE

     In connection with the Merger transaction, Hovde Financial, Inc., serving in its capacity as Stockdale's financial advisor, facilitated the Merger between VIBC and Stockdale and rendered a fairness opinion to Stockdale's Board of Directors. Hovde Financial, Inc. is a nationally recognized investment banking firm that specializes in providing investment banking and financial advisory services to commercial banks and thrift institutions. Hovde's principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations.

     In early 1997, Stockdale sought the services of an investment banking firm. In March, 1997, Hovde was engaged by Stockdale to provide a wide range of financial advisory services including the attraction of new capital, and assistance with mergers and acquisitions. Stockdale selected Hovde as its investment banking advisor for two reasons. First, Stockdale's management had worked previously with a representative of Hovde and had a favorable opinion of him. Second, Hovde has a good reputation in the banking industry and was specifically recommended to Stockdale's management by banking executives from other institutions.

     In late 1997, Hovde and Stockdale completed a recapitalization of Stockdale under which newly issued shares were acquired by certain officers and directors of Stockdale and by Financial Institutions Partners, Ltd. As a result of the Stockdale recapitalization described above, Financial Institutions Partners, Ltd., controls 31.83% of the issued and outstanding shares of Stockdale's common stock. Mr. Eric D. Hovde and Mr. Steven D. Hovde, each of whom controls Hovde Financial, Inc., also control Financial Institutions Partners, Ltd. Several officers and employees (and/or their spouses) of Hovde Financial, Inc. also hold member interests in Financial Institutions Partners, Ltd.

     The services provided by Hovde, including the Stockdale recapitalization described above and the rendering of the fairness opinion in connection with the Merger, were provided under terms of an engagement letter between Hovde and Stockdale. Pursuant to the terms of its engagement letter with Stockdale, Hovde received an initial retainer of $10,000, and a non-refundable definitive agreement/fairness opinion fee of $180,412. Upon the closing of the Merger transaction described herein, Hovde will receive a completion fee equal to 2.5% of the value of Merger less the $180,412 definitive agreement/fairness opinion fee previously paid by Stockdale.

     The amount of consideration to be paid in the Merger was determined by VIBC and Stockdale as a result of arm's-length negotiations between Stockdale and VIBC. (See "THE MERGER -- History of the Merger" herein.) The section entitled "THE MERGER -- Opinion of Financial Advisor," provides a detailed summary of the process followed by Hovde in reaching its opinion regarding the fairness of the consideration paid by VIBC to Stockdale and notes the absence of any limitations imposed upon Hovde by Stockdale.

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes it is currently expected that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles, and confirmation by VIBC's independent accountants of the ability to use such accounting treatment is one of the conditions to the consummation of the Merger. Under this method of accounting, the previously recorded assets and liabilities and income and expenses of Stockdale and BOS Interim Bank, F.S.B., would be carried forward on Stockdale's books at their recorded amounts; and the previously recorded assets and liabilities and income and expenses of VIBC would include the assets and liabilities and income and expenses of Stockdale on a consolidated basis, as if the Merger had been closed at the beginning of each period.

     Although the Merger is expected to be accounted for as a pooling of interests, the Merger will qualify for such treatment only if numerous requirements are met. If the Merger does not qualify for pooling of interests treatment, the Merger Agreement provides that VIBC and Stockdale may proceed with the Merger under the purchase accounting method. (See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" and "THE MERGER -- The Merger Agreement -- Conditions" herein.)

THE MERGER AGREEMENT


     SET FORTH BELOW IS A DESCRIPTION OF CERTAIN OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND RELATED MATTERS. THIS SUMMARY IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRELY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, ATTACHED HERETO AS APPENDIX A AND INCORPORATED HEREIN BY THIS REFERENCE.

     THE MERGER

     The Merger Agreement was entered into by and between VIBC and Stockdale on September 15, 1998. Pursuant to the Merger Agreement, VIBC will cause the formation of BOS Interim Bank, F.S.B., to facilitate the Merger and at the closing Stockdale will merge with BOS Interim Bank, F.S.B. The separate corporate existence of BOS Interim Bank, F.S.B., will then cease and Stockdale will continue in existence as a separate, wholly-owned subsidiary of VIBC. In connection with the Merger, each share of Stockdale's common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into shares of VIBC's common stock. Each share of VIBC's common stock outstanding immediately prior to the closing will remain outstanding after the Merger as one share of VIBC's common stock (other than shares with respect to which dissenters' rights have been perfected). (See "THE MERGER -- Calculation of the Exchange Ratio" and "THE MERGER -- Dissenters' Rights" herein.)

     It is expected that the Merger will be a tax-free reorganization for federal tax purposes and accounted for as a pooling interests. (See "THE MERGER -- Certain Federal Income Tax Consequences" and "THE MERGER Accounting Treatment" herein.)

     THE CLOSING

     The Merger will be effective at the date and time a short form merger agreement (or articles of combination) (in the form attached to the Merger Agreement as Exhibit "A") is endorsed by the OTS. At the closing to be held just prior thereto, the parties will exchange various documents, including officers' certificates and legal opinions, as required by the Merger Agreement. The Merger Agreement provides that the timing for the closing and the consummation of the Merger shall be mutually agreed upon by the parties and shall be held within 15 days after the last to occur of:

     - all conditions to the consummation of the Merger being satisfied or waived;

     - the receipt of all regulatory approvals; and

     - the expiration of all applicable waiting periods in connection with the regulatory approvals.


     Based upon the timing for the two Special Meetings and the present and anticipated timing of the regulatory approvals, it is presently anticipated that the Merger will be closed on or about January 29, 1999. No assurance can be given, however, with respect to the occurrence or timing of the pre-conditions to the closing.


     EXCHANGE OF STOCK CERTIFICATES

     Prior to the closing, VIBC will deposit with U.S. Stock Transfer Corporation, its transfer agent, certificates representing its common stock to be exchanged for Stockdale's common stock, plus an estimated amount of cash to be paid in exchange for fractional interests. As soon as practicable after the closing, each of Stockdale's shareholders will be sent transmittal documents for use in exchanging their certificates for the appropriate number of shares of VIBC's common stock, plus cash in lieu of fractional interests. Upon receipt of the completed transmittal documents and certificates for Stockdale's common stock, VIBC and U.S. Stock Transfer Corporation will cause to be issued to Stockdale's shareholders VIBC's certificates and checks representing the fractional interests. No interest will be paid on any cash to be paid in lieu of fractional interests or in respect of dividends or distributions which any of Stockdale's shareholder will be entitled to receive upon such delivery.


     STOCKDALE'S SHAREHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO U.S. STOCK TRANSFER CORPORATION UNTIL THEY HAVE RECEIVED THE TRANSMITTAL DOCUMENTS. STOCKDALE'S SHAREHOLDERS SHOULD NOT RETURN THEIR CERTIFICATES WITH THE ENCLOSED PROXY.


     REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties about each institution for the benefit of the other. The representations and warranties relate to, among other things:

     - corporate organization and similar corporate matters;

     - capital structure;

     - authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

     - conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

     - the accuracy of documents filed with the Securities and Exchange Commission, the FRB and the OTS;

     - absence of certain material adverse events, changes, effects or undisclosed liabilities;

     - retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

     - litigation;

     - compliance with law, including environmental compliance;

     - tax returns and audits;

     - ownership of real property;

     - absence of regulatory actions; and

     - labor matters.


     THE FOREGOING IS AN OUTLINE OF THE TYPES OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT. SHAREHOLDERS SHOULD CAREFULLY REVIEW THE ENTIRE MERGER AGREEMENT, AND IN PARTICULAR ARTICLES III AND IV OF THE MERGER AGREEMENT, WHICH CONTAIN THE DETAILED REPRESENTATIONS AND WARRANTIES OF THE PARTIES.


     CONDUCT OF BUSINESS PRIOR TO THE MERGER

     The Merger Agreement provides restrictions on, and commitments with respect to, Stockdale's and VIBC's conduct of business during the period from the date of the Merger Agreement until the closing. Both Stockdale and VIBC have agreed to make available their books and records for ongoing review by the other and, in addition, Stockdale has agreed to allow a representative from VIBC to attend the meetings of its Board of Directors and committees. Both Stockdale and VIBC have agreed to use their best efforts to prepare and file the necessary regulatory applications and to obtain the approvals from the various regulatory agencies as well as to work together for the purpose of preparing this Joint Proxy Statement-Prospectus. Further, both Stockdale and VIBC have agreed to use their best efforts to prevent any material changes in their representations and warranties set forth in the Merger Agreement.

     In addition, Stockdale has agreed that, until the closing, subject to certain exceptions including the prior approval of VIBC, Stockdale will not take certain actions or otherwise conduct its business other than in the ordinary and usual course, including but not limited to the following:

     - make, renew, or extend any loan if the aggregate indebtedness of the borrower exceeds or will exceed $600,000;

     - purchase any loan participation interest in excess of $200,000;

     - declare or pay any cash, stock, or in-kind dividends upon its common stock;

     - amend its Charter or Bylaws;

     - grant any salary increase or amend any compensation plan, except as specifically required by the Merger Agreement;

     - institute, settle or agree to settle any lawsuit with a claim in excess of $25,000;

     - change any basic policies and practices with respect to liquidity management, cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting, or any other material aspect of its business or operations; or

     - knowingly default in any material respect any material contract, agreement, or commitment to which it is bound.

     Until the closing, Stockdale has agreed that it will use its best efforts to take certain actions and provide VIBC with certain reports, including but not limited to the following:

     - provide VIBC with Stockdale's monthly Board Reports; monthly New Loan Reports, monthly Past Due Loan Reports, and monthly reports regarding non-accrual and other problem loans;

     - provide VIBC with five days' notice prior to making any loan where the aggregate outstanding indebtedness of the borrower exceeds $450,000 or prior to purchasing or selling any loan participation interest;

     - provide VIBC with an independent third party's profitability analysis of Stockdale's mortgage department;

     - increase loan loss reserves by $300,000 just prior to the closing;

     - cause the termination of its 1985 and 1995 Stock Option Plans; and

     - amend its Change in Control and Salary Continuation Agreements to refine the definition of "good reason" to clarify circumstances after the Merger pursuant to which the executive officers would be entitled to certain compensation benefits in the event of voluntary resignations.

     VIBC has agreed to similar, but not identical restrictions and commitments. Until the closing, subject to certain exceptions including the prior approval of Stockdale, VIBC has agreed that it will not take certain actions or otherwise conduct its business other than in the ordinary and usual course, including but not limited to:

     - create or incur any liabilities in excess of $1,000,000 or having a term in excess of one year, other than in the ordinary course of business;

     - make any capital expenditures in excess of $1,000,000, except for ordinary and necessary repairs and replacements;

     - sell or otherwise dispose of any its assets or properties in excess of $1,000,000, except in the usual and ordinary course of business;

     - institute, settle or agree to settle any lawsuit with a claim in excess of $500,000;

     - change any of its or VIB's basic policies and practices with respect to liquidity management, cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting, or any other material aspect of their businesses or operations; or

     - conduct its business in any manner that would violate its Articles of Incorporation or Bylaws.

     Until the closing, VIBC has agreed that it will use its best efforts to take certain actions and provide Stockdale with certain reports, including but not limited to the following:

     - provide Stockdale with financial information as reasonably necessary to prepare regulatory applications;

     - maintain its insurance coverage as presently in effect; and

     - take all actions necessary to issue stock options pursuant to VIBC's Stock Option Plan in exchange for the cancellation of all of Stockdale's outstanding stock options, based upon the same exchange ratio to be used in connection with the Merger.


     THE FOREGOING IS A SUMMARY OF THE NEGATIVE AND AFFIRMATIVE COVENANTS OF THE MERGER AGREEMENT. SHAREHOLDERS ARE ENCOURAGED TO REVIEW THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE SPECIFIC COVENANTS CONTAINED IN ARTICLES V AND VI OF THE MERGER AGREEMENT.


     DISCUSSIONS WITH THIRD PARTIES

     The Merger Agreement provides that neither Stockdale nor VIBC shall solicit or encourage third party proposals which would result in a merger, exchange offer, or other form of combination and requires that if such a proposal is received, notification must be given to the other party. Notwithstanding the prohibition on soliciting or encouraging such proposals, the Merger Agreement recognizes that an unsolicited third party proposal might be received. Moreover, the Merger Agreement permits engaging in discussions or negotiations with the third party if the proposal is determined, after consultation with counsel and a financial advisor, to be superior, from the shareholders' perspective to the Merger.

     Notwithstanding the prohibition with respect to discussions with third parties, VIBC is permitted to engage in discussions with third parties that will not have a material adverse effect upon VIBC or the Merger. Thus, VIBC would not be prohibited from entering into third party discussions to acquire another financial institution, so long as that transaction would not materially adversely impact VIBC or otherwise prevent the consummation of the Merger.

     In the event the Merger Agreement is terminated because either VIBC or Stockdale elects to proceed with a third party transaction, the party electing to proceed will be obligated to pay a termination fee to the other party in the amount of $750,000.

     THE FOREGOING IS A SUMMARY OF THE PROVISIONS OF THE MERGER AGREEMENT RELATING TO DISCUSSIONS WITH THIRD PARTIES. SHAREHOLDERS ARE ENCOURAGED TO REVIEW THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE SPECIFIC PROVISIONS CONTAINED IN SECTIONS 5.6 AND 6.5 OF THE MERGER AGREEMENT.


     EMPLOYEE BENEFITS

     It is anticipated that, after consummation of the Merger, certain of the employee benefits provided to VIBC's employees will be made available to Stockdale's employees in lieu of or in addition to benefits presently provided by Stockdale. For example, it is anticipated that VIBC's 401K and ESOP plans will be made available to Stockdale's employees. Similarly, after consummation of the Merger, all future stock option grants will be made pursuant to VIBC's Stock Option Plan and not pursuant to Stockdale's Stock Option Plans, which will be terminated.

     In addition, all outstanding stock options pursuant to Stockdale's Stock Option Plans will be canceled and exchanged for an equivalent amount of stock options pursuant to VIBC's Stock Option Plan. The same exchange ratio to be used in connection with the Merger will be applied to the conversion of the stock options, which will be granted by VIBC for the same remaining terms and with the same remaining vesting schedules as exist for Stockdale's outstanding stock options.

     CONDITIONS

     The obligations of VIBC and Stockdale to consummate the Merger are subject to certain mutual conditions, including but not limited to the following:

     - the approval by Stockdale's and VIBC's shareholders of the principal terms of the Merger;

     - receipt of the regulatory approvals required in connection with the Merger (the parties have agreed that the approvals must not have unacceptable terms or conditions);

     - the absence of any statute, rule, regulation, order, injunction or decree being in effect and prohibiting the consummation of the Merger;

     - the Registration Statement having become effective and there being issued no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated or threatened by the Securities and Exchange Commission;

     - the receipt and continued effectiveness of all permits and other authorizations under state securities laws necessary to consummate the transactions contemplated by the Merger Agreement and to issue the shares of VIBC's common stock to be issued in the Merger;

     - receipt of a letter from the Internal Revenue Service or Vavrinek, Trine, Day & Co., LLP, stating that in its opinion, the Merger will be treated as a tax free reorganization for federal tax purposes; and

     - no fact, circumstance or event shall have occurred or is reasonably likely to occur that would cause the Merger not to qualify for pooling of interests accounting treatment.

     The obligation of VIBC to consummate the Merger is also subject to the fulfillment or waiver by VIBC of certain conditions, including but not limited to the following:

     - the representations and warranties of Stockdale being true and correct in all material respects;

     - the performance by Stockdale in all material respects of all obligations contained in the Merger Agreement required to be performed by Stockdale before the closing;

     - the absence of an event which has had or is likely to have a materially adverse effect on Stockdale;

     - compliance with the Shareholder's Agreement by Stockdale's principal shareholder;

     - receipt of an opinion of McCormick, Barstow, Sheppard ,Wayte & Carruth, LLP, regarding certain legal matters; and

     - the resignations of Messrs. Beimler and Warlick from Stockdale's Board of Directors and the appointment of Messrs. Foss and Kern to Stockdale's Board of Directors.

     In addition, the obligation of Stockdale to consummate the Merger is also subject to the fulfillment or waiver by Stockdale of certain conditions, including but not limited to the following:

     - the representations and warranties of VIBC being true and correct in all material respects;

     - the performance by VIBC in all material respects of all obligations contained in the Merger Agreement required to be performed before the closing;

     - the absence of an event which has had or is likely to have a material adverse effect on VIBC;

     - receipt of an opinion of Horgan, Rosen, Beckham & Coren, L.L.P., regarding certain legal matters; and

     - the appointment of Mr. Hickman to VIBC's Board of Directors.


     THE FOREGOING IS A SUMMARY OF THE CONDITIONS OF THE MERGER AGREEMENT. SHAREHOLDERS ARE ENCOURAGED TO REVIEW THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE SPECIFIC PROVISIONS CONTAINED IN ARTICLES VIII, IX AND X OF THE MERGER AGREEMENT.


     TERMINATION; LIQUIDATED DAMAGES

     The Merger Agreement may be terminated, and the Merger abandoned, prior to the closing:

     - by the mutual agreement of VIBC and Stockdale;

     - by either of VIBC or Stockdale, by written notice to the other, in the event of: (1) a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach; (2) the Merger not having been consummated by January 31, 1999; or (3) 30 days after any approval of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger shall have been denied;

     - by Stockdale or VIBC, if Stockdale's Board of Directors receives a proposal from a third party and determines, in good faith and based upon the written advice of a financial advisor, that the financial terms of the proposal are superior to the Merger from Stockdale's shareholders' perspective;

     - by Stockdale if VIBC enters into a third-party transaction which has a material adverse effect on VIBC; or

     - by VIBC or Stockdale, if VIBC's Board of Directors receives a proposal from a third party and determines, in good faith and based upon the written advice of a financial advisor, that the financial terms of the proposal are superior to the Merger from VIBC's shareholders' perspective and requires termination of the Merger.

     If the Merger Agreement is terminated by VIBC or Stockdale pursuant to a material breach of any representation, warranty, covenant or agreement by the other that is not cured within 30 days after written notice of the breach, the breaching party will owe the other party a termination fee equal to $150,000. In the event that there is a termination as a result of one party being involved in a third-party proposal under the circumstances described above, the party involved in the third-party proposal will owe to the other party a termination fee equal to $750,000. The payment of the aforementioned sums shall be made as reasonable liquidated damages and not as a penalty or forfeiture.

     THE FOREGOING IS A SUMMARY OF THE TERMINATION PROVISIONS OF THE MERGER AGREEMENT. SHAREHOLDERS ARE ENCOURAGED TO REVIEW THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE SPECIFIC PROVISIONS CONTAINED IN ARTICLE XI OF THE MERGER AGREEMENT.

     EXPENSES

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses.

     THE DIRECTOR'S AGREEMENTS

     VIBC has entered into Director's Agreements with each of Stockdale's directors who hold, in the aggregate, shares representing approximately 25.6% of Stockdale's common stock outstanding. The Director's Agreements, in the form attached to the Merger Agreement as Exhibit "B-1," require each of Stockdale's directors to vote in favor of the Merger at Stockdale's Special Meeting.

     Stockdale has entered into Director's Agreements with each of VIBC's directors who hold, in the aggregate, shares representing approximately 16.8% of VIBC's common stock outstanding. The Director's Agreements, in the form attached to the Merger Agreement as Exhibit "B-2," require each of VIBC's directors to vote in favor of the Merger at VIBC's Special Meeting.

     Each Director's Agreement also provides that the director will not enter into or become subject to any agreement or commitment which would restrict or in any way impair the obligation of the director to comply with all the terms of the Director's Agreement. In addition, each director agreed not to sell, assign, transfer or dispose of any of his or her shares of Stockdale's common stock or VIBC's common stock, as applicable, during the term of the Director's Agreement.

     The Director's Agreements will terminate when the Merger Agreement is terminated in accordance with its terms.

     The Director's Agreements bind the actions of the directors only in their capacity as shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors of Stockdale or VIBC. Accordingly, while the directors are contractually bound to vote as a Stockdale or VIBC shareholder in favor of the Merger, their fiduciary duties as directors nevertheless require them to act in their capacity as directors in the best interests of Stockdale or VIBC when they consider the Merger. In addition, the directors will continue to be bound by their fiduciary duties as Stockdale's or VIBC's directors with respect to any further decisions they may take in connection with the Merger.

     SHAREHOLDER'S AGREEMENT

     Financial Institutions Partners, Ltd., a Nevada limited liability company which owns 31.8% of the outstanding shares of Stockdale's common stock, and Mr. Eric D. Hovde, an individual, have entered into a Shareholder's Agreement in the form attached to the Merger Agreement as Exhibit "D." The Shareholder's Agreement provides that Financial Institutions Partners, Limited will vote in favor of the Merger at Stockdale's Special Meeting and will cause its two representatives on Stockdale's Board of Directors, Messrs. Beimler and Warlick, to tender their written resignations effective as of the closing.

     Financial Institutions Partners, Ltd., purchased its shares of Stockdale's common stock in December, 1997, pursuant to a commitment letter entered into between Stockdale and Mr. Eric D. Hovde, predecessor in interest of Financial Institutions Partners, Ltd. Pursuant to the terms of the commitment letter, Stockdale and Mr. Hovde agreed that Mr. Hovde or his assigns would be entitled to participate in any future offerings by Stockdale to be able to maintain his or its relative percentage ownership. Pursuant to the terms of the Shareholder's Agreement, Financial Institutions Partners, Ltd., and Mr. Hovde have waived their rights to participate in future stock offerings by Stockdale.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

THE MERGER

     The following unaudited pro forma combined condensed financial statements combines the historical consolidated condensed financial statements of VIBC and the historical consolidated condensed financial statements of Stockdale, giving effect to the Merger as if it had been effective on September 30, 1998, with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the periods indicated, with respect to the Pro Forma Combined Condensed Statements of Income. This information is presented under the pooling of interests accounting method.

     The information for the period ended September 30, 1998 is derived from the unaudited financial statements of the companies which includes, in the opinion of the management of the companies, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. This information should be read in conjunction with the historical consolidated financial statements of the companies, including their respective notes thereto, which are included or incorporated by reference into this Joint Proxy Statement-Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. (See "INFORMATION REGARDING VIBC -- Incorporation of Certain Information by Reference" herein.)


     The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger have been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet and in the Unaudited Pro Forma Combined Condensed Statements of Income. (See Note 2 to the Unaudited Pro Forma Combined Condensed Financial Information.) The unaudited pro forma combined condensed financial statements do not give effect to any anticipated operating efficiencies in conjunction with the Merger.


     The Unaudited Pro Forma Combined Condensed Balance Sheet is not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on September 30, 1998, or that may exist in the future. The Unaudited Pro Forma Combined Condensed Statements of Income are not necessarily indicative of the results that would have occurred had the Merger been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in values and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the Merger takes place.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AT SEPTEMBER 30, 1998

                                                                                 VIBC AND
                                        VIBC        STOCKDALE      PRO FORMA    STOCKDALE
                                    (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS   PRO FORMA
                                    ------------   ------------   -----------   ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:
Cash and due from banks...........   $   31,363     $    5,867     $   (992)    $   36,238
Federal funds sold................        6,000              0                       6,000
                                     ----------     ----------     --------     ----------
     Total cash and cash
       equivalents................       37,363          5,867         (992)        42,238
Interest bearing deposits.........          664            400                       1,064
Federal Reserve Bank and Federal
  Home Loan Bank stock, at cost...        2,306          1,045                       3,351
Securities held to maturity.......            0          1,461                       1,461
Securities available for sale.....       80,478         23,628                     104,106
                                     ----------     ----------     --------     ----------
     Total securities.............       82,784         26,134            0        108,918
Net loans.........................      344,221         98,995         (300)       442,916
Premises and equipment............       11,395          1,117                      12,512
Other real estate owned...........          148            727                         875
Other assets......................       14,753          4,856          190         19,799
                                     ----------     ----------     --------     ----------
     Total assets.................   $  491,328     $  138,096     $ (1,102)    $  628,322
                                     ==========     ==========     ========     ==========

LIABILITY AND SHAREHOLDERS' EQUITY
LIABILITIES:
Non-interest bearing deposits.....   $  121,307     $   15,467     $      0     $  136,774
Interest bearing deposits.........      320,486        108,381                     428,867
                                     ----------     ----------     --------     ----------
     Total deposits...............      441,793        123,848            0        565,641
Borrowed funds....................            0          3,000                       3,000
Accrued interest payable and other
  liabilities.....................        5,566          1,428                       6,994
                                     ----------     ----------     --------     ----------
     Total liabilities............      447,358        128,276            0        575,634
SHAREHOLDERS' EQUITY:
Common stock and surplus..........       36,230         10,657            0         46,887
Retained earnings.................        7,281           (881)      (1,102)         5,298
Unrealized net gains (losses) on
  investments available for
  sale............................          458             44                         502
                                     ----------     ----------     --------     ----------
Total shareholders' equity........       43,969          9,820       (1,102)        52,687
                                     ----------     ----------     --------     ----------
Total liabilities and
  shareholders' equity............   $  491,328     $  138,096     $ (1,102)    $  628,322
                                     ==========     ==========     ========     ==========
Number of common shares
  outstanding.....................    7,804,991      1,212,265                   9,984,643
Common shareholders' equity per
  share...........................   $     5.63     $     8.10                  $     5.28

                 UNAUDITED PRO FORMA COMBINED CONDENSED INCOME
             STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                   VIBC AND
                                          VIBC        STOCKDALE      PRO FORMA     STOCKDALE
                                      (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS    PRO FORMA
                                      ------------   ------------   -----------   -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans........   $   25,534     $    6,299                  $    31,833
  Interest on interest bearing
     deposits in other banks........           30            156                          186
  Interest on investment
     securities.....................        3,381          1,193                        4,574
  Interest on federal funds sold....          263              0                          263
                                       ----------     ----------      -------     -----------
       Total interest income........       29,208          7,648                       36,856
INTEREST EXPENSE:
  Interest expense on deposits......        8,647          3,876                       12,523
  Interest expense on borrowings....          367             31                          398
                                       ----------     ----------      -------     -----------
     Total interest expense.........        9,014          3,907                       12,921
                                       ----------     ----------      -------     -----------
NET INTEREST INCOME.................       20,194          3,741                       23,935
  Less: provisions for loan
     losses.........................        1,665            306      $   300           2,271
                                       ----------     ----------      -------     -----------
       Net interest income after
          provision for loan
          losses....................       18,529          3,435         (300)         21,664
NON-INTEREST INCOME:
  Gains from loan sales.............          378            605                          983
  Loan servicing income.............          218             88                          306
  Service charges, commissions and
     fees...........................        2,858            499                        3,357
  Securities gains..................          285              0                          285
  Other income......................          313            391                          704
                                       ----------     ----------      -------     -----------
     Total non-interest income......        4,053          1,583                        5,636
NON-INTEREST EXPENSE:
  Salaries and benefits.............        8,506          1,925                       10,431
  Occupancy, furniture and
     equipment......................        3,120            491                        3,611
  Postage and freight...............          149             62                          211
  Advertising and business
     development....................        1,142            155                        1,297
  Other real estate owned...........          112            177                          289
  Professional services.............        1,101            145          762           2,008
  Telephone, stationery and
     supplies.......................        1,135            202                        1,337
  Data processing...................          939            128          200           1,267
  Intangible asset amortization.....          357              0                          357
  Other expense.....................        1,033            832           30           1,895
                                       ----------     ----------      -------     -----------
     Total non-interest expense.....       17,594          4,117          992          22,703
                                       ----------     ----------      -------     -----------
Income before income taxes..........        4,988            901       (1,292)          4,597
Income taxes........................        1,748            193         (190)          1,751
                                       ----------     ----------      -------     -----------
     Net income.....................   $    3,239     $      708      $(1,102)    $     2,846
                                       ==========     ==========      =======     ===========
PER SHARE INFORMATION:
     Number of shares (weighted
       average)
       Basic........................    7,765,359      1,212,265                    9,945,011
       Diluted......................    8,139,184      1,226,967                   10,345,271
     Income per share
       Basic........................   $     0.42     $     0.58                  $      0.29
       Diluted......................   $     0.40     $     0.58                  $      0.27

                 UNAUDITED PRO FORMA COMBINED CONDENSED INCOME
             STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30,1997

                                                                              VIBC AND
                                               VIBC           STOCKDALE       STOCKDALE
                                           (HISTORICAL)     (HISTORICAL)      PRO FORMA
                                           -------------    -------------    -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans.............   $   19,786        $  6,119       $   25,905
  Interest on interest bearing deposits
     in other banks......................           38             130              168
  Interest on investment securities......        3,325           1,039            4,364
  Interest on federal funds sold.........          315               0              315
                                            ----------        --------       ----------
          Total interest income..........       23,465           7,288           30,753
INTEREST EXPENSE:
  Interest expense on deposits...........        7,550           3,981           11,531
  Interest expense on borrowings.........           93              59              152
                                            ----------        --------       ----------
          Total interest expense.........        7,643           4,040           11,683
                                            ----------        --------       ----------
NET INTEREST INCOME......................       15,822           3,248           19,070
  Less: provision for loan losses........        1,070             354            1,424
                                            ----------        --------       ----------
     Net interest income after provision
       for loan losses...................       14,752           2,894           17,646
NON-INTEREST INCOME:
  Gains from loan sales..................          424             417              841
  Loan servicing income..................          179             101              280
  Service charges, commissions and
     fees................................        2,483             438            2,921
  Securities gains.......................          192               0              192
  Other income...........................          306             307              613
                                            ----------        --------       ----------
          Total non-interest income......        3,585           1,263            4,848
NON-INTEREST EXPENSE:
  Salaries and benefits..................        7,395           1,806            9,201
  Occupancy, furniture and equipment.....        2,479             482            2,961
  Postage and freight....................          135              66              201
  Advertising and business development...        1,045              85            1,130
  Other real estate owned................           70             420              490
  Professional services..................        1,011             172            1,183
  Telephone, stationery and supplies.....          843             168            1,011
  Data processing........................          772             186              958
  Intangible asset amortization..........          227               0              227
  Other expense..........................          982             686            1,668
                                            ----------        --------       ----------
          Total non-interest expense.....       14,959           4,071           19,030
                                            ----------        --------       ----------
Income before income taxes...............        3,378              86            3,464
Income taxes (benefit)...................        1,089             (15)           1,074
                                            ----------        --------       ----------
     Net income..........................   $    2,289        $    101       $    2,390
                                            ==========        ========       ==========
PER SHARE INFORMATION:
  Number of shares (weighted average)
     Basic...............................    7,009,804         757,719        8,372,183
     Diluted.............................    7,411,700         759,880        8,777,964
  Income per share
     Basic...............................   $     0.33        $   0.13       $     0.28
     Diluted.............................   $     0.31        $   0.13       $     0.27

                 UNAUDITED PRO FORMA COMBINED CONDENSED INCOME
                 STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                              VIBC AND
                                               VIBC           STOCKDALE       STOCKDALE
                                           (HISTORICAL)     (HISTORICAL)      PRO FORMA
                                           -------------    -------------    -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans.............   $   27,632        $  8,054       $   35,686
  Interest on interest bearing deposits
     in other banks......................           53             240              293
  Interest on investment securities......        4,431           1,418            5,849
  Interest on federal funds sold.........          343               0              343
                                            ----------        --------       ----------
          Total interest income..........       32,459           9,712           42,171
INTEREST EXPENSE:
  Interest expense on deposits...........       10,213           5,328           15,541
  Interest expense on borrowings.........          208              62              270
                                            ----------        --------       ----------
          Total interest expense.........       10,421           5,390           15,811
                                            ----------        --------       ----------
NET INTEREST INCOME......................       22,038           4,322           26,360
  Less: provisions for loan losses.......        1,850             415            2,265
                                            ----------        --------       ----------
          Net interest income after
             provision for loan losses...       20,188           3,907           24,095
NON-INTEREST INCOME:
  Gains from loan sales..................        1,182             576            1,758
  Loan servicing income..................          240             136              376
  Service charges, commissions and
     fees................................        3,314             599            3,913
  Securities gains.......................          551               0              551
  Other income...........................          464             430              894
                                            ----------        --------       ----------
          Total non-interest income......        5,751           1,741            7,492
NON-INTEREST EXPENSE:
  Salaries and benefits..................        9,800           2,417           12,217
  Occupancy, furniture and equipment.....        3,478             639            4,117
  Postage and freight....................          173              91              264
  Advertising and business development...        1,414             121            1,535
  Other real estate owned................           23             478              501
  Professional services..................        1,403             206            1,609
  Telephone, stationery and supplies.....        1,159             236            1,395
  Data processing........................        1,030             249            1,279
  Intangible asset amortization..........          316               0              316
  Other expense..........................        1,399             953            2,352
                                            ----------        --------       ----------
          Total non-interest expense.....       20,195           5,390           25,585
                                            ----------        --------       ----------
Income before income taxes...............        5,744             258            6,002
Income taxes (benefit)...................        1,943             (44)           1,899
                                            ----------        --------       ----------
          Net income.....................   $    3,801        $    302       $    4,103
                                            ==========        ========       ==========
PER SHARE INFORMATION:
  Number of shares (weighted average)
     Basic...............................    7,074,698         768,926        8,457,227
     Diluted.............................    7,518,747         770,551        8,904,198
  Income per share
     Basic...............................   $     0.54        $   0.39       $     0.49
     Diluted.............................   $     0.51        $   0.39       $     0.46

                 UNAUDITED PRO FORMA COMBINED CONDENSED INCOME
                 STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                              VIBC AND
                                               VIBC           STOCKDALE       STOCKDALE
                                           (HISTORICAL)     (HISTORICAL)      PRO FORMA
                                           -------------    -------------    -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans.............   $   21,979        $  8,082       $   30,061
  Interest on interest bearing deposits
     in other banks......................           21             270              291
  Interest on investment securities......        1,975           1,333            3,308
  Interest on federal funds sold.........          287               0              287
                                            ----------        --------       ----------
          Total interest income..........       24,261           9,685           33,946
INTEREST EXPENSE:
  Interest expense on deposits...........        6,985           5,414           12,399
  Interest expense on borrowings.........          143             216              359
                                            ----------        --------       ----------
          Total interest expense.........        7,128           5,630           12,758
                                            ----------        --------       ----------
NET INTEREST INCOME......................       17,133           4,055           21,188
  Less: provisions for loan losses.......          635             854            1,489
                                            ----------        --------       ----------
          Net interest income after
             provision for loan losses...       16,498           3,201           19,699
NON-INTEREST INCOME:
  Gains from loan sales..................          423             509              932
  Loan origination fees..................           88               0               88
  Loan servicing income..................          235             132              367
  Service charges, commissions and
     fees................................        1,904             547            2,451
  Securities gains.......................           49              58              107
  Other income...........................          375             283              658
                                            ----------        --------       ----------
          Total non-interest income......        3,075           1,529            4,604
NON-INTEREST EXPENSE:
  Salaries and benefits..................        8,192           2,298           10,490
  Occupancy, furniture and equipment.....        2,728             696            3,424
  Postage and freight....................          149              60              209
  Advertising and business development...        1,263             110            1,373
  Other real estate owned................          157             356              513
  Professional services..................          874             282            1,156
  Telephone, stationery and supplies.....          721             197              918
  Data processing........................          698             253              951
  Other expense..........................          968           2,176            3,144
                                            ----------        --------       ----------
          Total non-interest expense.....       15,749           6,428           22,177
                                            ----------        --------       ----------
Income (loss) before income taxes........        3,824          (1,698)           2,126
Income taxes (benefit)...................        1,249            (729)             520
                                            ----------        --------       ----------
          Net income (loss)..............   $    2,575        $   (969)      $    1,606
                                            ==========        ========       ==========
PER SHARE INFORMATION:
  Number of shares (weighted average)
     Basic...............................    6,827,596         757,719        8,189,975
     Diluted.............................    7,238,814         760,985        8,607,065
  Income per share
     Basic...............................   $     0.38        $  (1.28)      $     0.20
     Diluted.............................   $     0.36        $  (1.27)      $     0.19

                 UNAUDITED PRO FORMA COMBINED CONDENSED INCOME
                 STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                              VIBC AND
                                               VIBC           STOCKDALE       STOCKDALE
                                           (HISTORICAL)     (HISTORICAL)      PRO FORMA
                                           -------------    -------------    -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans.............   $   19,197        $  8,306       $   27,503
  Interest on interest bearing deposits
     in other banks......................            0             279              279
  Interest on investment securities......        1,887           1,575            3,462
  Interest on federal funds sold.........          691               0              691
                                            ----------        --------       ----------
          Total interest income..........       21,776          10,160           31,936
INTEREST EXPENSE:
  Interest expense on deposits...........        5,951           5,555           11,506
  Interest expense on borrowings.........           23             614              637
                                            ----------        --------       ----------
          Total interest expense.........        5,973           6,169           12,142
                                            ----------        --------       ----------
NET INTEREST INCOME......................       15,803           3,991           19,794
  Less: provisions for loan losses.......        1,008             475            1,483
                                            ----------        --------       ----------
          Net interest income after
             provision for loan losses...       14,795           3,516           18,311
NON-INTEREST INCOME:
  Gains from loan sales..................          179             737              916
  Loan origination fees..................          326               0              326
  Loan servicing income..................          209             124              333
  Service charges, commissions and
     fees................................        1,511             424            1,935
  Securities gains.......................            2             149              151
  Other income...........................          292             360              652
                                            ----------        --------       ----------
          Total non-interest income......        2,519           1,794            4,313
NON-INTEREST EXPENSE:
  Salaries and benefits..................        7,350           2,650           10,000
  Occupancy, furniture and equipment.....        2,038             807            2,845
  Postage and freight....................          116              60              176
  Advertising and business development...          946              80            1,026
  Other real estate owned................            0             254              254
  Professional services..................          924             290            1,214
  Telephone, stationery and supplies.....          518             232              750
  Data processing........................          593             304              897
  Other expense..........................          964           1,623            2,587
                                            ----------        --------       ----------
          Total non-interest expense.....       13,449           6,300           19,749
                                            ----------        --------       ----------
Income (loss) before income taxes........        3,865            (990)           2,875
Income taxes (benefit)...................        1,440            (334)           1,106
                                            ----------        --------       ----------
          Net income (loss)..............   $    2,425        $   (656)      $    1,769
                                            ==========        ========       ==========
PER SHARE INFORMATION:
  Number of shares (weighted average)
     Basic...............................    6,645,737         757,719        8,008,116
     Diluted.............................    7,162,180         760,985        8,530,431
  Income per share
     Basic...............................   $     0.36        $  (0.87)      $     0.22
     Diluted.............................   $     0.34        $  (0.86)      $     0.21

                          NOTES TO UNAUDITED PRO FORMA
                       COMBINED CONDENSED FINANCIAL DATA

     NOTE 1: BASIS OF PRESENTATION. Certain historical data of Stockdale have been reclassified on a pro forma basis to conform to VIBC's classifications. Transactions between the companies are not material in relation to the unaudited pro forma combined financial statements, and have not been eliminated from the pro forma combined amounts.

     NOTE 2: MERGER COSTS. The unaudited pro forma combined condensed financial data reflects VIBC's and Stockdale's management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $1,292,000 ($1,102,000 net of taxes for deductible expenditures) expected to be incurred in connection with the Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the Unaudited Pro Forma Combined Condensed Income Statement for September 30, 1998, in order to disclose-the aggregate effect of these activities on VIBC's pro forma combined financial position. The estimated aggregate costs include the following:

Computer conversion costs..........................  $  200,000
Investment banking fees............................     682,000
Legal and other professional costs.................      80,000
Printing costs.....................................      30,000
Other costs........................................     300,000
                                                     ----------
          Total Estimated Aggregate Costs..........  $1,292,000
                                                     ==========

     The foregoing cost estimates are forward-looking. The ultimate level and timing of recognition of such costs will be based on many factors beyond the control of VIBC or Stockdale. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

     NOTE 3: COMMON SHARES OUTSTANDING. The unaudited pro forma number of common shares outstanding, common shareholders' equity per share, number of shares (basic and diluted) and income per share (basic and diluted) are based on the share amounts for VIBC plus the historical share amounts for Stockdale multiplied by the assumed exchange ratio of 1.798.

THE BRANCH ACQUISITION AND TRUST PREFERRED SECURITIES OFFERING

     The following Unaudited Pro Forma Combined Balance Sheet combines the historical consolidated condensed financial statements of VIBC, the historical consolidated condensed financial statements of Stockdale, the historical financial data for the Hemet branch office, and the proposed $20 million offering of trust preferred securities giving effect to the Merger, the branch acquisition and the offering as if they had been effective on September 30, 1998. The Merger is presented under the pooling of interests accounting method. The branch acquisition is presented under the purchase accounting method.

     This information should be read in conjunction with the historical consolidated financial statements of the companies, including their respective notes thereto, which are included or incorporated by reference into this Joint Proxy Statement-Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. (See "INFORMATION REGARDING VIBC -- Incorporation of Certain Information by Reference" herein.)

     The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger have been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheets. The Unaudited Pro Forma Combined Condensed Balance Sheets are not necessarily indicative of the actual financial position that would have existed had the Merger, the branch acquisition and the offering been consummated on September 30, 1998, or that may exist in the future.

  UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS AT SEPTEMBER 30, 1998

                                                                     PENDING      OFFERING AND
                                       VIBC         STOCKDALE        BRANCH        PRO FORMA      PRO FORMA
                                   (HISTORICAL)    (HISTORICAL)    ACQUISITION    ADJUSTMENTS     COMBINED
                                   ------------    ------------    -----------    ------------    ---------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:
Cash and due from banks..........    $ 31,363        $  5,867       $    200        $  (992)      $ 36,438
Federal funds sold...............       6,000               0          1,690(1)      19,250(2)      26,940
                                     --------        --------       --------        -------       --------
         Total cash and cash
           equivalents...........      37,363           5,867          1,890         18,258         63,378
Interest bearing deposits........         664             400                                        1,064
Federal Reserve Bank and Federal
  Home Loan Bank stock, at
  cost...........................         306           1,045              0                         3,351
Securities held to maturity......           0           1,461              0                         1,461
Securities available for sale....      80,478          23,628         85,000                       189,106
                                     --------        --------       --------        -------       --------
         Total securities........      82,784          26,134         85,000                       193,918
Net loans........................     344,221          98,995         16,830           (300)       459,746
Premises and equipment...........      11,395           1,117             30                        12,542
Investments in real estate
  ventures.......................           0               0              0                             0
Other real estate owned..........         148             727              0                           875
Other assets.....................      14,753           4,856          2,181(1)         940(3)      22,730
                                     --------        --------       --------        -------       --------
         Total assets............    $491,328        $138,096       $105,931        $18,898       $754,253
                                     ========        ========       ========        =======       ========
LIABILITY AND SHAREHOLDERS' EQUITY
LIABILITIES:
Non-interest bearing deposits....    $121,307        $ 15,467       $      0        $     0       $136,774
Interest bearing deposits........     320,486         108,381        105,631                       534,498
                                     --------        --------       --------        -------       --------
         Total deposits..........     441,793         123,848        105,631              0        671,272
Borrowed funds...................           0           3,000              0                         3,000
Accrued interest payable and
  other liabilities..............       5,566           1,428            300         20,000(2)      27,294
                                     --------        --------       --------        -------       --------
         Total liabilities.......     447,358         128,276        105,931         20,000        701,565
SHAREHOLDERS' EQUITY:
Common stock and surplus.........      36,230          10,657                                       46,887
Retained earnings................       7,281            (881)                       (1,102)         5,298
Unrealized net gains (losses) on
  investments available for sale,
  net............................         458              44                                          502
                                     --------        --------       --------        -------       --------
         Total shareholders'
           equity................      43,969           9,820              0         (1,102)        52,687
                                     --------        --------       --------        -------       --------
         Total liabilities &
           shareholders'
           equity................    $491,328        $138,096       $105,931        $18,898       $754,253
                                     ========        ========       ========        =======       ========

-------------------------
(1) The Stockdale Merger is accounted for utilizing the pooling method of accounting and the Branch acquisition is accounted for utilizing the purchase method of accounting. The excess cost over fair value of net assets acquired for the Branch acquisition was assumed to have been $1,059,000.

(2) VIBC will issue $20,000,000 in long term debt from the trust preferred securities offering.

(3) Expenses associated with the issuance of the trust preferred securities are assumed to total $750,000 and have been capitalized.

                           INFORMATION REGARDING VIBC

BUSINESS OF VIBC

     VIBC is a bank holding company registered under the Bank Holding Company Act and its principal business is to serve as a holding company for its banking subsidiary, Valley Independent Bank. VIBC was organized on November 7, 1997, as a California corporation. VIBC became VIB's holding company on March 12, 1998.

     VIB was incorporated under the laws of the State of California on March 28, 1980, and commenced operations as a California state-chartered bank on March 19, 1981. VIB's main office is located at 1448 Main Street, El Centro, California 92243. In addition, as of September 30, 1998, VIB had branch offices in Brawley, Calexico and Holtville, in Imperial County, Blythe, Coachella, Indio, La Quinta, Palm Desert, Palms Springs, and Thousand Palms, in Riverside County, and Julian and Tecate in San Diego County. The Bank also operates loan production offices in El Centro, Carlsbad, Orange, and Rancho Mirage, California, Yuma, Arizona, and Las Vegas, Nevada. Further, VIB has applications pending for regulatory approval to acquire the Hemet Branch office of Fremont Investment & Loan.

     VIB offers a full range of commercial banking services, including the making of commercial loans and various types of consumer loans; the acceptance of checking, savings and time deposits; NOW, super NOW and money-market deposit accounts; and provides travelers' checks, pre-approved overdraft lines, safe deposit and other customary non-deposit banking services. VIB is an agent for VISA(R) and MasterCard(R) credit cards, and is a merchant depository for card holder drafts under both types of credit cards. At the present time, VIB does not have a trust department but can provide that service through a correspondent bank. VIB has 24-hour automated teller machines at its branches, which are integrated into multi-state ATM networks; as well as drive-through banking service at a majority of its branch locations.

PENDING BRANCH ACQUISITION

     On September 22, 1998 Valley Independent Bank entered into an Agreement to Assume Liabilities and to Acquire Assets of Branch Office with Fremont Investment & Loan. The Branch Agreement provides for the acquisition of Fremont Investment and Loan's Hemet branch office located at 2091 West Florida Avenue, Suite 100, Hemet, California 92545. Pursuant to the Branch Agreement, VIB will acquire certain of the loans of the Hemet branch, will acquire the furniture and fixtures, will assume the deposits of the Branch and will assume the lease for the branch. The premium to be paid by VIB for the purchase is presently anticipated to be approximately $1 million. It is anticipated that the total deposits of the branch to be assumed by VIB, which is scheduled to close in mid-January 1999, will be approximately $100 million. The acquisition of the Hemet branch is subject to receipt of regulatory approvals and satisfaction of standard terms and conditions for branch acquisitions. Applications have been filed with the FRB and the California Department of Financial Institutions for approval of the branch acquisition. No assurances can be given that the regulatory authorities will approve the proposed acquisition, although, except as discussed below, neither VIB nor VIBC have any reason to believe the applications will not be approved on a timely basis.

     Because the acquisition of the branch will result in a significant increase in the total assets and liabilities of VIB, it is anticipated that the regulatory approvals will be conditioned upon VIB increasing its equity capital by at least $8.5 million and, accordingly,

VIB has projected a capital increase of at least that amount in its regulatory applications, which are currently pending. As discussed below, VIBC is proposing to raise more than sufficient capital through an issuance of trust preferred securities of at least $20 million which will be used to increase VIB's capital to support the proposed branch acquisition. (See "INFORMATION REGARDING
VIBC -- Proposed Offering -- Trust Preferred Securities" herein.) Consummation of the branch acquisition will be conditioned upon increasing VIB's capital.

     Management of VIB viewed the opportunity to acquire the branch location as an excellent opportunity to expand VIB's services into the San Jacinto Valley, which is about 90 miles east of Los Angeles, 35 miles southeast of Riverside, and 85 miles northeast of San Diego.

PROPOSED OFFERING -- TRUST PREFERRED SECURITIES

     VIBC is in the process of preparing offering materials for the purpose of raising $20 million through the sale of trust preferred securities. It is presently contemplated that the sale of the trust preferred securities will be effected through the services of an underwriter and that the securities will be sold on a private placement basis to institutional investors. No assurances can be given, however, that VIBC will be successful in selling the trust preferred securities or in otherwise raising the capital necessary to support VIB's proposed branch acquisition.

     Trust preferred securities are a hybrid form of security which is considered debt, with the interest paid deductible for income tax purposes, but which is considered capital for bank regulatory purposes. Typically, a new sole purpose entity is established as a trust by the issuer, and the trust issues preferred securities to investors. The cash received from investors is used by the trust to purchase subordinated debentures from the issuer. The issuer, in turn, may use the cash from the sale of the subordinated debentures to capitalize its bank subsidiary, or for other corporate purposes.

     Trust preferred securities do not convert into common stock and, therefore, the issuance of trust preferred securities will not be dilutive to the voting interests of holders of VIBC's common stock. However, the dividends on trust preferred securities, which accumulate, must be paid ahead of dividends to other preferred shareholders and holders of VIBC's common stock.

CERTAIN INFORMATION REGARDING VIBC MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     BENEFICIAL OWNERSHIP OF STOCK


     Except as set forth below, management of VIBC does not know of any person who owns beneficially or of record, more than 5% of the VIBC's outstanding common stock. The following table sets forth certain information as of November 27, 1998, concerning the beneficial ownership of VIBC's common stock by each of the directors and executive officers(1) and by all directors and executive officers of VIBC as a group. Management is not aware of any change in control of VIBC which has occurred since January 1, 1997, or of any arrangement which may, at a subsequent date, result in a change in control of VIBC.


                                                                 NUMBER OF
                                                                  SHARES
                                                             SUBJECT TO VESTED
                                                               STOCK OPTIONS       PERCENT
                                      NUMBER OF SHARES              AND            OF CLASS
                                       OF COMMON STOCK          OUTSTANDING      BENEFICIALLY
          NAME AND TITLE            BENEFICIALLY OWNED(2)       WARRANTS(3)        OWNED(3)
          --------------            ---------------------    -----------------   ------------
Jack Brittain, Jr.,...............           20,382(4)              3,240             .30%
  Executive Vice President, VIB
Charles Ellis,....................           22,069                26,033             .61%
  Director
R. Stephen Ellison,...............          242,269(5)             34,807            3.49%
  Director
Richard D. Foss,..................           98,298(6)             39,497            1.73%
  Chairman of the Board of
  Directors
Harry G. Gooding, III,............           12,371(7)              4,104             .21%
  Executive Vice President and
  Chief Financial Officer
Dennis L. Kern,(8)................          387,649(5)(9)         126,383            6.41%
  Director, President and Chief
  Executive Officer
Edward McGrew, ...................           35,558                34,860             .89%
  Director
Ronald A. (Rusty) Pedersen,(10)...          553,799(5)             18,473            7.23%
  Vice Chairman of the Board
Martin E. Plourd, ................           19,086(11)            13,430             .41%
  Executive Vice President, VIB
John L. Skinner,..................           59,783                24,015            1.06%
  Director
Thomas Topuzes, ..................           24,692(12)            10,956             .45%
  Executive Vice President, VIB
Alice Helen Lowery
  Westerfield,(13)................          325,450                18,388            4.35%
  Vice Chairman of the Board
All Directors and Executive
  Officers as a Group (12 in
  number).........................        1,372,254(5)            354,186           20.93%


-------------------------

 (1) With respect to VIBC, the term "executive officer" means the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. VIBC's Chairman of the Board, Vice Chairmen of the Board, and Secretary are not deemed to be executive officers of VIBC. However, VIB's Executive Vice President and Chief Administrative Officer, Executive Vice President and Chief Credit Officer, and Executive Vice President and Branch Administrator are also considered executive officers of VIBC.

 (2) Includes shares beneficially owned, directly and indirectly, together with associates, except for shares subject to vested stock options and outstanding Warrants. Also includes shares held as trustee and held by or as custodian for minor children. Unless otherwise noted, all shares are held as community property under California law or with sole investment and voting power.

 (3) Shares subject to options held by directors or executive officers that were exercisable within 60 days after November 27, 1998 ("vested") and all outstanding Warrants held by directors or executive officers are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person but not for the purpose of computing the percent of class owned by any other person.


 (4) Includes 1,902 shares allocated to Mr. Brittain pursuant to the 401(k) Plan and 4,122 shares in the ESOP.

 (5) Includes 214,576 shares held as trustee of the ESOP. The trustees have voting rights over these shares to the extent not exercised by the ESOP's participants. These shares are included for each of Messrs. Ellison, Kern and Pedersen, the trustees, and are included once for the category "All Directors and Executive Officers as a Group."

 (6) Includes 11,313 shares held in trust for the benefit of Mr. Foss.

 (7) Includes 1,960 shares allocated to Mr. Gooding pursuant to the 401(k) Plan and 3,308 shares in the ESOP.

 (8) Mr. Kern's business address is 1498 Main Street, El Centro, California
     92243.

 (9) Includes 8,881 shares allocated to Mr. Kern pursuant to the 401(k) Plan and 6,957 shares in the ESOP.

(10) Mr. Pedersen's business address is 330 West Aten Road, Imperial, California 92251.

(11) Includes 364 shares allocated to Mr. Plourd pursuant to the 401(k) Plan and 3,788 shares in the ESOP.

(12) Includes 2,875 shares allocated to Mr. Topuzes pursuant to the 401(k) Plan and 4,585 shares in the ESOP.

(13) Ms. Westerfield's address is 82-257 Bliss, Indio, California 92201.

     DIRECTORS

     Article V(a) of VIBC's Articles of Incorporation provide for a range of six to ten directors and permit the exact number of directors to be fixed by board or shareholder action. The Board of Directors has fixed the number of directors at eight. Article VIII(b) of VIBC's Articles of Incorporation provide that when the number of directors has been fixed at six or more, but less than nine, the Board of Directors shall be classified into two classes with each class serving for staggered two-year terms.

     The persons named below, all of whom are currently members of VIBC's Board of Directors, were elected at VIBC's 1998 Annual Meeting of Shareholders to serve until the 1999 or the 2000 Annual Meetings of Shareholders and until their successors are elected and have qualified. At the 1998 Annual Meeting of Shareholders VIBC's shareholders first implemented the classification of VIBC's Board of Directors. Hereafter, so long as VIBC has six or more but less than nine directors, the directors will serve two-year, staggered terms. If the Board of Directors is expanded to nine or more, as contemplated by the Merger Agreement, the directors will be divided into three classes serving staggered three-year terms.

     None of the directors or executive officers of VIBC were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of VIBC, acting within their capacities as such. There are no family relationships between the directors and executive officers of VIBC and none of the directors or executive officers of VIBC serve as directors of any other company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940.


     The following table sets forth the names and certain information as of November 27, 1998, concerning the directors of VIBC:



                                                                      YEAR FIRST             YEAR FIRST
                                                                      ELECTED OR             ELECTED OR
                                                                      APPOINTED    CURRENT   APPOINTED
                                        BUSINESS EXPERIENCE DURING     DIRECTOR     TERM      DIRECTOR
        NAME AND TITLE          AGE        THE PAST FIVE YEARS         OF VIBC     EXPIRES     OF VIB
        --------------          ---     --------------------------    ----------   -------   ----------
Charles Ellis,................  71    President, Coachella Valley        1997       2000        1995
  Director                            Insurance Service, Inc.
R. Stephen Ellison, ..........  49    President, Jordan/Central          1997       2000        1990
  Director                            Implement (Machinery)
Richard D. Foss,..............  58    President, Foss Accountancy        1997       1999        1980
  Chairman of the Board               Corporation, Certified Public
  of Directors                        Accountants
Dennis L. Kern,...............  58    President and Chief Executive      1997       1999        1983
  Director, President and             Officer, Valley Independent
  Chief Executive Officer(1)          Bank
Edward McGrew,................  60    Owner-Operator of MAGCO            1997       2000        1983
  Director                            (general farming and cattle
                                      feeding)
Ronald A. (Rusty) Pedersen,...  64    Owner, Imperial Pre-Mix Co.        1997       1999        1983
  Vice Chairman of the Board          (cattle feed supplement
  of Directors                        manufacturing)
John L. Skinner, .............  68    Owner, T.C. Worthy Cash &          1997       2000        1990
  Director                            Carry
Alice Helen Lowery              69    Retired; Regional Customer         1997       1999        1992
  Westerfield,................        Relations Officer, Valley
  Vice Chairman of the Board          Independent Bank (1993 to
  of Directors                        1997); previously Chairman,
                                      President and Chief Executive
                                      Officer, The First National
                                      Bank in Coachella


-------------------------
(1) This person is an executive officer of VIBC.

     EXECUTIVE OFFICERS


     The following table sets forth the names and certain information as of November 27, 1998, concerning the executive officers of VIBC, except Mr. Kern, who is a director and included in the table set forth above. Messrs. Brittain, Plourd and Topuzes are officers of VIB and are considered to be executive officers of VIBC.


                                                                                                        TERM OF
                           TITLE WITH             TITLE WITH              BUSINESS EXPERIENCE DURING  OFFICE WITH
        NAME                  VIBC                   VIB            AGE      THE PAST FIVE YEARS          VIB
        ----               ----------             ----------        ---   --------------------------  -----------
Jack Brittain, Jr....  N/A                  Executive Vice          50    Chief Credit Officer,       Since 1988
                                            President and Chief           Valley Independent Bank
                                            Credit Officer
Harry G. Gooding,      Executive Vice       Executive Vice          51    Chief Financial Officer,    Since 1991
  III................  President and Chief  President and Chief           Valley Independent Bank
                       Financial Officer    Financial Officer
Martin E. Plourd.....  N/A                  Executive Vice          40    Branch Administrator,       Since 1986
                                            President and Branch          Valley Independent Bank
                                            Administrator
Thomas Topuzes.......  N/A                  Executive Vice          51    Chief Administrative        Since 1991
                                            President and Chief           Officer, Valley
                                            Administrative Officer        Independent Bank


     SIGNIFICANT EMPLOYEE



     The following table sets forth the name and certain information as of November 27, 1998, concerning the significant employee of VIB who is not deemed an executive officer of VIB or VIBC.


                                                                                                TERM OF
                         TITLE WITH        TITLE WITH             BUSINESS EXPERIENCE DURING  OFFICE WITH
         NAME               VIBC              VIB           AGE      THE PAST FIVE YEARS          VIB
         ----            ----------        ----------       ---   --------------------------  -----------
Janice Stewart Grady...  N/A          Senior Vice           45    Human Resources Director,   Since 1989
                                      President and Human         Valley Independent Bank
                                      Resources Director

LITIGATION

     As of the date of this Prospectus -- Joint Proxy Statement, VIBC is not aware of any litigation pending or threatened to which VIBC or VIB is a party the outcome of which is likely to have a material adverse effect on VIBC.

AVAILABLE INFORMATION

     VIBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, VIBC files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by VIBC with the SEC may be inspected and copied at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

     Shares of VIBC's common stock are designated for quotation on the Nasdaq National Market under the symbol "VIBC." Exchange Act reports filed by VIBC can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. VIBC became a reporting company as of March 19, 1998. Prior thereto, VIBC's predecessor corporation (now its wholly-owned subsidiary), Valley Independent Bank, filed reports, proxy statements, and other information with the Federal Deposit Insurance Corporation.

     VIBC has filed with the SEC a Registration Statement on Form S-4 (including exhibits thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of VIBC's common stock issuable in the Merger. This Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Joint Proxy Statement-Prospectus incorporates by reference documents not included herein. Documents relating to VIBC, excluding exhibits unless specifically incorporated herein, are available without charge upon request to Mr. Harry G. Gooding, III, Executive Vice President and Chief Financial Officer, 1498 Main Street, El Centro, California 92243. Telephone requests may be directed to Mr. Harry G. Gooding, III at (760) 337-3255.

     The following documents filed with the SEC by VIBC are incorporated herein by reference:

     (a) VIBC's Registration Statement on Form 8-A dated March 19, 1998;

     (b) VIBC's Annual Report on Form 10-K for the year ended December 31, 1997;

     (c) VIBC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998; and

     (d) VIBC's Current Reports on Form 8-K dated March 19, 1998, May 1, 1998, and September 29, 1998.

     Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of SEC's Regulation S-K.

     All documents and reports filed by VIBC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to VIBC's Special Meeting and Stockdale's Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing and any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The documents and reports filed by VIBC with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC, including VIBC. The SEC's Internet site is http://www.sec.gov. VIBC's Internet site is http://www.vibcorp.com.


                        INFORMATION REGARDING STOCKDALE


BUSINESS OF STOCKDALE

     Stockdale is a federal stock savings bank, chartered by the Office of Thrift Supervision (the "OTS") on June 27, 1991. Stockdale was initially incorporated on February 26, 1985, as Stockdale Savings and Loan Association, a California state-chartered savings and loan association and began operations on that date. Effective June 27, 1991, Stockdale converted to a federal stock savings bank and currently operates under a federal charter as Bank of Stockdale, F.S.B. Stockdale is a member of the Federal Home Loan Bank ("FHLB") of San Francisco, which is one of twelve regional banks making up the Federal Home Loan Bank System. Stockdale's deposits are insured up to the applicable limits by the Savings Association Insurance Fund of the FDIC. Stockdale's principal executive office is located at 5151 Stockdale Highway, Bakersfield, California 93309, and its telephone number is (805) 833-9292. As of September 30, 1998, Stockdale had branch offices located at 3990 Gosford Road, Bakersfield, California 93309, and 2700 Mount Vernon Avenue, Bakersfield, California 93306. In addition, Stockdale has a loan production office in Fresno, California. Services include those traditionally offered by community banks, such as checking and saving accounts and real estate and home improvement loans. The vast majority of Stockdale's loans are direct loans made to individuals, professionals, and small and medium sized businesses within Stockdale's marketing area.

     Stockdale's principal sources of income are interest received on real estate and other loans, and income derived from the sale of loans. To a lesser extent, Stockdale earns income from investments, from fees received in connection with the servicing of loans and consumer banking activities. Its principal expenses are interest paid on deposits and other borrowings, and administrative and other operating expenses. The sources of funds for lending activities are deposit acquisitions, borrowings, loan sales and repayments. Stockdale's primary use of funds is the origination of real estate loans and loans to small businesses.

     Stockdale's results of operations depend upon the local real estate market and the interest rate environment, both of which impact the demand for loans. Interest rates also impact the difference between interest earned on loans and investments, and the interest paid on deposits and borrowings. Other significant influences on Stockdale's operations, and on the operations of thrifts generally include general economic conditions, the related monetary and fiscal policies of the federal government and the policies of the various regulatory authorities.

     Stockdale is subject to examination and comprehensive regulation by the OTS and the FDIC. Stockdale is further subject to regulations of the Board of Governors of the Federal Reserve System (the "FRB") governing reserves required to be maintained against deposits and certain other matters.

CERTAIN INFORMATION REGARDING STOCKDALE MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     BENEFICIAL OWNERSHIP OF COMMON STOCK


     Principal Shareholders. Stockdale's management knows of no person, group, corporation, or other entity which owns beneficially, directly or indirectly, more than five percent (5%) of the outstanding shares of Stockdale's common stock as of the record date, November 27, 1998 (1,212,265 shares outstanding), other than as set forth below:



                                          AMOUNT AND NATURE OF    PERCENT
 NAME AND ADDRESS OF BENEFICIAL OWNERS    BENEFICIAL OWNERSHIP    OF CLASS
 -------------------------------------    --------------------    --------
Financial Institution Partners, Ltd.....        385,865             31.83%
  1629 Colonial Parkway
  Inverness, IL 60067
Ed L. Hickman...........................      67,675(1)              5.48%(1)
  5151 Stockdale Highway
  Bakersfield, CA 93309


-------------------------
(1) Includes 22,000 shares which Mr. Hickman has the right to acquire pursuant to the exercise of options granted under Stockdale's 1985 Stock Option Plan.

     Financial Institution Partners, Ltd. acquired the shares listed above as beneficially owned in December, 1997, pursuant to a Commitment Letter entered into between its predecessor and one of its principals, Mr. Eric D. Hovde, on the one hand, and Stockdale, on the other, dated July 1, 1997 and amended July 17 and September 29, 1997 (the "Commitment Letter"). The shares were purchased from Stockdale out of its authorized and previously unissued common stock for $6.60 per share in cash. Stockdale paid Hovde Financial, Inc., of which Mr. Hovde is also a principal, a consulting fee of $11,961.75 in connection with the issuance of the shares to Financial Institution Partners, Ltd.

     The Commitment Letter provides that Financial Institution Partners, Ltd. may designate two representatives to serve on Stockdale's Board of Directors from the date it acquires the shares through the first annual meeting of shareholders after that date. As permitted by Stockdale's Bylaws, the Board of Directors increased the number of its members from 12 to 14 and appointed Messrs. Jeffrey W. Warlick and Irving R. Beimler to fill the vacancies so created as the designees of Financial Institution Partners, Ltd. They began serving as new members of the Board of Directors on February 18, 1998. Mr. Warlick has been appointed to a two year term expiring in 2001 and Mr. Beimler has been appointed to a one year term expiring in 1999.

     At the same time Financial Institutions Partners, Ltd. purchased the 362,431 shares of Common Stock in December, 1997, six members of Stockdale's Board of Directors (or entities of which they are beneficial owners) and one other person purchased an aggregate of 92,115 newly issued shares of Stockdale's common stock. They each paid $6.60 per share in cash.


     Beneficial Ownership of Common Stock by Directors and Officers. The following table sets forth as of November 27, 1998, the number of shares of Stockdale's common stock beneficially owned, directly and indirectly, by Stockdale's directors and executive officers(2), and by all directors and executive officers of Stockdale, as a group. Management is not aware of any change in control of Stockdale which has occurred since January 1, 1997, or any arrangement which may, at a subsequent date, result in a change in control of Stockdale except for the Merger. The information contained herein has been obtained from Stockdale's records or furnished directly by the individual or entity to Stockdale.

                                                   NUMBER OF SHARES      PERCENT OF CLASS
                                                    OF COMMON STOCK        BENEFICIALLY
               NAME AND TITLE(2)                 BENEFICIALLY OWNED(3)        OWNED
               -----------------                 ---------------------   ----------------
Jim Banducci,...................................          7,500                 .62%
  Director
Irving R. Beimler,..............................        385,865(4)            31.83%
  Director
John Brock, Jr.,................................          6,600                 .54%
  Director
Dwight E. Byrum,................................         36,220(5)             2.99%
  Director
Fred H. Carlisle, Jr.,..........................         38,000(6)             3.13%
  Director
James F. Dandy,.................................         21,747(7)             1.79%
  Director
Earle J. Gibbons,...............................         39,000(8)             3.22%
  Director
Ed L. Hickman,..................................         67,675(9)             5.48%
  Director, President and Chief Executive
  Officer
Bruce C. Jay,...................................          2,720                 .22%
  Executive Vice President and Chief Financial
  Officer
Thomas S. Kelly,................................         34,249                2.83%
  Chairman of the Board of Directors
Thomas J. Phillips,.............................         16,500                1.36%
  Director
Rick L. Roper,..................................         11,000(10)             .90%
  Executive Vice President and Chief Loan
  Officer
Ken Sorenson,...................................         22,000(11)            1.81%
  Director
Ronald L. Scheidt,..............................              0                 N/A
  Senior Vice President and Commercial Loan
  Officer
Marvin E. Steinert,.............................         36,000                2.97%
  Director
Jeffery W. Warlick,.............................        385,865(4)            31.83%
  Director
Richard P. Wilson,..............................         16,389(12)            1.35%
  Director
All Directors and Executive Officers as a
  Group.........................................        741,465               61.16%
  (17 in number)

-------------------------
 (2) With respect to Stockdale, the term "executive officer" means the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Loan Officer, and Senior Vice President and

     Commercial Loan Officer. Stockdale's Chairman of the Board, Secretary, and other Vice Presidents are not deemed to be executive officers.

 (3) Unless otherwise indicated, each person has sole voting and investment power over the stock shown as beneficially owned, subject to community property laws where applicable.

 (4) Mr. Beimler and Mr. Warlick are representatives of Financial Institution Partners, Ltd. and all of the shares shown are owned of record by Financial Institution Partners, Ltd. These shares are included for each of Messrs. Beimler and Warlick and are included once for the category "All Directors and Executive Officers as a Group."

 (5) 31,500 of which are owned by Bakersfield Pipe and Supply Pension Plan, of which Mr. Byrum is a trustee.

 (6) 11,000 of which are owned by S.A. Camp Companies, of which Mr. Carlisle is Secretary/Treasurer.

 (7) 21,747 of which are owned by the J.L. Dandy & Co Employee Profit Sharing Plan & Trust of which Mr. Dandy is a trustee.

 (8) 22,000 of which are owned by Regional Mortgage Co. Which is partially owned by a trust of which Mr. Gibbons is a trustee. Also includes 6,600 shares which are owned by River West, a partnership of which Mr. Gibbons is a partner.

 (9) Includes 22,000 shares of which Mr. Hickman has an unexpired vested stock option pursuant to Stockdale's 1985 Stock Option Plan.

(10) Includes 11,000 shares of which Mr. Roper has an unexpired vested stock option pursuant to Stockdale's 1985 Stock Option Plan.

(11) 5,500 of which are in Mr. Sorenson's individual retirement account held by A.G. Edwards, Inc.

(12) 7,476 of which are owned by the Wilson, Schultz & Paves Insurance Agency, Inc. 401(k) Profit Sharing Trust of which Mr. Wilson is a trustee.

     DIRECTORS


     Stockdale's Bylaws provide that the authorized number of directors shall be
14. Stockdale's Board of Directors is divided into 3 classes, with staggered terms of 3 years per class, so that approximately one-third of Stockdale's Board of Directors is elected each year by Stockdale's shareholders. The following table sets forth the names and certain information as of November 27, 1998, concerning Stockdale's directors. Officers serve at the pleasure of Stockdale's Board of Directors. None of the directors or executive officers of Stockdale were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of Stockdale acting within their capacities as such. Except as noted below, there are no family relationships between the directors and executive officers of Stockdale. None of the directors or executive officers serve as directors of any company which has a class of securities registered under, or which are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940.

                                                                YEAR FIRST
                                                                ELECTED OR
                                                                 APPOINTED    CURRENT
                                       BUSINESS EXPERIENCE      DIRECTOR OF    TERM
      NAME AND TITLE         AGE   DURING THE PAST FIVE YEARS    STOCKDALE    EXPIRES
      --------------         ---   --------------------------   -----------   -------
Jim Banducci,..............  68    Farmer; Real Estate             1983        2000
  Director
Irving R. Beimler,.........  52    Consultant, Senior Vice         1998        1999
  Director                         President of Hovde Capital;
                                   formerly Executive Vice
                                   President of Riggs Bank
                                   (1994-1995) and Executive
                                   Vice President of Fleet
                                   Bank of New York (1993)
John Brock, Jr.,...........  50    Real Estate Development;        1983        2000
  Director                         Vice President, Gregory D.
                                   Bynum & Associates;
                                   formerly President, Malcolm
                                   Brock Company
Dwight E. Byrum,...........  69    President, Bakersfield Pipe     1990        1999
  Director                         & Supply
Fred H. Carlisle, Jr.,.....  62    Agricultural and Real           1983        2000
  Director                         Estate Development;
                                   Secretary, Treasurer, S.A.
                                   Camp Companies
James F. Dandy,............  64    Residential Construction;       1987        1998
  Director                         Owner and President, J.L.
                                   Dandy and Co.
Earle J. Gibbons,..........  68    Real Estate and                 1983        1998
  Director                         Construction; Vice
                                   President, Elmer F. Karpe,
                                   Inc.
Ed L. Hickman,(1)..........  60    President, Chief Executive      1988        1999
  Director, President and          Officer, Bank of Stockdale
  Chief Executive Officer
Thomas S. Kelly,...........  66    Real Estate Investment and      1983        2000
  Chairman of the Board            Management; Chief Executive
  of Directors                     Officer, Thomas Kelly
                                   Associates
Thomas J. Phillips,........  72    Certified Public                1983        1999
  Director                         Accountant; previously
                                   Managing Partner with
                                   Daniells, Phillips, Vaughan
                                   & Bock
Ken Sorenson,..............  60    Architect; President, KSA       1983        1998
  Director                         Group Architects
Marvin E. Steinert,........  76    Real Estate Development;        1995        1998
  Director                         Owner, Steinert Investments
Jeffery W. Warlick,........  49    Investment Banker to            1998        2000
  Director                         financial institutions,
                                   Financial Advisor
Richard P. Wilson,.........  60    President and Insurance         1995        1998
  Director                         Agent, Wilson Schultz and
                                   Paves Insurance Agency

-------------------------
(1) This person is an executive officer of Stockdale.

     EXECUTIVE OFFICERS


     The following tables sets forth the names and certain information as of November 27, 1998, concerning the executive officers of Stockdale, except Mr. Hickman, who is a director and included in the table set forth above:


                                                         BUSINESS EXPERIENCE       TERM OF OFFICE
        NAME                  TITLE           AGE    DURING THE PAST FIVE YEARS    WITH STOCKDALE
        ----                  -----           ---    --------------------------    ---------------
Bruce C. Jay........  Executive Vice          47    Executive Vice President and   1984 to present
                      President and Chief           Chief Financial Officer of
                      Financial Officer             Bank of Stockdale
Rick L. Roper.......  Executive Vice          45    Executive Vice Present and     1989 to present
                      President and Chief           Chief Loan Officer of Bank of
                      Loan Officer                  Stockdale
Ronald L. Scheidt...  Senior Vice President/  59    Senior Vice President/         1995 to present
                      Commercial Loan               Commercial Loan Officer of
                      Officer                       Bank of Stockdale since 1995.
                                                    Executive Administrator and
                                                    Marketing Director, Dowling,
                                                    Magarian, Aaron & Heyman,
                                                    1992-1995, President and
                                                    Chief Operating Officer,
                                                    Community First Bank,
                                                    1984-1992.

     SUMMARY COMPENSATION

     The following table sets forth a summary of annual and long-term compensation for services in all capacities to Stockdale for the President and Chief Executive Officer, the only executive officer of Stockdale whose aggregate cash compensation exceeded $100,000:

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                       ANNUAL COMPENSATION           ------------
                                ----------------------------------    SECURITIES
                                                    OTHER ANNUAL      UNDERLYING       ALL OTHER
   NAME AND POSITION     YEAR    SALARY    BONUS   COMPENSATION(1)     OPTIONS      COMPENSATION(2)
   -----------------     ----   --------   -----   ---------------   ------------   ---------------
Ed L. Hickman..........  1997   $150,000    $0           $0               0               $0
  President and Chief    1996   $150,000    $0           $0               0               $0
  Executive Officer      1995   $150,000    $0           $0               0               $0

-------------------------
(1) Perquisites paid to an executive officer which total less than the lesser of $50,000 or 10% of salary and bonus are omitted.

(2) Under the provisions of a salary continuation plan executed in February, 1994, Mr. Hickman will receive $50,000 per year for 15 years beginning at age 65 in return for continued satisfactory performance by Mr. Hickman at Stockdale until age 65. Mr. Hickman is entitled to 12 months' salary if there is a change in control of Stockdale and if he is terminated without cause or a change in responsibilities occurs.

     STOCK OPTIONS


     Stockdale's 1985 Stock Option Plan, which has expired, had options for 33,000 shares outstanding on November 27, 1998. Stockdale's 1995 Stock Option Plan provides for the issuance of up to 100,000 shares, of which no options were outstanding on November 27, 1998, leaving 100,000 shares available for future grants. No stock options were granted by Stockdale during 1997.


     The following table sets forth certain information regarding stock options exercised during 1997 and outstanding stock options held by Messrs. Hickman, Jay, Roper and Scheidt:

                                                     NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN
                          NUMBER OF                 OPTIONS AT DECEMBER 31,          THE MONEY OPTIONS
                           SHARES                            1997                  AT DECEMBER 31, 1997
                         ACQUIRED ON    VALUE     ---------------------------   ---------------------------
         NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   --------   -----------   -------------   -----------   -------------
Ed L. Hickman..........       0          N/A        22,000            0           $    0           N/A
Bruce C. Jay...........       0          N/A             0            0              N/A           N/A
Rick L. Roper..........       0          N/A        11,000            0           $6,820           N/A
Ronald L. Scheidt......       0          N/A             0            0              N/A           N/A

     EMPLOYMENT AGREEMENTS

     Stockdale has no written employment agreements with any of its employees.

     Salary Continuation Plan for Executive Officers. To provide an incentive to retain key executives, in February, 1994, Stockdale adopted a Salary Continuation Plan ("SCP") with its executive officers, Messrs. Hickman, Jay, Roper, and Scheidt. Under the SCP, Stockdale agrees to pay the executive additional benefits at retirement in return for continued current satisfactory performance by the executive. The maximum benefit to each executive is a payment of $50,000 per year for 15 years beginning at age 65. The SCP is embodied in a written agreement between Stockdale and the executives.

     The SCP is an unfunded plan, which means that the executives have no rights under the agreement beyond those of a general creditor of Stockdale, and there are no specific assets set aside by Stockdale in connection with the establishment of the Plan. The SCP is not an employment contract and, if the covered executive leaves Stockdale's employ, either voluntarily or involuntarily, the agreement terminates and the executive receives no immediate benefits, but may be vested in certain amounts payable on termination of employment or beginning at age 65 at the discretion of the Stockdale Board. Additionally, the executives' beneficiaries are entitled to certain benefits under the plan in the event the executive dies while employed by Stockdale. Stockdale paid an aggregate single premium of $860,000 to purchase life insurance policies on each executive included in the SCP to fund the death benefit. Stockdale owns each policy and earns a rate of return on the invested premium which is reflected by an increase to the cash value of each policy.

     The accounting rules concerning deferred compensation plans, including salary continuation plans, require that Stockdale accrue sufficient expenses so that the present value of the benefits to be paid to the executive at retirement is reflected as a liability on Stockdale's books by the time of retirement. The accrual for 1997 was approximately $52,000. Management believes this expense is partially offset by the higher earnings on the insurance premium investment, which are non-taxable if certain conditions are met, than the earnings on taxable investments made in the ordinary course of business.

     Change in Control Agreements with Executive Officers. In March, 1996, Stockdale entered into an agreement with each of its executive officers, Messrs. Hickman, Jay,

Roper, and Scheidt, that provides certain severance benefits in the event that a change in control of Stockdale occurs. Under these agreements, each such executive officer shall be entitled to 12 months salary from the date of termination following a change in control. This severance payment is triggered if the executive terminates his employment for "good reason" or if the executive's employment is terminated without "cause," in either case within 24 months following a change in control.

     DIRECTORS' COMPENSATION

     The Board of Directors of Stockdale has held a total 15 meetings during the first nine months of 1998. All of the persons who were directors of Stockdale during 1997 attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings of Stockdale and (2) the total number of meetings held by all committees of the Board of Directors of Stockdale on which he served during the year.

     Directors of Stockdale received $7,200 per director for Board and Committee meetings during 1997, except the Chairman of the Board who received $10,800. Directors' fees for 1998 are estimated to be $7,200 per director, except for Mr. Kelly, Chairman of the Board, whose fees are estimated to be $10,800. President/Chief Executive Officer Hickman receives no directors' fees.

     In February, 1994, Stockdale established a deferred compensation plan for the directors. The plan provides for deferral, at the election of each director, of up to 100% of annual compensation from Stockdale. The deferral program commences at the time the director elects to participate and continues for a period of ten years. At the end of the ten year program, the deferred compensation, including accrued interest, is paid to the director in equal annual payments over a ten year period. If the director terminates his directorship during the ten year plan period, for reasons other than death, all amounts deferred, including accrued interest, will be paid at the time of termination or pursuant to the deferral at the discretion of the Stockdale Board. In the event of death while a member of the Board of Directors, the director's beneficiary will receive an amount that would have been paid to the director had he remained in the program for the ten year period. Stockdale paid an aggregate single premium of $1,007,050 to purchase life insurance policies on each director participating in the Plan to fund the death benefit. Stockdale owns the policies and earns a rate of return on the invested premiums which is reflected by an increase to the cash value of the policy. Management believes that the premium investment, after consideration of the non-taxable nature of earnings on certain insurance investments, produces a higher return than other taxable investments made in the normal course of business. Therefore, the net cost of this deferred compensation program to Stockdale is believed to be minimal. President/Chief Executive Officer Hickman does not participate in this deferred compensation plan.

     Proposal to Change Existing Salary Continuation and Deferred Compensation. Stockdale is working with a benefit consultant group to revise existing salary continuation and deferred compensation plans for officers and directors of Stockdale. The proposed concept is to change such non-qualified plans from "defined benefit" plans to "defined contribution" plans; reducing the risk and future expense to Stockdale. Stockdale anticipates finalizing these changes by December 1, 1998.

     EMPLOYEE BENEFIT PLANS

     401(k) Plan. Effective January 1, 1991, Stockdale adopted a Cash or Deferred Profit Sharing Plan (the "401(k) Plan") organized under Section 401(k) of the Internal

Revenue Code. All employees of Stockdale who have completed one year of service are eligible to participate in this 401(k) Plan. Under the terms of the 401(k) Plan, participants may elect to make contributions to the 401(k) Plan of up to 10% of their pre-tax compensation and Stockdale will match 25% of the first 6% of participating employees' compensation contributed to the 401(k) Plan. Participants are automatically vested 100% in all employee contributions. Participants may direct investment of their contributions to the 401(k) Plan in any of several authorized investment vehicles.

     Cafeteria Plan. Effective March 1, 1992, Stockdale adopted a Flexible Benefit Plan (the "Cafeteria Plan") intended to qualify for exclusion from income under Internal Revenue Code Section 125. All employees of Stockdale are eligible to participate in the Cafeteria Plan upon the first day of the month following 30 days of employment. Under the terms of the Cafeteria Plan employees may obtain the following benefits: Group medical insurance, vision care insurance, disability income -- short term, cancer insurance, accidental death and dismemberment insurance, group dental insurance, group term life insurance, disability income -- long term, intensive care insurance, accident insurance, hospital indemnity insurance, medical care expense reimbursement, dependent care expense reimbursement.

     CERTAIN TRANSACTIONS

     Some of the directors, officers and principal shareholders of Stockdale, and the businesses with which they are associated, were customers of, and had banking transactions with Stockdale in the ordinary course of Stockdale's business during 1997. All loans and commitments to lend included in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar credit worthiness and, in the opinion of management of Stockdale, did not involve more than a normal risk of collectability or present other unfavorable features. As of December 31, 1997 the aggregate principal amount of extensions of credit to directors and executive officers and related interests was $1,334,856 which represents approximately 14.8% of Stockdale's shareholders' equity as of that date.

     Stockdale leases its main office located at 5151 Stockdale Highway, Bakersfield, California, from Stockdale Partners, a general partnership comprised of six of Stockdale's directors. Prior to entering into the lease, Stockdale, pursuant to applicable law and regulations, obtained consent from the OTS, stating, in part, that the lease was fair and in the best interests of Stockdale. The lease was approved by Stockdale's shareholders at the Annual Meeting held on April 24, 1991. During 1997 and 1996, Stockdale paid $130,028 and $147,313, respectively, in rent to Stockdale Partners.

LITIGATION

     As of the date of this Prospectus-Joint Proxy Statement, Stockdale is not aware of any litigation pending or threatened to which it is a party the outcome of which is likely to have a material adverse effect on Stockdale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the increase or decrease of certain items in the statements of income as compared to the prior periods:

                        STATEMENTS OF INCOME COMPARISON


                          FOR THE NINE MONTHS                           FOR THE YEAR ENDED DECEMBER 31,
                          ENDED SEPTEMBER 30,     ---------------------------------------------------------------------------
                           1998 VERSUS 1997          1997 VERSUS 1996          1996 VERSUS 1995          1995 VERSUS 1994
                        -----------------------   -----------------------   -----------------------   -----------------------
                        AMOUNT OF    PERCENT OF   AMOUNT OF    PERCENT OF   AMOUNT OF    PERCENT OF   AMOUNT OF    PERCENT OF
                         INCREASE     INCREASE     INCREASE     INCREASE     INCREASE     INCREASE     INCREASE     INCREASE
                        (DECREASE)   (DECREASE)   (DECREASE)   (DECREASE)   (DECREASE)   (DECREASE    (DECREASE)   (DECREASE)
                        ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                               (DOLLARS IN THOUSANDS)
Total interest
  income..............    $ 360           4.94%    $    27         0.28%      $(475)        -4.68%      $  783          8.35%
                          -----      ---------     -------       ------       -----       -------       ------     ---------
Total interest
  expense.............     (133)         -3.29%       (240)       -4.26%       (539)        -8.74        1,232         24.95%
                          -----      ---------     -------       ------       -----       -------       ------     ---------
Net interest income...      493          15.18%        267         6.58%         64          1.60%        (449)       -10.11%
Provision (credit) for
  loan losses.........      (48)        -13.56%       (439)      -51.41%        379         79.79%         473     23,650.00%
                          -----      ---------     -------       ------       -----       -------       ------     ---------
Net interest income
  after provision
  (credit) for loan
  losses..............      541          18.69%        706        22.06%       (315)        -8.96%                     (922)
Non interest income...      320          25.34%        212        13.87%       (265)       -14.77%        (181)        -9.16%
Non interest
  expense.............       46           1.13%     (1,038)      -16.15%        128          2.03%        (272)        -4.14%
Income taxes..........      208      -1,386.67%        685        93.96%       (395)      -118.26%        (352)    -1,955.56%
                          -----      ---------     -------       ------       -----       -------       ------     ---------
Net income............    $ 607         600.99%    $ 1,271       131.17%      $(313)       -47.71%      $ (479)      -270.62%
                          =====      =========     =======       ======       =====       =======       ======     =========


     NET INTEREST INCOME AND NET INTEREST MARGIN

     Stockdale's earnings depend largely upon the difference between the income received from its loan portfolio and investment securities and the interest paid on its liabilities, including interest paid on deposits. This difference is "net interest income." The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net yield on interest-earning assets. Stockdale's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Stockdale's net yield on interest-earning assets is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on Stockdale's loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are in turn affected by general economic conditions and other factors beyond Stockdale's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters, and the actions of the Federal Reserve Board.

     Net interest income for the nine months ended September 30, 1998 was $3.7 million, an increase of $493,000 or 15% from $3.2 million for the same period of 1997. This increase was primarily due to the volume of interest-earning assets increasing more rapidly than the volume of interest-bearing liabilities. Average interest-earning assets increased $7.5 million or 6.4%, while average interest-bearing liabilities decreased $1.2 million or 1.1%. The average yield on interest-earning assets was 8.15%, down 12 basis points from the average yield of 8.27% in the first nine months of 1997. Similarly, the rates paid on deposits declined 11 basis points to 4.86% for the first nine months of 1998. As a result, the net yield on interest-earning assets increased from 3.69% for the first nine months of 1997 to 3.99% for the first nine months of 1998. This increase was primarily attributable to the increase in the average balance of non-interest bearing demand deposit accounts which reduced the total rate paid on liabilities and a decrease in non-performing loans which increased the yield on loans.

     For 1997, net interest income was $4.3 million, an increase of $267,000 or 6.6% from $4.1 million for 1996. This increase was primarily attributable to the increase in the average balance of non-interest bearing demand deposit accounts which allowed Stockdale to reduce interest-bearing liabilities by $4.0 million, or 3.5%, and a decrease in non-performing assets which increased the yield on assets. Average interest-earning assets increased by .2% from $117.9 million for 1996 to $118.1 million for 1997. The net yield on interest-earning assets increased slightly from 8.21% in 1996 to 8.22% in 1997.

     The following table presents the average amounts outstanding for the major categories of Stockdale's interest-earning assets and interest-bearing liabilities, the average interest rates earned or paid thereon, and the net yield on average interest earning assets for the periods indicated:

                      AVERAGE BALANCES AND INTEREST RATES


                                                  FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                              -------------------------------------------------------------------------------
                                               1998                                     1997
                              --------------------------------------   --------------------------------------
                                             AVERAGE       INTEREST                   AVERAGE       INTEREST
                               AVERAGE       YIELD OR       EARNED      AVERAGE       YIELD OR       EARNED
                              BALANCE(1)   RATE PAID(2)   OR PAID(2)   BALANCE(1)   RATE PAID(2)   OR PAID(2)
                              ----------   ------------   ----------   ----------   ------------   ----------
                                                          (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Cash in banks.............   $  6,121        3.40%        $  156      $  4,739        3.66%        $  130
  Investment securities.....     25,141        6.33%         1,193        20,740        6.68%         1,039
  Loans, net................     93,783        8.96%         6,299        92,018        8.87%         6,119
                               --------        ----         ------      --------        ----         ------
         Total interest
           earning
           assets:..........   $125,045        8.15%        $7,648      $117,497        8.27%        $7,288
                               ========                     ======      ========                     ======
INTEREST BEARING
  LIABILITIES:
  Deposits:
    Money market and NOW....   $ 22,609        2.38%        $  403      $ 21,354        2.52%        $  403
    Time deposits...........     83,867        5.52%         3,473        85,816        5.56%         3,578
                               --------        ----         ------      --------        ----         ------
         Total deposits.....    106,476        4.85%         3,876       107,170        4.95%         3,981
    Other borrowings........        668        6.19%            31         1,150        6.84%            59
                               --------        ----         ------      --------        ----         ------
         Total
           interest-bearing
           liabilities......   $107,144        4.86%         3,907      $108,320        4.97%         4,040
                               ========        ----         ------      ========        ----         ------
  Net interest income.......                                $3,741                                   $3,248
                                                            ======                                   ======
  Net yield on interest
    earning assets..........                   3.99%                                    3.69%
                                               ====                                     ====


-------------------------
(1) The average balance of non-accruing loans is immaterial as a percentage of total loans and as such has been included in net loans.

(2) Yields and amounts earned on loans include loan fees of $164,654 and $169,062 for the nine months ended September 30, 1998 and 1997, respectively.

                                                     FOR THE YEARS ENDED DECEMBER 31,
                              -------------------------------------------------------------------------------
                                               1997                                     1996
                              --------------------------------------   --------------------------------------
                                             AVERAGE       INTEREST                   AVERAGE       INTEREST
                               AVERAGE       YIELD OR       EARNED      AVERAGE       YIELD OR       EARNED
                              BALANCE(1)   RATE PAID(2)   OR PAID(2)   BALANCE(1)   RATE PAID(2)   OR PAID(2)
                              ----------   ------------   ----------   ----------   ------------   ----------
                                                          (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Cash in banks.............   $  6,281        3.81%        $  239      $  4,757        5.68%        $  270
  Investment securities.....     21,069        6.74%         1,419        21,771        6.12%         1,333
  Loans, net................     90,777        8.87%         8,054        91,415        8.84%         8,082
                               --------        ----         ------      --------        ----         ------
         Total interest
           earning
           assets:..........   $118,127        8.22%        $9,712      $117,943        8.21%        $9,685
                               ========                     ======      ========                     ======
INTEREST BEARING
  LIABILITIES:
  Deposits:
    Money market and NOW....   $ 21,476        2.38%        $  512      $ 20,124        2.05%        $  413
    Time deposits...........     85,759        5.62%         4,816        88,106        5.68%         5,001
                               --------        ----         ------      --------        ----         ------
         Total deposits.....    107,235        4.97%         5,328       108,230        5.00%         5,414
    Other borrowings........        862        7.19%            62         3,842        5.62%           216
                               --------        ----         ------      --------        ----         ------
         Total
           interest-bearing
           liabilities......   $108,097        4.99%         5,390      $112,072        5.02%         5,630
                               ========        ----         ------      ========        ----         ------
  Net interest income.......                                $4,322                                   $4,055
                                                            ======                                   ======
  Net yield on interest
    earning assets..........                   3.66%                                    3.44%
                                               ====                                     ====


-------------------------
(1) The average balance of non-accruing loans is immaterial as a percentage of total loans and as such has been included in net loans.

(2) Yields and amounts earned on loans include loan fees of $184,668 and $323,209 for the years ended December 31, 1997 and 1996, respectively.

     The following tables set forth an analysis of the changes in interest income and interest expense. The total change is shown in the column designated "Net Change" and is allocated to the change attributable to variations in volume and the change attributable to variations in interest rate. Changes due to both volume and rate changes have been allocated between the volume and rate categories in proportion to the relationship of the changes due solely to the changes in volume and the changes due solely to changes in rate.

                  RATE/VOLUME ANALYSIS OF NET INTEREST INCOME


                              FOR THE NINE MONTHS ENDED        FOR THE YEAR ENDED
                             SEPTEMBER 30, 1998 COMPARED        DECEMBER 31, 1997
                              TO THE NINE MONTHS ENDED     COMPARED TO THE YEAR ENDED
                                 SEPTEMBER 30, 1997             DECEMBER 31, 1996
                             ---------------------------   ---------------------------
                                 INCREASE (DECREASE)           INCREASE (DECREASE)
                                  DUE TO CHANGE IN:             DUE TO CHANGE IN:
                             ---------------------------   ---------------------------
                             VOLUME   RATE    NET CHANGE   VOLUME   RATE    NET CHANGE
                             ------   -----   ----------   ------   -----   ----------
                                              (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Cash in banks............  $  38    $ (12)    $  26      $  86    $(117)    $ (31)
  Investment securities....    220      (66)      154        (43)     129        86
  Loans, net...............    117       63       180        (56)      28       (28)
                             -----    -----     -----      -----    -----     -----
          Total
           interest-earning
             assets........    376      (16)      360        (13)      40        27
INTEREST BEARING
  LIABILITIES:
  Deposits:
     Money market and NOW..     24      (24)        0         28       71        99
     Time deposits.........    (81)     (24)     (105)      (133)     (52)     (185)
  Other borrowings.........    (25)      (3)      (28)      (168)      14      (154)
                             -----    -----     -----      -----    -----     -----
          Total interest
             bearing
             liabilities...    (82)     (51)     (133)      (273)      33      (240)
                             -----    -----     -----      -----    -----     -----
          Net interest
             income........  $ 458    $  35     $ 493      $ 260    $   7     $ 267
                             =====    =====     =====      =====    =====     =====


     PROVISION FOR LOAN LOSSES

     Provisions for loan losses are charged to earnings to bring the total allowance for possible loan losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by Stockdale, the amount of non-performing loans, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectability of loans in Stockdale's portfolio.

     Each month Stockdale reviews the allowance for possible loan losses and makes additional transfers to the allowance, as needed. During the first nine months of 1998, Stockdale recorded a provision for loan losses of $306,000, down 13.6% from a provision of $354,000 in the same period of 1997. The provision for loan losses was $415,000 in 1997 compared to a provision of $854,000 in 1996 and $475,000 in 1995. The decrease in the provision during 1997 reflected the decrease in nonperforming loans and the amount of net charge-offs during that period. As of September 30, 1998 and December 31, 1997, Stockdale believes the allowance for possible credit losses was adequate.

     NONINTEREST INCOME AND NONINTEREST EXPENSE

     Noninterest income for the nine months ended September 30, 1998 was $1.6 million or a 25.3% increase from the same period in 1997. This increase of $320,000 was primarily the result of an increase in gains on the sale of loans of $188,000 and an increase in service charges and fees of $61,000.

     Noninterest income in 1997 was $1.7 million compared to $1.5 million in 1996 and $1.8 million in 1995. The 1997 increase of $212,000 or 13.9% was caused primarily by an increase in gains on the sale of loans of $67,000, an increase in fee income on deposit accounts of $52,000, and an increase in OREO income of $75,000.

     Noninterest income decreased by $265,000 or 14.8% in 1996 compared to 1995. This decrease was primarily attributable to a $319,000 decrease in gains on the sale of loans and mortgage-backed securities, partially offset by an increase in fee income from deposit accounts.

     The following table sets forth for the periods indicated the various components of Stockdale's noninterest income:

                               NONINTEREST INCOME

                                     FOR THE NINE            FOR THE YEARS
                                     MONTHS ENDED                ENDED
                                    SEPTEMBER 30,             DECEMBER 31,
                                   ----------------    --------------------------
                                    1998      1997      1997      1996      1995
                                   ------    ------    ------    ------    ------
                                               (DOLLARS IN THOUSANDS)
Service charges..................  $  457    $  397    $  540    $  501    $  386
Other deposit fees...............      42        41        59        46        38
Gain on sale of loans............     605       417       576       509       737
Other............................     479       408       566       473       633
                                   ------    ------    ------    ------    ------
          Total..................  $1,583    $1,263    $1,741    $1,529    $1,794
                                   ======    ======    ======    ======    ======

     Noninterest expense for the nine months ended September 30, 1998 and 1997 was $4.1 million. As a percent of average assets, annualized noninterest expense was 4.16% for the nine months ended September 30, 1998 and 4.33% for the same period in 1997.

     Noninterest expense was $5.4 million in 1997, $6.4 million in 1996, and $6.3 million in 1995. The decrease of $1.0 million or 16.1% in 1997 was comprised primarily of the absence of the one-time Savings Association Insurance Fund ("SAIF") assessment of $760,000, and the absence of the one-time expense of $400,000 in legal and settlement costs related to a law suit in 1996, offset by an increase in salaries and employee benefits of $119,000, resulting from routine expansion of operations. As a percent of average assets, noninterest expense was 5.71% in 1997 and 6.69% in 1996.

     Noninterest expense increased $128,000 or 2.0% in 1996 from 1995. This increase was caused primarily by a one-time SAIF assessment of $760,000, and $400,000 in legal and settlement costs related to a law suit, offset by a $1.1 million reduction in merger related expenses and combined operating expenses prior to the merger of Paramount Savings Bank into Stockdale in July, 1995, and other expenses related to other real estate owned.

     The following table sets forth for the periods indicated the various components of Stockdale's noninterest expense:

                              NONINTEREST EXPENSE

                                     FOR THE NINE
                                     MONTHS ENDED            FOR THE YEARS
                                    SEPTEMBER 30,          ENDED DECEMBER 31,
                                   ----------------    --------------------------
                                    1998      1997      1997      1996      1995
                                   ------    ------    ------    ------    ------
                                               (DOLLARS IN THOUSANDS)
Salaries and employee benefits...  $1,925    $1,806    $2,417    $2,298    $2,650
Occupancy expense................     313       298       394       438       557
Furniture and equipment..........     178       184       245       258       250
Advertising......................     155        85       121       110        80
Other real estate owned..........     177       420       478       356       254
Professional fees................     145       172       206       282       290
Telephone, stationary and
  supplies.......................     202       168       236       197       232
Data processing..................     128       186       249       253       304
Merger costs.....................       0         0         0         0       239
Other............................     894       752     1,044     2,236     1,444
                                   ------    ------    ------    ------    ------
          Total..................  $4,117    $4,071    $5,390    $6,428    $6,300
                                   ======    ======    ======    ======    ======

     As a result of the regulations issued by FDIC on September 30, 1996, a new rate schedule for institutions whose deposits are insured by the SAIF was adopted. The rate Stockdale pays for insurance on its deposits increased as a result of the regulation. (See "SUPERVISION AND REGULATION -- Stockdale and Valley Independent Bank" herein.)

     INCOME TAXES

     Income tax expense was $193,000 for the nine months ended September 30, 1998 and an income tax benefit of ($15,000) for the same period in 1997. Income tax benefits were ($44,000), ($729,000) and ($334,000) for the years ended December 31, 1997, 1996, and 1995, respectively. These amounts differ from the amounts computed by applying the expected tax rate of approximately 41% to pre-tax income. The principal reasons for this difference are due to: (1) tax benefits arising from low income tax credits acquired by Stockdale in 1996; (2) tax deductions taken by Stockdale against its base year bad debt reserve which are not required to be recaptured for financial reporting purposes; and (3) state limitations on utilizing net operating losses against future taxable income.

     ANALYSIS OF FINANCIAL CONDITION

     The following table sets forth the average balances of each principal category of Stockdale's assets, liabilities and capital accounts for the periods indicated, as well as the percentage of each category to total assets for the periods indicated:

          DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY




                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30,        FOR THE YEARS ENDED DECEMBER 31,
                                       -----------------------------------------   -----------------------------------------
                                              1998                  1997                  1997                  1996
                                       -------------------   -------------------   -------------------   -------------------
                                                  PERCENT               PERCENT               PERCENT               PERCENT
                                       AVERAGE    OF TOTAL   AVERAGE    OF TOTAL   AVERAGE    OF TOTAL   AVERAGE    OF TOTAL
                                       BALANCE     ASSETS    BALANCE     ASSETS    BALANCE     ASSETS    BALANCE     ASSETS
                                       --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and due from banks............  $  6,121      4.64%   $  4,739      3.78%   $  6,281      4.99%   $  4,757      3.77%
  Investment securities..............    25,141     19.05%     20,740     16.55%     21,069     16.75%     21,771     17.27%
  Loans, net.........................    93,783     71.05%     92,018     73.43%     90,777     72.15%     91,415     72.52%
  Premises and equipment.............       851      0.64%        827      0.66%        803      0.64%        938      0.74%
  Other real estate owned............     1,090      0.83%      1,957      1.56%      1,729      1.37%      1,356      1.08%
  Accrued interest and other
    assets...........................     5,011      3.80%      5,035      4.02%      5,150      4.09%      5,814      4.61%
                                       --------    ------    --------    ------    --------    ------    --------    ------
        Total assets.................  $131,997    100.00%   $125,316    100.00%   $125,809    100.00%   $126,051    100.00%
                                       ========    ======    ========    ======    ========    ======    ========    ======

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits:
  Noninterest-bearing demand.........  $ 13,125      9.94%   $  9,451      7.54%   $ 10,215      8.12%   $  6,459      5.12%
  Money market and NOW...............    22,609     17.13%     21,354     17.04%     21,476     17.07%     20,124     15.96%
  Time deposits......................    83,867     63.54%     85,816     68.48%     85,759     68.17%     88,106     69.90%
                                       --------    ------    --------    ------    --------    ------    --------    ------
        Total deposits...............   119,601     90.61%    116,621     93.06%    117,450     93.36%    114,689     90.99%
  Other borrowings...................       668      0.52%      1,150      0.92%        862      0.69%      3,842      3.05%
  Accrued interest and other
    liabilities......................     2,353      1.77%      1,892      1.51%      1,649      1.31%        966      0.77%
                                       --------    ------    --------    ------    --------    ------    --------    ------
        Total liabilities............   122,622     92.90%    119,663     95.49%    119,961     95.35%    119,497     94.80%
SHAREHOLDERS' EQUITY:
  Common Stock.......................    10,658      8.07%      7,678      6.13%      7,751      6.16%      7,678      6.09%
  Retained earnings..................    (1,204)    -0.91%     (1,922)    -1.53%     (1,861)    -1.48%     (1,080)    -0.86%
  Unrecognized gains (losses)........       (79)    -0.06%       (103)    -0.08%        (42)    -0.03%        (44)    -0.03%
                                       --------    ------    --------    ------    --------    ------    --------    ------
        Total shareholders' equity...     9,375      7.10%      5,653      4.51%      5,848      4.65%      6,554      5.20%
                                       --------    ------    --------    ------    --------    ------    --------    ------
        Total liabilities and
          shareholders' equity.......  $131,997    100.00%   $125,316    100.00%   $125,809    100.00%   $126,051    100.00%
                                       ========    ======    ========    ======    ========    ======    ========    ======


     INVESTMENT PORTFOLIO

     In order to maintain a reserve of readily saleable assets to meet Stockdale's liquidity and loan requirements, Stockdale purchases United States Treasury securities, mortgage backed securities and other investments. Placement of funds in certificates of deposit with other financial institutions may be made as alternative investments pending utilization of funds for loans or other purposes.

     Stockdale's investment policy allows it to invest in debt securities of the U.S. Treasury and other U.S. government agencies. The current investment portfolio includes securities issued by these agencies.

     Stockdale accounts for its investment portfolio following SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires the investment portfolio to be classified into securities "Available for Sale," securities "Held to Maturity" and "Trading" securities. Securities designated as available for sale are stated at their current market value with stockholders' equity being adjusted for the after-tax unrecognized gain (loss) on said securities. Investment securities classified as held to maturity are stated at cost, decreased by amortization of premium and increased by accretion of discount, over the period to maturity of the related securities. Stockdale does not engage in securities trading activity.

     The following table summarizes the amounts and distribution of Stockdale's investment securities held as of the dates indicated, and the weighted average yields as of September 30, 1998:

                              INVESTMENT PORTFOLIO


                                                                                    DECEMBER 31,
                                                                      -----------------------------------------
                                           SEPTEMBER 30, 1998                1997                  1996
                                     ------------------------------   -------------------   -------------------
                                                           WEIGHTED
                                     AMORTIZED   MARKET    AVERAGE    AMORTIZED   MARKET    AMORTIZED   MARKET
                                       COST       VALUE     YIELD       COST       VALUE      COST       VALUE
                                     ---------   -------   --------   ---------   -------   ---------   -------
                                                               (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES
U.S. GOVERNMENT AND AGENCY
  SECURITIES:
  Within one year..................   $ 1,000    $ 1,001     5.76%     $ 2,001    $ 2,001    $ 2,002    $ 2,002
  Over five years..................     3,216      3,210     5.41%       4,149      4,104      4,752      4,724
                                      -------    -------     ----      -------    -------    -------    -------
  Total U.S. Government and Agency
    Securities.....................     4,216      4,211     5.49%       6,150      6,105      6,754      6,726
MORTGAGE-BACKED SECURITIES:
  Over five years..................    19,334     19,417     6.44%      17,100     17,073     11,949     11,810
                                      -------    -------     ----      -------    -------    -------    -------
  Total mortgage-backed
    securities.....................    19,334     19,417     6.44%      17,100     17,073     11,949     11,810
                                      -------    -------     ----      -------    -------    -------    -------
  Total available-for-sale
    securities.....................    23,550     23,628     6.27%      23,250     23,178     18,703     18,536
                                      -------    -------     ----      -------    -------    -------    -------
HELD-TO-MATURITY SECURITIES
U.S. GOVERNMENT AND AGENCY
  SECURITIES:
  Within one year..................         0          0     0.00%           0          0      2,000      2,001
                                      -------    -------     ----      -------    -------    -------    -------
  Total U.S. Government and Agency
    Securities.....................         0          0     0.00%           0          0      2,000      2,001
                                      -------    -------     ----      -------    -------    -------    -------
MORTGAGE-BACKED SECURITIES:
  One to five years................        38         37     6.71%          50         50        105        106
  Over five years..................     1,423      1,416     6.78%       1,609      1,608      1,645      1,642
                                      -------    -------     ----      -------    -------    -------    -------
  Total mortgage-backed
    securities.....................     1,461      1,453     6.77%       1,659      1,658      1,750      1,748
                                      -------    -------     ----      -------    -------    -------    -------
  Total held-to-maturity
    securities.....................     1,461      1,453     6.77%       1,659      1,658      3,750      3,749
                                      -------    -------     ----      -------    -------    -------    -------
         Total securities..........   $25,011    $25,081     6.30%     $24,909    $24,836    $22,453    $22,285
                                      =======    =======     ====      =======    =======    =======    =======

     LOAN PORTFOLIO

     General. The following table presents Stockdale's loan portfolio as of the dates indicated:

                                 LOAN PORTFOLIO

                                                                   DECEMBER 31,
                                               SEPTEMBER 30,    ------------------
                                                   1998          1997       1996
                                               -------------    -------    -------
                                                     (DOLLARS IN THOUSANDS)
Real estate -- construction..................    $ 12,292       $ 7,748    $ 7,567
Real estate -- residential...................      43,586        47,561     47,354
Real estate -- other.........................      16,604        15,047     18,213
Consumer.....................................      18,395        13,048     10,766
Commercial business, non real estate.........       8,351         6,972      5,589
Other loans (Visa, check reserve, savings
  loans).....................................         857           863      2,161
                                                 --------       -------    -------
       Total loans...........................     100,085        91,239     91,650
Less:
  Unearned fees and discounts................          81           127        164
  Allowance for possible loan losses.........       1,009           815      1,158
                                                 --------       -------    -------
       Net loans.............................    $ 98,995       $90,297    $90,328
                                                 ========       =======    =======

     The majority of Stockdale's loans are made to finance the purchase of single-family homes in Kern and Fresno Counties in California. These loans are collateralized by the related real property, and loan-to-value ratios generally do not exceed 90%. Stockdale offers both fixed and floating rate loans. Maturities on such loans are generally 15 or 30 years. Stockdale's policy is to generally sell its fixed rate loan originations in the secondary market servicing released.

     Real estate construction loans are made primarily to builder-owners of individual homes, generally in Kern and Fresno Counties. Construction loans are collateralized by the related real property and the loan-to-value ratio generally do not exceed 80% based on appraisals received by Stockdale.

     Other real estate loans consist of land loans and loans secured by office or industrial buildings in Kern County. Loan-to-value ratios are restricted to 70% of appraisal value of the underlying real property.

     Consumer loans primarily consist of lines of credit extended to individuals and small businesses.

     With certain exceptions, Stockdale is permitted under applicable law to make related extensions of credit to any one borrowing entity up to 15% of Stockdale's regulatory capital. As of September 30, 1998, these lending limits for Stockdale were $1.6 million.

     Loan Concentrations. Stockdale does not have any concentrations in its loan portfolio by industry or group of industries, except that as of September 30, 1998, approximately 91% of Stockdale's loans were secured by real property.

     Loan Portfolio Maturities and Interest Rate Sensitivity. The following table sets forth the amounts of Stockdale's loans outstanding at December 31, 1997, which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years. In addition, the table shows the distribution of such loans between those loans with predetermined (fixed) interest rates and those with variable (floating) interest rates. Floating rates generally fluctuate with changes in the Prime Rate, U.S. Treasury Securities (T-Bills) rate and the Federal Home Loan Bank's Eleventh District Cost of Funds. As of December 31, 1997, 55.3% of Stockdale's loan portfolio were floating interest rate loans. Nonperforming loans are included in this schedule based on nominal maturities, even though Stockdale may be unable to collect such loans at their maturity date.

                    MATURITIES AND RATE SENSITIVITY OF LOANS

                                                        OVER ONE
                                               ONE      YEAR BUT     OVER
                                             YEAR OR   LESS THAN     FIVE
                                             LESS(1)   FIVE YEARS    YEARS     TOTAL
                                             -------   ----------   -------   -------
                                                      (DOLLARS IN THOUSANDS)
Real estate -- construction................  $ 5,863     $    0     $ 1,885   $ 7,748
Real estate -- residential.................   24,443      1,580      21,538    47,561
Real estate -- other.......................   10,332      1,800       2,915    15,047
Consumer...................................    1,811        142      11,095    13,048
Commercial business, non real estate.......    6,898         74           0     6,972
Other loans (Visa, check reserve, savings
  loans)...................................      863          0           0       863
                                             -------     ------     -------   -------
          Total loans......................  $50,210     $3,596     $37,433   $91,239
                                             =======     ======     =======   =======
Loans with predetermined (fixed) interest
  rates....................................  $ 1,317     $2,006     $37,433   $40,758
Loans with variable (floating) interest
  rates....................................   48,893      1,590           0    50,483
                                             -------     ------     -------   -------
          Total............................  $50,210     $3,596     $37,433   $91,239
                                             =======     ======     =======   =======

-------------------------
(1) All loans due on demand, having no stated repayment schedule or maturity, and overdrafts are reported as due in one year or less.

     Commitments and Standby Letters of Credit. The following table sets forth at the dates indicated Stockdale's loan commitments. Stockdale had no outstanding standby letters of credit:

                                LOAN COMMITMENTS


                                                                     DECEMBER 31,
                                                    SEPTEMBER 30,   --------------
                                                        1998         1997     1996
                                                    -------------   ------    ----
                                                        (DOLLARS IN THOUSANDS)
Loan commitments..................................     $4,173       $3,632    $831


     Stockdale's outstanding loan commitments at September 30, 1998 and December 31, 1997, primarily consisted of single family residential loans. Based upon Stockdale's historical experience, the outstanding loan commitments fluctuate throughout the year depending on loan demand.

     Non-Performing Assets. Interest on performing loans is accrued and taken into income daily. Loans over 90 days past due are deemed "non-performing" and are placed on a nonaccrual status. Interest received on nonaccrual loans is credited to income only upon receipt.

     When appropriate or necessary to protect Stockdale's interests, real estate taken as collateral on a loan may be taken by Stockdale through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner by Stockdale is known as "other real estate owned" ("OREO"). The OREO is carried on the books of Stockdale as an asset, at the lesser of Stockdale's recorded investment or the fair value less estimated costs to sell. Stockdale periodically revalues the OREO properties and charges other expenses for any further write-downs. The OREO represents an additional category of "non-performing assets."

     As of September 30, 1998, as well as of December 31, 1997, Stockdale held OREO of $752,000 and $843,000, respectively.

     The following table sets forth information regarding the components of Stockdale's non-performing assets at the dates indicated:

                             NON-PERFORMING ASSETS

                                                                      DECEMBER 31,
                                                     SEPTEMBER 30,   ---------------
                                                         1998         1997     1996
                                                     -------------   ------   ------
                                                         (DOLLARS IN THOUSANDS)
Nonaccrual loans...................................     $  535       $  877   $1,499
Loans past due 90 days or more but not on
  nonaccrual.......................................        150          152      830
                                                        ------       ------   ------
Total non-performing loans.........................        685        1,029    2,329
OREO...............................................        752          843    2,432
                                                        ------       ------   ------
Total non-performing assets........................     $1,437       $1,872   $4,761
                                                        ======       ======   ======
Total non-performing assets to total assets........       1.04%        1.43%    3.76%
                                                        ======       ======   ======
Troubled debt restructured.........................     $1,420       $1,757   $3,176
                                                        ======       ======   ======

     Nonaccrued interest at September 30, 1998 totaled $43,022

     The risk of nonpayment of loans is an inherent feature of the banking business. That risk varies with the type and purpose of the loan, the collateral which is utilized to secure payment, and ultimately, the creditworthiness of the borrower. In order to minimize this credit risk, Stockdale requires that all loans be approved by at least two officers, one of whom must be an executive officer. Larger loans must be approved by the Directors' Loan Committee or the Board of Directors.

     Stockdale maintains an internal asset review program which reviews loans based on defined criteria for weaknesses which may require classification of a loan. Loans are graded from "pass" to "loss" depending on credit quality, with "pass" representing loans which involve a degree of risk which is not unwarranted given the favorable aspects of the credit. Classified loans identified in the review process are added to Stockdale's Internal Watchlist. Upon classification, a review of collateral values, which may include obtaining new appraisals, is conducted to determine the adequacy of loan loss reserves for such loans.

     The classified loans as of September 30, 1998, totaled $1.7 million and are largely due to poor payment histories by the borrowers and borrower bankruptcies. Management believes that it has adequately provided an allowance to cover estimated losses in the loan portfolio. Significant further deterioration in California real estate values could materially impact future operating results, liquidity, or capital resources.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Stockdale maintains an allowance for possible loan losses to provide for potential losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan losses. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. Management conducts a critical evaluation of the loan portfolio monthly. This evaluation includes an assessment of the following factors: the results of Stockdale's internal loan review, any external loan review, and any regulatory examination, loan loss experience, estimated potential loss exposure on each credit, concentrations of credit, value of collateral, any known impairment in the borrower's ability to repay, and present economic conditions.

     It is Stockdale's policy to annually review Stockdale's criteria for establishing general valuation allowances. Stockdale utilizes its historical loss performance experience, peer data, and an evaluation of the current local economic environment as a basis for this review. For evaluation purposes, loans are segregated by type in determining the appropriate valuation allowance rates for unclassified, special mention and substandard classifications. Although management believes it uses the best information available to make determinations with respect to the allowance for possible loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used. Management believes that the allowance for possible loan losses at September 30, 1998 was adequate to absorb known and inherent risks in the loan portfolio. However, there can be no assurance that economic conditions which may adversely affect Stockdale's market area or other circumstances will not result in increased loan losses in Stockdale's loan portfolio which might be in excess of the allowance.


     Effective January 1, 1995, Stockdale adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" ("SFAS 118"). Under SFAS 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e. both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loans's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The adoption of SFAS 114, as amended by SFAS 118, had no material impact on the Bank's financial statements as Stockdale's existing policy of measuring loan impairment is consistent with methods prescribed in these standards.

     The following table summarizes Stockdale's loan loss experience, transactions in the allowance for possible credit losses and certain pertinent ratios for the periods indicated:

                       ALLOWANCE FOR POSSIBLE LOAN LOSSES


                                             AT OR FOR THE       AT OR FOR THE YEAR
                                              NINE MONTHS        ENDED DECEMBER 31,
                                                 ENDED           ------------------
                                           SEPTEMBER 30, 1998     1997       1996
                                           ------------------    -------    -------
                                                    (DOLLARS IN THOUSANDS)
BALANCES:
  Average total loans....................       $ 93,783         $90,777    $91,415
  Total loans at end of period...........       $100,085         $91,239    $91,650
ALLOWANCE FOR POSSIBLE LOAN LOSSES:
  Balance at beginning of period.........       $    815         $ 1,158    $ 1,182
  Actual charge-offs:
     Commercial..........................              0               0          0
     Consumer............................             92             167         52
     Real estate.........................             25             611        892
                                                --------         -------    -------
          Total charge-offs..............            117             778        944
  Less recoveries:
     Commercial..........................              0               0          0
     Consumer............................              3               3          7
     Real Estate.........................              2              17         59
                                                --------         -------    -------
          Total Recoveries...............              5              20         66
                                                --------         -------    -------
  Net loans charged-off..................            112             758        878
  Provision for loan losses..............            306             415        854
                                                --------         -------    -------
     Balance at end of period............       $  1,009         $   815    $ 1,158
                                                ========         =======    =======
RATIOS:
  Net loans charged-off to average
     loans...............................           0.16%           0.83%      0.96%
  Net loans charged-off to total loans at
     end of period.......................           0.15%           0.83%      0.96%
  Allowance for possible loan losses to
     average loans.......................           1.08%           0.90%      1.27%
  Allowance for possible loan losses to
     total loans at end of period........           1.01%           0.89%      1.26%
  Allowance for possible loan losses to
     non-performing loans at end of
     period..............................         147.30%          79.21%     49.72%
  Net loans charged off to beginning
     allowance for possible loan
     losses..............................          18.32%          65.45%     74.28%
  Net loans charged off to provision for
     loan losses.........................          36.60%         182.64%    102.81%

     The following table summarizes the allocation of the allowance for possible loan losses by loan type and the percent of loans in each category compared to total loans for the periods indicated:

                ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES


                                                                          DECEMBER 31,
                                                       ---------------------------------------------------
                               SEPTEMBER 30, 1998                1997                       1996
                            ------------------------   ------------------------   ------------------------
                                         PERCENT OF                 PERCENT OF                 PERCENT OF
                                          LOANS IN                   LOANS IN                   LOANS IN
                                            EACH                       EACH                       EACH
                            ALLOWANCE   CATEGORY TO    ALLOWANCE   CATEGORY TO    ALLOWANCE   CATEGORY TO
                             AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS
                            ---------   ------------   ---------   ------------   ---------   ------------
                                                        (DOLLARS IN THOUSANDS)
Real
 Estate -- Construction...   $   28         12.28%       $ 19           8.49%      $   48          8.26%
Real
  Estate -- Residential...      326         43.55%        249          52.13%         428         51.67%
Real Estate -- Other......      181         16.59%        195          16.49%         173         19.87%
Consumer..................      335         19.24%        258          15.25%         102         14.10%
Commercial Business.......      134          8.34%         67           7.64%          77          6.10%
Unallocated...............        4          0.00%         26           0.00%         330          0.00%
                             ------        ------        ----         ------       ------        ------
         Total............   $1,009        100.00%       $815         100.00%      $1,158        100.00%
                             ======        ======        ====         ======       ======        ======


     DEPOSITS

     Deposits are Stockdale's primary source of funds. At September 30, 1998, Stockdale had a deposit mix of 70.1% time and savings deposits, 11.9% in money market and NOW deposits, and 11.0% in noninterest-bearing demand deposits.

     Stockdale's deposits are obtained from a cross-section of the community it serves. No material portion of Stockdale's deposits has been obtained from or is dependent upon any one person or industry. Stockdale's business is not seasonal in nature. Stockdale accepts deposits in excess of $100,000 from customers. Those deposits are priced to remain competitive. As of September 30, 1998 and 1997 and December 31, 1997 and 1996, Stockdale has no brokered funds on deposit.

     Stockdale is not dependent upon funds from sources outside the United States and has not made loans to any foreign entities. Stockdale has not made any loans to finance leveraged buyouts or for highly leveraged transactions.

     The following table summarizes the distribution of average deposits and the average rates paid (annualized for September 30, 1998) for the periods indicated:

                                AVERAGE DEPOSITS


                                                               DECEMBER 31,
                                                  ---------------------------------------
                             SEPTEMBER 30, 1998          1997                 1996
                             ------------------   ------------------   ------------------
                             AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE
                             BALANCE     RATE     BALANCE     RATE     BALANCE     RATE
                             --------   -------   --------   -------   --------   -------
                                                (DOLLARS IN THOUSANDS)
Non interest-bearing demand
  deposits.................  $ 13,125    0.00%    $ 10,215    0.00%    $  6,459    0.00%
Money market and NOW.......    22,609    2.38%      21,476    2.38%      20,124    2.05%
Time deposits..............    83,867    5.52%      85,759    5.62%      88,106    5.68%
                             --------    ----     --------    ----     --------    ----
          Total average
             deposits......  $119,601    4.32%    $117,450    4.54%    $114,689    4.72%
                             ========    ====     ========    ====     ========    ====


     The following table indicates the maturity schedule of Stockdale's certificates of deposit of $100,000 or more as of September 30, 1998:

                       TIME DEPOSITS OF $100,000 OR MORE


                                                        PERCENT OF
                                            BALANCE        TOTAL
                                            --------    -----------
                                            (DOLLARS IN THOUSANDS)
Three months or less......................  $ 9,489        29.38%
Over three months through six months......    6,614        20.48%
Over six months through twelve months.....   10,780        33.38%
Over twelve months........................    5,415        16.77%
                                            -------       ------
          Total...........................  $32,298       100.00%
                                            =======       ======


     LIQUIDITY AND LIABILITY MANAGEMENT

     Liquidity management for federal savings banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations promptly and fully in accordance with their terms. The balance of the funds required is generally provided by payments on loans, sale of loans, liquidation of assets and the acquisition of additional deposit liabilities. One method federal savings banks utilize for acquiring additional liabilities is through the acceptance of "brokered deposits" (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates. Stockdale does not utilize brokered deposits.

     To meet liquidity needs, Stockdale maintains a portion of its funds in cash deposits in other banks and available-for-sale investment securities. As of September 30, 1998, Stockdale's liquidity ratio was 6.14%, defined as $5.9 million in cash and due from banks and $1.4 million in other liquid investments, as a percentage of deposits plus other borrowings less passbook loans.

     Liquidity can be enhanced, if necessary, through short-term borrowings. Stockdale has a line of credit with the Federal Home Loan Bank of San Francisco equal to 20% of assets secured by real estate loans and certain investment securities.

     The careful planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of an institution's net yield. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, net yields may be affected. Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. In its overall attempt to match assets and liabilities, management takes into account rates and maturities to be offered in connection with its certificates of deposit and offers variable rate loans. Stockdale has generally been able to control its exposure to changing interest rates by maintaining primarily floating interest rate loans and a majority of its time certificates in relatively short maturities.

     The table below sets forth the interest rate sensitivity of Stockdale's interest-earning assets and interest-bearing liabilities as of September 30, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms:

                           INTEREST RATE SENSITIVITY


                                             DUE IN    DUE AFTER
                                  WITHIN    THREE TO   ONE YEAR    DUE AFTER
                                  THREE      TWELVE     TO FIVE      FIVE
                                  MONTHS     MONTHS      YEARS       YEARS      TOTAL
                                 --------   --------   ---------   ---------   --------
                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-earning cash
     deposits..................  $  5,270   $      0   $      0     $     0    $  5,270
  Investment securities........     4,380      5,328      4,404      10,977      25,089
  Gross loans..................    28,772     22,844      3,351      45,118     100,085
                                 --------   --------   --------     -------    --------
          Total................  $ 38,422   $ 28,172   $  7,755     $56,095    $130,444
INTEREST-BEARING LIABILITIES:
  Money market and NOW
     deposits..................  $ 23,256   $      0   $      0     $     0    $ 23,256
  Time deposits................    25,921     43,478     15,675          51      85,125
  Other borrowings.............     1,000      1,000      1,000           0       3,000
                                 --------   --------   --------     -------    --------
          Total................  $ 50,177   $ 44,478   $ 16,675     $    51    $111,381
  Interest Rate Sensitivity
     Gap.......................  $(11,755)  $(16,306)  $( 8,920)    $56,044    $ 19,063
  Cumulative Interest Rate
     Sensitivity Gap...........  $(11,755)  $(28,061)  $(36,981)    $19,063
  Cumulative Interest Rate
     Sensitivity Gap Ratio
     Based on Total Assets.....     -8.51%    -20.32%    -26.78%      13.80%


     Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate Stockdale's interest rate sensitivity position. To supplement traditional gap analysis, Stockdale utilizes the interest rate risk exposure report received from the OTS quarterly.

     Stockdale's Investment Committee meets monthly to monitor Stockdale's investments, liquidity needs and oversee its asset-liability management. In between meetings of the Committee, Stockdale's management oversees Stockdale's liquidity management.

     CAPITAL RESOURCES

     The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires savings and loan institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of adjusted total assets, a minimum 3.0% core capital ratio and an 8.0% total risk-based capital ratio. At September 30, 1998, Stockdale exceeded all minimum capital requirements for tangible, core, and risk-based capital.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") also adopted leverage requirements that apply in addition to the risk-based capital requirements. FDICIA established five capital categories applicable to insured institutions, each with specific regulatory consequences. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

     To be considered "well capitalized" under FDICIA, an institution must generally have a core capital ratio of at least 5%, a total risk-based capital ratio of at least 10% and a Tier 1 risk-based capital ratio of at least 6%.

     At September 30, 1998, Stockdale's capital exceeded all minimum regulatory requirements and Stockdale was considered to be "well capitalized" as defined in the regulations issued by the FDIC. Stockdale's risk-based capital ratios, shown below as of September 30, 1998, have been computed accordance with regulatory accounting policies:

                                 CAPITAL RATIOS

                                                         MINIMUM
                                           STOCKDALE   REQUIREMENTS
                                           ---------   ------------
Leverage Ratio...........................     7.10%        3.00%
Tier 1 Risk-Based........................    11.72%        4.00%
          Total Risk-Based...............    12.67%        8.00%

     ACCOUNTING MATTERS

     In June, 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("Statement 125"). Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of Statement 125 did not have a material impact on Stockdale's financial position, results of operations or liquidity.

     In December, 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("Statement 127"). Statement 127 defers for one year the effective date of certain provisions of Statement 125. Management of Stockdale does not expect the adoption of Statement 127 to have a material impact on Stockdale's financial position, results of operations or liquidity.

     In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Statement 130 requires the display of comprehensive income and its components in a financial statement that is displayed in equal prominence with other financial statements that constitute a full set of financial statements. The Statement does not require, however, a specific format for the financial statement but requires the display of net income as a component of comprehensive income in that financial statement. Enterprises may elect to display comprehensive income and its components in one or two statements of financial performance or in a statement of changes in equity. If an enterprise chooses to display comprehensive income in a statement of changes in equity, that statement must be presented as part of a full set of financial statements and not in the notes to the financial statements. Statement 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect application of the provisions of the Statement. Management of Stockdale does not anticipate that the adoption of Statement 130 will have a material impact on Stockdale's financial position, results of operations or liquidity.

     In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 is effective for fiscal years beginning after December 15, 1997. Statement 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its financial statements and selected segment information in interim financial reports. Restatement of comparative financial statements or financial information for earlier periods is required upon adoption of Statement 131. Application of Statement 131 requirements is not expected to have a material impact on Stockdale's disclosures.

     In June, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires than an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     Under Statement 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach of determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. This Statement is effective for all quarters of fiscal years beginning after June 15, 1999. Management of Stockdale does not anticipate that the adoption of

Statement 133 will have a material impact on Stockdale's financial position or results of operations.

     INFLATION

     The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Federal savings banks, as financial intermediaries, have many assets and liabilities which may move in concert with inflation both as to interest rates and value. This is especially true for companies, such as Stockdale, with a high percentage of interest rate sensitive assets and liabilities. It is Stockdale's policy to have the majority of its loan portfolio be variable interest rate loans. Federal savings banks can further reduce the impact of inflation if it can manage its interest rate sensitivity gap. Stockdale attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital.

     However, financial institutions are also affected by inflation's impact on noninterest expenses, such as salaries and occupancy expenses. Through September 30, 1998 and during 1997, and 1996, the problems of inflation remained relatively stable, due primarily to continuous management of the money supplied by the FRB which has maintained stable interest rates during those years. Because of Stockdale's ratio of rate sensitive assets to rate sensitive liabilities, Stockdale benefits in the short term from a decreasing interest rate market and suffers in an increasing interest rate market. As such, indirectly, the management of the money supply by the FRB to control the rate of inflation has an impact on the earnings of Stockdale. Also, the changes in interest rates may have a corresponding impact on the ability of borrowers to repay loans with Stockdale.

     YEAR 2000 COMPLIANCE

     The "Year 2000 problem" exists because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. The extent and potential impact of the Year 2000 problem is not yet known, and if not timely corrected, it could affect the global economy.

     The potential impact of the Year 2000 problem on the financial services industry could be material, as virtually every aspect of the industry and processing of transactions will be affected. Due to the size of the task facing the financial services industry and the interdependent nature of its transactions, Stockdale may be adversely affected by this problem, depending on whether it and the entities with which it does business address this issue successfully. The impact of Year 2000 issues on Stockdale will depend not only on corrective actions that Stockdale takes, but also on the way in which Year 2000 issues are addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from Stockdale, or whose financial condition or operational capability is important to Stockdale.

     Stockdale's State of Readiness. Since Stockdale engages the services of third-party software vendors and service providers for substantially all of its electronic data processing, a primary focus of Stockdale's Year 2000 compliance program is to monitor the progress of its software providers toward Year 2000 compliance and to prepare and test future-date sensitive data of Stockdale in simulated processing.

     Stockdale's Year 2000 compliance program has been divided into the following phases: (1) inventorying date-sensitive information technology and other business systems; (2) assigning priorities to identified items and assessing the efforts required for Year 2000 compliance of those determined to be material to Stockdale; (3) upgrading or replacing material items that are determined not to be Year 2000 compliant and testing material items; (4) assessing the status of third party risks; and (5) designing and implementing contingency and business continuation plans.

     As part of the ongoing supervision of the banking industry, bank regulatory agencies are continuously surveying Stockdale's progression and results in each of the phases.

     In the first phase of Stockdale's Year 2000 compliance program, Stockdale conducted a thorough inventory of current information technology systems, software, and embedded technologies that could be affected by Year 2000 issues. Non-information technology systems such as climate control systems, telephone systems, vault and building security equipment were also surveyed. This stage of the Year 2000 compliance program is complete.

     In phase two of Stockdale's Year 2000 compliance program, results from the inventory were assessed and evaluated to determine the Year 2000 impact and necessary actions required to obtain Year 2000 compliance. Stockdale divided the results of the inventory into two principal categories -- those information technology systems that are considered by Stockdale to be "mission critical," and those that are not. Stockdale defines a "mission critical system" as a system that is vital to the successful continuance of Stockdale's core business and/or maintaining customer account integrity. Stockdale has identified 16 mission critical systems that could be affected by Year 2000 issues. To obtain Year 2000 compliance for these mission critical systems, Stockdale has opted to upgrade or replace all such systems that are determined not to be Year 2000 compliant.

     Phase three of Stockdale's Year 2000 compliance program includes the upgrading, replacement and/or retirement of systems and testing. Stockdale will first address mission critical systems and then non-mission critical systems. This phase of the Year 2000 compliance program is ongoing and is scheduled to be completed during the first six months of 1999. For Stockdale's internal systems, necessary actions primarily consist of upgrading computer hardware and equipment. Such hardware upgrades should be completed by March 31, 1999. Stockdale estimates that 90% of its third party software upgrades have been completed. Testing of updated or new systems is ongoing and scheduled to be completed by June 30, 1999. "Future-date" testing of upgrades and/or replacements is being conducted along with tests to ensure integration with Stockdale's overall data processing environment. As of September 30, 1998, Stockdale estimates that testing of mission critical systems was 5% completed.

     The fourth phase of Stockdale's Year 2000 compliance program, assessing third-party risks, includes the process of identifying and prioritizing critical suppliers, borrowers, and customers at the direct interface level as well as other material relationships with third parties, including various exchanges, clearing houses, other banks, telecommunication companies and public utilities. This evaluation includes communicating with the third parties about their plans and progress in addressing Year 2000 issues. Detailed evaluations of the most critical third parties have been initiated. Evaluation of critical Stockdale customers and borrowers is scheduled for completion on November 15, 1998. Evaluation of other critical third parties is scheduled for completion by June 30, 1999. No problems have been identified to date. These evaluations will be followed with contingency plans which

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are ongoing and scheduled to be completed in the second quarter 1999, with follow up reviews scheduled through the remainder of 1999.

     Contingency Plan. The final phase of Stockdale's Year 2000 compliance program relates to contingency plans. Stockdale maintains contingency plans in the normal course of business designed to be deployed in the event of various potential business interruptions. These plans are in the process of being expanded to address Year 2000-specific interruptions such as power and telecommunication infrastructure failures, and will continue to be supplemented if and when the results of systems integration testing identify additional business functions at risk. Such enhancements to existing plans will likely include remediation of systems, reinstallation of software, installation of third-party vendor software or some combination of alternatives.

     Costs. As Stockdale relies upon third-party software vendors and service providers for substantially all of its electronic data processing, the primary costs of the Year 2000 compliance program have been and will continue to be the reallocation of internal resources for testing and for the purchase of computer hardware and, therefore, do not represent incremental expense to Stockdale.

     The estimated value of internal resources allocated to the Year 2000 compliance program and the cost of computer hardware is approximately $157,000, of which $88,000 had been expended through September 30, 1998. Stockdale's total costs associated with required modifications to become Year 2000 compliant is not expected to be material to its results of operations, liquidity and capital resources.

     Risks. Failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Stockdale believes that, with the implementation of new or upgraded business systems and completion of its Year 2000 compliance program as scheduled, the possibility of significant interruptions of normal operations due to the failure of those systems will be reduced. Stockdale, however, is dependent upon the power and telecommunications infrastructure within the United States, and processes large volumes of transactions through various clearing houses and correspondent banks. The most reasonably likely worst case scenario would be that Stockdale may experience disruption in its operations if any such third-party supplier reported a system failure. Although Stockdale's Year 2000 compliance program will reduce the level of uncertainty about the compliance and readiness of its material third-party providers, due to the general uncertainty over Year 2000 readiness of such third-party suppliers, Stockdale is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact.

     Readers are cautioned that forward-looking statements contained herein should be read in conjunction with Stockdale's disclosures below under the title "Cautionary Statement for the Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995."

     Cautionary Statement for the purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Stockdale is including the following cautionary statement to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by, or on behalf of, Stockdale. The factors identified in this cautionary statement are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Stockdale.

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

     Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, Stockdale cautions that while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. In any forward-looking statement, if Stockdale expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished.

     Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of,
Stockdale:

     The dates on which Stockdale believes its Year 2000 compliance program will be completed are based on management's best estimates which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with, the implementation of Stockdale's Year 2000 compliance program. Specific factors that might cause differences between the estimates and actual results include, but are not limited to, the availability and cost of trained personnel, ability to locate and correct all computer related issues, timely responses to and corrections by third-parties and suppliers, the availability to implement interfaces between new systems and the systems not being replaced, and similar uncertainties. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-parties, Stockdale cannot ensure its ability to timely and cost-effectively resolve problems associated with the Year 2000 issue that may affect its operations and business or expose it to third-party liability.

                     DESCRIPTION OF STOCKDALE COMMON STOCK

     Stockdale's Charter authorizes the issuance of up to 10,000,000 shares of common stock, $4.00 par value, of which 1,212,265 shares are issued and outstanding as of the date of this Joint Proxy Statement-Prospectus. As of that same date, options covering 33,000 shares of Stockdale's common stock were outstanding pursuant to Stockdale's 1985 and 1995 Stock Option Plans. Except for the outstanding stock options, Stockdale had no outstanding warrants, commitments, agreements, or other rights in or with respect to the unissued shares of Stockdale's common stock or any other securities convertible into Stockdale's common stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

COMPARISON OF CORPORATE STRUCTURE

     VIBC is a California corporation governed by the applicable provisions of the California General Corporation Law. Stockdale is a federal stock savings bank governed by applicable provisions of the Homeowners' Loan Act and the various regulations adopted by the Office of Thrift Supervision.

     Consequently, there are numerous differences between the rights of the holders of VIBC's common stock and the rights of the holders of Stockdale's common stock with

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

regard to electing directors, amending the articles of incorporation (charter) or bylaws, calling special meetings of shareholders, acting by written consent of shareholders without a meeting and indemnifying directors.

     Certain differences in the articles of incorporation (charter) and bylaws of VIBC and Stockdale are discussed below.

VOTING RIGHTS

     Both VIBC's shareholders and Stockdale's shareholders are entitled to one vote for each share of common stock held of record on all matters voted upon at meetings of shareholders except that, in connection with the election of directors, shares of Stockdale's common stock may be voted cumulatively. VIBC has eliminated cumulative voting for the election of directors.

DIVIDENDS AND DIVIDEND POLICY

     STOCKDALE

     Dividends may be paid to the holders of Stockdale's common stock when and as declared by Stockdale's Board of Directors out of funds legally available therefore. To date, Stockdale has paid no dividend on its common stock.

     An OTS regulation imposes limitations upon all capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. In general, Stockdale may not declare or pay a cash dividend on its capital stock if the payment would cause Stockdale to fail to meet one of its regulatory capital requirements. Stockdale must also provide the OTS with 30 days advance notice of any proposed dividend declaration.

     Under the regulation, an association that meets its capital requirements both before and after a proposed distribution and has not been notified by the OTS that it is in need of more than normal supervision (a "Tier 1 association") may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of:

     - 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year; or

     - 75% of its net income over the most recent four-quarter period.

     A Tier 1 association may make capital distributions in excess of the above amount if it gives notice to the OTS and the OTS does not object to the distribution. At September 30, 1998, Stockdale qualified as a Tier 1 association for purposes of the capital distribution rule.

     If an association does not meet the definition of a Tier 1 association, its ability to pay dividends is somewhat more restricted. In addition, the OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice.

     The OTS has proposed to amend its capital distribution regulation to conform its requirements to the OTS's prompt corrective action regulation. Under the proposed regulation, an institution that would remain at least adequately capitalized after making a capital distribution, and was not owned by a holding company, would no longer be required

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

to provide notice to the OTS prior to making a capital distribution. "Troubled" associations and undercapitalized associations would be allowed to make capital distributions only by filing an application and receiving OTS approval, and such applications would be approved under certain limited circumstances.

     VIBC

     Holders of VIBC's common stock are entitled to receive dividends declared by VIBC's Board of Directors out of funds legally available therefor under the laws of the State of California, subject to the rights of holders of any preferred stock of VIBC that may be issued after the date hereof. VIBC has not paid any dividends since its formation on November 7, 1997. Under California law, VIBC is prohibited from paying dividends unless:

     - its retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or

     - immediately after giving effect to the dividend (1) the sum of VIBC's assets will be at least equal to 125% of its liabilities and, (2) the current assets of VIBC will be at least equal to its current liabilities or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, the current assets of VIBC would be at least equal to 125% of its current liabilities.

     The future dividend policy of VIBC is subject to the discretion of the VIBC's Board of Directors and will depend upon a number of factors, including earnings, financial condition, cash needs and general business conditions. VIBC's current dividend policy is to retain the majority of its earnings to increase capital, and VIBC intends to maintain such policy in the foreseeable future.

NUMBER OF DIRECTORS

     Stockdale's Charter provides that the fixed number of directors is 14.

     VIBC's Articles of Incorporation provides that the authorized number of directors of VIBC shall not be less than six nor more than ten and that any amendment to the Articles affecting the authorized number of directors must be approved by a two-thirds majority of VIBC's shareholders. Currently, the fixed number of directors is eight.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. VIBC's Articles of Incorporation provide for elimination of personal liability for monetary damages of its directors, and VIBC's Articles of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the California General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of VIBC pursuant to the foregoing provisions, or otherwise, VIBC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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

     Section 317 of the California General Corporation Law applies to Stockdale and Stockdale may indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actually and reasonable incurred to the fullest extent possible under the provisions of Section 317.

FAIR PRICE PROTECTION

     VIBC's Articles of Incorporation contain a fair price provision not contained in the Stockdale's Charter. The fair price provision is intended to prevent certain of the potential inequities of business combinations to which VIBC may be a party which are part of a "two-step" transaction. In the absence of the fair price provision, a purchaser who acquired control of VIBC could subsequently, by virtue of such control, force the remaining shareholders to sell or exchange their shares at a price which might not fully reflect any premium such purchaser may have paid in order to acquire the controlling interest. The fair price provision is designed to ensure that VIBC's shareholders will receive fair and equitable treatment in the event of a business combination or other significant transaction between VIBC and a shareholder (or business entity controlled by such shareholder) who holds a 10% or more stock interest in VIBC at the time of the proposed transaction. The most significant aspects of the fair price provision are:

     - imposing supermajority shareholder vote or disinterested director approval requirements in connection with certain mergers, acquisitions and other business combinations, unless specified minimum price and procedural requirements are satisfied in the proposed transaction; and

     - imposing a supermajority shareholder vote requirement for an amendment, change or repeal of the fair price provision.

     The fair price provision may also be characterized as an "anti-takeover" provision as the overall effect of the fair price provision may be to discourage any attempt to take over control of VIBC. The fair price provision makes it more difficult for the holder of a large block of voting securities of VIBC to acquire VIBC in a merger or other transaction which has not been approved by VIBC's Board of Directors. Accordingly, the effect of the fair price provision may be to deprive shareholders of an opportunity to sell their shares at a premium over prevailing market prices as takeover bids frequently involve purchases of stock directly from shareholders at such a premium.

                           SUPERVISION AND REGULATION

INTRODUCTION

     Stockdale, as a federal stock savings bank whose deposits are insured by the FDIC up to the maximum extend provided by law, is subject to regulation, supervision, and regular examination by the Office of Thrift Supervision and the FDIC. VIBC, as a California corporation and bank holding company under the Bank Holding Company Act, is subject to supervision and regulation by the FRB. VIBC's wholly-owned subsidiary, VIB, is a state-chartered banking corporation which is also a member of the Federal Reserve System. Accordingly, VIB is subject to regulation, supervision, and regular examination by the California Department of Financial Institutions and the FRB. VIB's deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of Stockdale's, VIBC's and VIB's business, including capital ratios, reserves against deposits, interest rates payable on certain types of deposits, loans,

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

investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. California law exempts all banks from usury limitations on interest rates.

VIB CORP

     VIBC is a bank holding company registered under the Bank Holding Company Act and is subject to supervision by the FRB. As a bank holding company, VIBC is required to file with the FRB an annual report and such other additional information as the FRB may require. The FRB may also make examinations of VIBC and its subsidiaries.

     The Bank Holding Company Act requires prior approval by the FRB for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares, or substantially all the assets, of any bank or for a merger or consolidation by a bank holding company with any other bank holding company.

     VIBC and any subsidiaries it may organize are deemed to be affiliates of VIB within the meaning of the Bank Holding Company Act. Pursuant thereto, loans by VIB to affiliates, investments by VIB in affiliates' stock, and taking affiliates' stock by VIB as collateral for loans to any borrower will be limited to 10% of VIB's capital, in the case of any one affiliate, and will be limited to 20% of VIB's capital in the case of all affiliates. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices; in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Bank Holding Company Act. Such restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. VIBC and VIB are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

     With certain limited exceptions, a bank holding company is prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing services for its authorized subsidiaries. A bank holding company may, however, engage or acquire an interest in a company that engages in activities which the FRB has determined to be closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the FRB is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. Although the future scope of permitted activities is uncertain and cannot be predicted, some of the activities that the FRB has determined by regulation to be closely related to banking are:

     - making or acquiring loans or other extensions of credit for its own account or for the account of others;

     - servicing loans and other extensions of credit for any person;

     - operating an industrial bank, Morris Plan bank, or industrial loan company, as authorized under state law, so long as the institution is not a bank;

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

     - operating a trust company in the manner authorized by federal or state law, so long as the institution is not a bank and does not make loans or investments or accept deposits, except as permitted under the FRB's Regulation Y;

     - subject to certain limitations, acting as an investment or financial adviser to investment companies and other persons;

     - leasing personal and real property or acting as agent, broker, or adviser in leasing such property in accordance with various restrictions imposed by Regulation Y, including a restriction that it is reasonably anticipated that each lease will compensate the lessor for not less than the lessor's full investment in the property;

     - making equity and debt investments in corporations or projects designed primarily to promote community welfare;

     - providing financial, banking, or economic data processing and data transmission services, facilities, data bases, or providing access to such services, facilities, or data bases;

     - acting as principal, agent, or broker for insurance directly related to extensions of credit which are limited to assuring the repayment of debts in the event of death, disability, or involuntary unemployment of the debtor;

     - acting as agent or broker for insurance directly related to extensions of credit by a finance company subsidiary;

     - owning, controlling, or operating a savings association provided that the savings association engages only in activities permitted for bank holding companies under Regulation Y;

     - providing courier services of limited character;

     - providing management consulting advice to non-affiliated bank and nonbank depository institutions, subject to the limitations imposed by Regulation Y;

     - selling money orders, travelers' checks and U.S. Savings Bonds;

     - appraisal of real estate and personal property;

     - acting as an intermediary for the financing of commercial or industrial income-producing real estate;

     - providing securities brokerage services, related securities credit activities pursuant to Regulation T, and other incidental activities;

     - underwriting and dealing in obligations of the U.S., general obligations of states and their political subdivisions, and other obligations authorized for state member banks under federal law; and

     - providing general information and statistical forecasting, advisory and transactional services with respect to foreign exchange through a separately incorporated subsidiary.

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

     Federal law prohibits a bank holding company and any subsidiary banks from engaging in certain tie-in arrangements in connection with the extension of credit. Thus, for example, VIB may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that:

     - the customer must obtain or provide some additional credit, property or services from or to the Bank other than a loan, discount, deposit or trust service;

     - the customer must obtain or provide some additional credit, property or service from or to VIBC or any other subsidiary of VIBC; or

     - the customer may not obtain some other credit, property or services from competitors, except reasonable requirements to assure soundness of credit extended.

     The FRB's risk-based capital adequacy guidelines for bank holding companies and state member banks, discussed in more detail below (see "SUPERVISION AND REGULATION -- Stockdale and Valley Independent Bank" herein), assign various risk percentages to different categories of assets, and capital is measured as a percentage of risk assets. While in many cases total risk assets calculated in accordance with the guidelines is less than total assets calculated absent the rating, certain non-balance sheet assets, including loans sold with recourse, legally binding loan commitments and standby letters of credit, are treated as risk assets, with the assigned rate varying with the type of asset. As a result, it is possible that total risk assets for purposes of the guidelines exceeds total assets under generally accepted accounting principles, thereby reducing the capital-to-assets ratio. Under the terms of the guidelines, bank holding companies are expected to meet capital adequacy guidelines based both on total assets and on total risk assets.

     VIBC is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, VIBC and its subsidiaries are subject to examination by, and may be required to file reports with, the Department of Financial Institutions. Regulations have not yet been proposed or adopted or steps otherwise taken to implement the Department of Financial Institutions' powers under this statute.

STOCKDALE AND VALLEY INDEPENDENT BANK

     RECENT LEGISLATION AND REGULATORY DEVELOPMENTS

     Introduction. From time to time legislation is proposed or enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and non-financial institutions. Various federal laws enacted over the past several years have provided, among other things, for the maintenance of mandatory reserves with the FRB on deposits by depository institutions (state reserve requirements have been eliminated); the phasing-out of the restrictions on the amount of interest which financial institutions may pay on certain of their customers' accounts; and the authorization of various types of new deposit accounts, such as NOW accounts, "Money Market Deposit" accounts and "Super NOW" accounts, designed to be competitive with money market mutual funds and other types of accounts and services offered by various financial and non-financial institutions. The lending authority and permissible activities of certain non-bank financial institutions such as savings and loan associations and credit unions have been expanded, and federal regulators have been given increased authority and means for providing financial assistance to insured depository institutions and for effecting interstate and cross-industry mergers and acquisitions of failing institutions. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions.

     Other legislation has been proposed or is pending before the United States Congress which would affect the financial institutions industry. Such legislation includes wide-ranging proposals to further alter the structure, regulation and competitive relationships of the nation's financial institutions, to reorganize the federal regulatory structure of the financial institutions industry, to subject banks to increased disclosure and reporting requirements, and to expand the range of financial services which banks and bank holding companies can provide. Other proposals which have been introduced or are being discussed would equalize the relative powers of savings and loan holding companies and bank holding companies, and authorize such holding companies to engage in insurance underwriting and brokerage, real estate development and brokerage, and certain securities activities, including underwriting and dealing in United States Government securities and municipal securities, sponsoring and managing investment companies and underwriting the securities thereof. It cannot be predicted whether or in what form any of these proposals will be adopted, or to what extent they will effect the various entities comprising the financial institutions industry.

     Certain of the potentially significant changes which have been enacted in the past several years are discussed below.

     Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), enacted on September 29, 1994, repealed the McFadden Act of 1927, which required states to decide whether national or state banks could enter their state, and, effective June 1, 1997, allows banks to open branches across state lines. The Riegle-Neal Act also repealed the 1956 Douglas Amendment to the Bank Holding Company Act, which placed the same requirements on bank holding companies. The repeal of the Douglas Amendment made it possible for bank holding companies to buy out-of-state banks in any state after September 29, 1995, which, after June 1, 1997, may now be converted into interstate branches.

     The Riegle-Neal Act permitted interstate banking to begin effective September 29, 1995. The amendment to the Bank Holding Company Act permits bank holding companies to acquire banks in other states provided that the acquisition does not result in the bank holding company controlling more than 10 percent of the deposits in the United States, or 30 percent of the deposits in the state in which the bank to be acquired is located. However, the Riegle-Neal Act also provides that states have the authority to waive the state concentration limit. Individual states may also require that the bank being acquired be in existence for up to five years before an out-of-state bank or bank holding company may acquire it.

     The Riegle-Neal Act provides that, since June 1, 1997, interstate branching and merging of existing banks is permitted, provided that the banks are at least adequately capitalized and demonstrate good management. Interstate mergers and branch acquisitions were permitted at an earlier time if the state choose to enact a law allowing such activity. The states were also authorized to enact laws to permit interstate banks to branch de novo.

     On September 28, 1995, the California Interstate Banking and Branching Act of 1995 ("CIBBA") was enacted and signed into law. CIBBA authorized out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least 5 years, unless the California bank is in danger of failing or in certain other emergency situations. CIBBA does not permit out-of-state banks to enter California

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

by branch acquisition or de novo branching. CIBBA allows a California state bank to have agency relationships with affiliated and unaffiliated insured depository institutions and allows a bank subsidiary of a bank holding company to act as an agent to receive deposits, renew time deposits, service loans and receive payments for a depository institution affiliate.

     Proposed Expansion of Securities Underwriting Authority. Various bills have been introduced in the United States Congress which would expand, to a lesser or greater degree and subject to various conditions and limitations, the authority of bank holding companies to engage in the activity of underwriting and dealing in securities. Some of these bills would authorize securities firms (through the holding company structure) to own banks, which could result in greater competition between banks and securities firms. No prediction can be made as to whether any of these bills will be passed by the United States Congress and enacted into law, what provisions such a bill might contain, or what effect it might have on VIBC, VIB or Stockdale.

     Expansion of Investment Opportunities for California State-Chartered
Banks. Legislation enacted by the State of California has substantially expanded the authority of California state-chartered banks to invest in real estate, corporate stock and other corporate securities. National banks are governed in these areas by federal law, the provisions of which are more restrictive than California law. However, provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, discussed below, limits state-authorized activities to that available to national banks, unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the institution is in compliance with applicable regulatory requirements.

     FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT OF 1989

     General. On August 9, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was signed into law. This legislation has resulted in major changes in the regulation of insured financial institutions, including significant changes in the authority of government agencies to regulate insured financial institutions.

     Under FIRREA, the Federal Savings and Loan Insurance Corporation ("FSLIC") and the Federal Home Loan Bank Board were abolished and the FDIC was authorized to insure savings associations, including federal savings associations, state chartered savings and loans and other corporations determined to be operated in substantially the same manner as a savings association. FIRREA established two deposit insurance funds to be administered by the FDIC. The money in these two funds is separately maintained and not commingled. The FDIC Permanent Insurance Fund was replaced by the Bank Insurance Fund (the "BIF") and the FSLIC deposit insurance fund was replaced by the Savings Association Insurance Fund (the "SAIF").

     VIB's deposit accounts are insured by the BIF, as administered by the FDIC, up to the maximum amount permitted by law. Stockdale's deposit accounts are insured by the SAIF, as administered by the FDIC, up to the maximum amount permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

     Deposit Insurance Assessments. Under FIRREA, the premium assessments made on banks and savings associations for deposit insurance were initially increased, with rates set separately for banks and savings associations, subject to statutory restrictions. The Omnibus Budget Reconciliation Act of 1990, designed to address the federal budget deficit, increased the insurance assessment rates for members of the BIF and the SAIF over that provided by FIRREA, and eliminated FIRREA's maximum reserve-ratio constraints on the BIF. The FDIC raised BIF premiums to 23c per $100 in insured deposits for 1993 from a base of 12c in 1990.

     Effective January 1, 1994, the FDIC implemented a risk-based assessment system, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were 23c per $100 in insured deposits. The FDIC determined that the designated reserve ratio was achieved on May 31, 1995. Accordingly, on August 8, 1995, the FDIC issued final regulations adopting an assessment rate schedule for BIF members of 4c to 31c per $100 in insured deposits that became effective June 1, 1995. On November 14, 1995, the FDIC further reduced the BIF assessment rates by 4c so that effective January 1, 1996, the BIF premiums ranged from zero to 27c per $100 in insured deposits, but in any event not less than $2,000 per year. The Deposit Insurance Funds Act of 1996, signed into law on September 30, 1996, eliminated the minimum assessment, commencing with the fourth quarter of 1996.

     Under the risk-based assessment system, as of December 31, 1995, SAIF members paid within a range of 23c to 31c per $100 in insured deposits, depending upon the institution's risk classification. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "EGPRA"), the FDIC imposed a special assessment on SAIF members to capitalize SAIF at the "designated reserve ratio" of 1.25% as of October 1, 1996. Based on Stockdale's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the EGPRA, Stockdale paid a special assessment of $760,000 in October, 1996 to recapitalize the SAIF. This expense was recognized during the third quarter of 1996.

     Under the risk-based assessment system, a BIF member institution such as VIB is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in VIB's case, the FRB). The three supervisory categories are: financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group B), and poses a substantial probability of loss (Group C). The capital ratios used by the FRB to define well-capitalized, adequately capitalized and undercapitalized are the same as in the FRB's prompt corrective action regulations (discussed below). The BIF assessment rates since January 1, 1997 are summarized below; assessment figures are expressed in terms of cents per $100 in insured deposits. The capital and supervisory group ratings for SAIF institutions are the same as for BIF institutions. Accordingly, Stockdale's deposit insurance assessment rate is also derived from the following table:


                   ASSESSMENT RATES EFFECTIVE JANUARY 1, 1997



                                         SUPERVISORY GROUP
                                   -----------------------------
                                   GROUP A    GROUP B    GROUP C
                                   -------    -------    -------
CAPITAL GROUP:
  Well Capitalized...............     0          3         17
  Adequately Capitalized.........     3         10         24
  Undercapitalized...............    10         24         27


     Pursuant to the EGPRA, Stockdale pays its normal deposit insurance premiums as a member of the SAIF. In addition, Stockdale also pays an amount equal to 6.4c per $100 deposits towards the retirement of the Financing Corporation Bonds ("FICO Bonds") issued in the 1980s to assist in the recovery of the Savings and Loan Industry. In addition, after December 31, 1996, banks are required to share in the payment of interest on the FICO Bonds. Previously, the FICO Debt was paid solely out of the SAIF Assessment Base. The Assessments imposed on insured depository institutions with respect to any BIF-Assessable deposit are assessed at a rate equal to 1/5 of the rate of the Assessments imposed on insured depository institutions with respect to any SAIF-Assessable deposit. Although the FICO Assessment rates are annual rates, they are subject to change quarterly. Since the FICO Bonds do not mature until the year 2019, it is conceivable that banks will continue to share in the payment of the interest on the bonds until then.

     The following table shows the quarterly Assessment Rates for SAIF and BIF insured deposits, expressed in cents per $100 in insured deposits:


                             FICO ASSESSMENT RATES



                                               SAIF      BIF
                                               -----    ------
First Quarter, 1997..........................   6.48c    1.296c
Second Quarter, 1997.........................   6.50c    1.300c
Third Quarter, 1997..........................   6.30c    1.260c
Fourth Quarter, 1997.........................   6.32c    1.264c
First Quarter, 1998..........................   6.28c    1.256c
Second Quarter, 1998.........................   6.22c    1.244c
Third Quarter, 1998..........................   6.10c    1.220c
Fourth Quarter, 1998.........................   5.82c    1.164c


     Under EGPRA, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the FICO Bonds will be equal for members of the BIF and the SAIF. The EGPRA also provides for the merging of the BIF and the SAIF by January 1, 2000, provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the FICO Bonds would be equal.

     With certain limited exceptions, FIRREA prohibits a bank from changing its status as an insured depository institution with the BIF to the SAIF and prohibits a savings association from changing its status as an insured depository institution with the SAIF to the BIF, without the prior approval of the FDIC.

     FDIC Receiverships. Pursuant to FIRREA, the FDIC may be appointed conservator or receiver of any insured bank or savings association. In addition, FIRREA authorized the FDIC to appoint itself as sole conservator or receiver of any insured state bank or savings association for any, among others, of the following reasons:

     - insolvency of such institution;

     - substantial dissipation of assets or earnings due to any violation of law or regulation or any unsafe or unsound practice;

     - an unsafe or unsound condition to transact business, including substantially insufficient capital or otherwise;

     - any willful violation of a cease and desist order which has become final;

     - any concealment of books, papers, records or assets of the institution;

     - the likelihood that the institution will not be able to meet the demands of its depositors or pay its obligations in the normal course of business;

     - the incurrence or likely incurrence of losses by the institution that will deplete all or substantially all of its capital with no reasonable prospect for the replenishment of the capital without federal assistance; or

     - any violation of any law or regulation, or an unsafe or unsound practice or condition which is likely to cause insolvency or substantial dissipation of assets or earnings, or is likely to weaken the condition of the institution or otherwise seriously prejudice the interest of its depositors.

     As a receiver of any insured depository institution, the FDIC may liquidate such institution in an orderly manner and make such other disposition of any matter concerning such institution as the FDIC determines is in the best interests of such institution, its depositors and the FDIC. Further, the FDIC shall as the conservator or receiver, by operation of law, succeed to all rights, titles, powers and privileges of the insured institution, and of any stockholder, member, account holder, depositor, officer or director of such institution with respect to the institution and the assets of the institution; may take over the assets of and operate such institution with all the powers of the members or shareholders, directors and the officers of the institution and conduct all business of the institution; collect all obligations and money due to the institution and preserve; and conserve the assets and property of such institution.

     Enforcement Powers. Some of the most significant provisions of FIRREA were the expansion of regulatory enforcement powers. FIRREA has given the federal regulatory agencies broader and stronger enforcement authorities reaching a wider range of persons and entities. Some of those provisions included those which:

     - expanded the category of persons subject to enforcement under the Federal Deposit Insurance Act;

     - expanded the scope of cease and desist orders and provided for the issuance of a temporary cease and desist orders;

     - provided for the suspension and removal of wrongdoers on an expanded basis and on an industry-wide basis;

     - prohibited the participation of persons suspended or removed or convicted of a crime involving dishonesty or breach of trust from serving in another insured institution;

     - required regulatory approval of new directors and senior executive officers in certain cases;

     - provided protection from retaliation against "whistleblowers" and establishes rewards for "whistleblowers" in certain enforcement actions resulting in the recovery of money;

     - required the regulators to publicize all final enforcement orders;

     - required each insured financial institution to provide its independent auditor with its most recent Report of Condition ("Call Report");

     - significantly increased the penalties for failure to file accurate and timely Call Reports; and

     - provided for extensive increases in the amounts and circumstances for assessment of civil money penalties, civil and criminal forfeiture and other civil and criminal fines and penalties.

     Crime Control Act of 1990. The Crime Control Act of 1990 further strengthened the authority of federal regulators to enforce capital requirements, increased civil and criminal penalties for financial fraud, and enacted provisions allowing the FDIC to regulate or prohibit certain forms of golden parachute benefits and indemnification payments to officers and directors of financial institutions.

     RISK-BASED CAPITAL GUIDELINES

     The federal banking agencies have established risk-based capital guidelines. The risk-based capital guidelines include both a new definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad credit risk categories. A bank's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk weighted assets (the denominator of the ratio).

     A bank's qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). The Tier 1 component of a bank's qualifying capital must represent at least 50% of qualifying total capital and may consist of the following items that are defined as core capital elements:

     - common stockholders' equity;

     - qualifying noncumulative perpetual preferred stock (including related surplus); and


     - minority interest in the equity accounts of consolidated subsidiaries.


     The Tier 2 component of a bank's qualifying total capital may consist of the following items:

     - allowance for loan and lease losses (subject to limitations);

     - perpetual preferred stock and related surplus (subject to conditions);

     - hybrid capital instruments (as defined)(1) and mandatory convertible debt securities; and



     - term subordinated debt and intermediate-term preferred stock, including related surplus (subject to limitations).


     Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk categories, according to the obligor, or, if relevant, the guarantor or the nature of collateral. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the bank's total risk weighted assets that comprise the denominator of the risk-based capital ratio.

     Risk weights for all off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items such as letters of credit and recourse arrangements is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and generally is assigned to the appropriate risk category according to the obligor, or, if relevant, the guarantor or the nature of the collateral.

     The supervisory standards set forth below specify minimum supervisory ratios based primarily on broad risk considerations. The risk-based ratios do not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.

     All banks are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%, of which at least 4% should be in the form of Tier 1 capital net of goodwill, and a minimum ratio of Tier 1 capital to risk weighted assets of 4%. The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital net of goodwill. In addition, the combined maximum amount of subordinated debt and intermediate-term preferred stock that qualifies as Tier 2 capital is limited to 50% of Tier 1 capital. The maximum amount of the allowance for loan and lease losses that qualifies as Tier 2 capital is limited to 1.25% of gross risk weighted assets. Allowance for loan and lease losses in excess of this limit may, of course, be maintained, but would not be included in a bank's risk-based capital calculation.

     In addition to the risk-based guidelines, the federal banking agencies require all banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by regulators to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     In December, 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes

---------------


(1) Trust preferred securities have been determined to qualify as Tier 1 capital up to an amount equal to 25% of the other components of Tier 1 capital, with the balance qualifying as Tier 2 capital.

certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by the policy statement is the sum of: (1) assets classified loss; (2) 50% of assets classified doubtful; (3) 15% of assets classified substandard; and (4) estimated credit losses on other assets over the upcoming twelve months.

     The federal banking agencies have recently revised their risk-based capital rules to take account of concentrations of credit and the risks of non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving one borrower, industry, location, collateral or loan type. Nontraditional activities are considered those that have not customarily been part of the banking business but that start to be conducted as a result of developments in, for example, technology or financial markets. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas.

     Further, the banking agencies recently have adopted modifications to the risk-based capital rules to include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest rate risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank. The banking agencies have addressed this problem by implementing changes to the capital standards to include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies will consider in evaluating an institution's capital adequacy. Bank examiners consider a bank's historical financial performance and its earnings exposure to interest rate movements as well as qualitative factors such as the adequacy of a bank's internal interest rate risk management. The federal banking agencies recently considered adopting a uniform supervisory framework for all institutions to measure and assess each bank's exposure to interest rate risk and establish an explicit capital charge based on the assessed risk, but ultimately elected not to adopt such a uniform framework. Even without such a uniform framework, however, each bank's interest rate risk exposure is assessed by its primary federal regulator on an individualized basis, and it may be required by the regulator to hold additional capital for interest rate risk if it has a significant exposure to interest rate risk or a weak interest rate risk management process.

     Effective April 1, 1995, the federal banking agencies issued rules which limit the amount of deferred tax assets that are allowable in computing a bank's regulatory capital. The standard had been in effect on an interim basis since March, 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of: (i) the amount that can be realized within one year of the quarter-end report date; or (ii) 10% of Tier 1 capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 capital, total assets and regulatory capital calculations.

     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     General. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law on December 19, 1991. FDICIA recapitalized the

FDIC's Bank Insurance Fund, granted broad authorization to the FDIC to increase deposit insurance premium assessments and to borrow from other sources, and continued the expansion of regulatory enforcement powers, along with many other significant changes.

     Prompt Corrective Action. FDICIA established five categories of bank capitalization: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized" and mandated the establishment of a system of "prompt corrective action" for institutions falling into the lower capital categories. Under FDICIA, banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment the bank would be undercapitalized, that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit acceptable capital plans guaranteed by its holding company, if any. Broad regulatory authority was granted with respect to significantly undercapitalized banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to critically undercapitalized banks, those with capital at or less than 2%, including the appointment of a receiver or conservator after 90 days, even if Stockdale is still solvent.

     The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, a bank shall be deemed to be:


     - "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;



     - "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized";



     - "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);



     - "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and



     - "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.


     FDICIA and the implementing regulations also provide that a federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. (The federal banking agency may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

     Operational Standards. FDICIA also granted the regulatory agencies authority to prescribe standards relating to internal controls, credit underwriting, asset growth and compensation, among others, and required the regulatory agencies to promulgate regulations prohibiting excessive compensation or fees. Many regulations have been adopted by the regulatory agencies to implement these provisions and subsequent legislation (the Riegal Community Development Act, discussed below) gave the regulatory agencies the option of prescribing the safety and soundness standards as guidelines rather than regulations.

     Regulatory Accounting Reports. Each bank with $500 million or more in assets is required to submit an annual report to the FDIC, as well as any other federal banking agency with authority over the bank, and any appropriate state banking agency. This report must contain a statement regarding management's responsibilities for: (1) preparing financial statements; (2) establishing and maintaining adequate internal controls; and (3) complying with applicable laws and regulations. In addition to having an audited financial statement by an independent accounting firm on an annual basis, the accounting firm must determine and report as to whether the financial statements are presented fairly and in accordance with generally accepted accounting principles and comply with other requirements of the applicable federal banking authority. In addition, the accountants must attest to and report to the regulators separately on management's compliance with internal controls.

     Truth in Savings. FDICIA further established a new truth in savings scheme, providing for clear and uniform disclosure of terms and conditions on which interest is paid and fees are assessed on deposits. The FRB's Regulation DD, implementing the Truth in Savings Act, became effective June 21, 1993.

     Brokered Deposits. Effective June 16, 1992, FDICIA placed restrictions on the ability of banks to obtain brokered deposits or to solicit and pay interest rates on deposits that are significantly higher than prevailing rates. FDICIA provides that a bank may not accept, renew or roll over brokered deposits unless: (1) it is "well capitalized"; or (2) it is adequately capitalized and receives a waiver from the FDIC permitting it to accept brokered deposits paying an interest rate not in excess of 75 basis points over certain prevailing market rates. FDIC regulations define brokered deposits to include any deposit obtained, directly or indirectly, from any person engaged in the business of placing deposits with, or selling interests in deposits of, an insured depository institution, as well as any deposit obtained by a depository institution that is not "well capitalized" for regulatory purposes by offering rates significantly higher (generally more than 75 basis points) than the prevailing interest rates offered by depository institutions in such institution's normal market area. In addition to these restrictions on acceptance of brokered deposits, FDICIA provides that no pass-through deposit insurance will be provided to employee benefit plan deposits accepted by an institution which is ineligible to accept brokered deposits under applicable law and regulations.

     Lending. New regulations have been issued in the area of real estate lending, prescribing standards for extensions of credit that are secured by real property or made for the purpose of the construction of a building or other improvement to real estate. In addition, the aggregate of all loans to executive officers, directors and principal shareholders and related interests may now not exceed 100% (200% in some circumstances) of the depository institution's capital.

     State Authorized Activities. The new legislation also created restrictions on activities authorized under state law. FDICIA generally restricts activities through subsidiaries to those permissible for national banks, unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements, thereby effectively eliminating real estate investment authorized under California law, and provided for a five-year divestiture period for impermissible investments. Insurance activities were also limited, except to the extent permissible for national banks.

     Qualified Thrift Lender Test. Savings associations, like Stockdale, must meet a QTL test, by maintaining a specified level of assets in qualified thrift investments as specified in the Home Owners' Loan Act. If Stockdale maintains an appropriate level of certain specified investments (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB. The required percentage of investments under HOLA is 65% of assets. An association must be in compliance with the QTL test or the definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations that fail to meet the QTL test will generally be prohibited from engaging in any activity not permitted for both a national bank and a savings association. As of December 31, 1997, Stockdale was in compliance with its QTL requirements.

     Activities of Subsidiaries. A savings association seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through a subsidiary must provide 30 days prior notice to the FDIC and the OTS and conduct any activities of the subsidiary in accordance with regulations and orders of the OTS. The OTS has the power to require a savings association to divest any subsidiary or terminate any activity conducted by a subsidiary that the OTS determines to pose a serious threat to the financial safety, soundness or stability of the savings association or to be otherwise inconsistent with sound banking practices.

     Federal Home Loan Bank System. Stockdale and VIB are members of the FHLB system. Among other benefits, each FHLB serves as a reserve or center bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available to its members loans (i.e., advances) in accordance with the policies and procedures established by the Board of Directors of the individual FHLB.

     RIEGLE COMMUNITY DEVELOPMENT AND REGULATORY IMPROVEMENT ACT OF 1994

     The Riegle Community Development and Regulatory Improvement Act of 1994 (the "1994 Act"), which has been viewed as the most important piece of banking legislation since the enactment of FDICIA, was signed into law on September 23, 1994. In addition to providing funding for the establishment of a Community Development Financial Institutions Fund (the "Fund"), which provides assistance to new and existing community development lenders to help to meet the needs of low- and moderate-income communities and groups, the 1994 Act mandated changes to a wide range of banking regulations. These changes included:


     - modifications to the publication requirements for Call Reports,



     - less frequent regulatory examination schedules for small institutions, small business and commercial real estate loan securitization,



     - amendments to the money laundering and currency transaction reporting requirements of the Bank Secrecy Act,

     - clarification of the coverage of the Real Estate Settlement Procedures Act for business,



     - commercial and agricultural real estate secured transactions,



     - amendments to the national flood insurance program, and



     - amendments to the Truth in Lending Act to provide greater protection for consumers by reducing discrimination against the disadvantaged.


     The "Paperwork Reduction and Regulatory Improvement Act," Title III of the 1994 Act, required the federal banking agencies to consider the administrative burdens that new regulations will impose before their adoption and requires a transition period in order to provide adequate time for compliance. This act also requires the federal banking agencies to work together to establish uniform regulations and guidelines as well as to work together to eliminate duplicative or unnecessary requests for information in connection with applications or notices. This act reduces the frequency of examinations for well-rated institutions, simplifies the quarterly Call Reports and eliminated the requirement that financial institutions publish their Call Reports in local newspapers. This act also established an internal regulatory appeal process and independent ombudsman to provide a means for review of material supervisory determinations. The Paperwork Reduction and Regulatory Improvement Act also amended the Bank Holding Company Act and Securities Act of 1933 to simplify the formation of bank holding companies.

     Title IV of the 1994 Act amended the Bank Secrecy Act by reducing the reporting requirements imposed on financial institutions for large currency transactions, expanding the ability of financial institutions to provide exemptions to the reporting requirements for businesses that regularly deal in large amounts of currency, and providing for the delegation of civil money penalty enforcement from the Treasury Department to the individual federal banking agencies.

     SAFETY AND SOUNDNESS STANDARDS

     In July, 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA and the 1994 Act. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

     The federal banking agencies issued regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

     Appraisals for "real estate related financial transactions" must be conducted by either state certified or state licensed appraisers for transactions in excess of certain amounts. State certified appraisers are required for all transactions with a transaction value of

$1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing or refinancing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage-backed securities.

     CONSUMER PROTECTION LAWS AND REGULATIONS

     The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. Banks are subject to many federal consumer protection laws and regulations including, but not limited to, the Community Reinvestment Act (the "CRA"), the Truth in Lending Act (the "TILA"), the Fair Housing Act (the "FH Act"), the Equal Credit Opportunity Act (the "ECOA"), the Home Mortgage Disclosure Act ("HMDA"), and the Real Estate Settlement Procedures Act ("RESPA").

     The CRA, enacted into law in 1977, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.

     The federal banking agencies have adopted regulations which measure a bank's compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from "outstanding" to a low of "substantial noncompliance."

     The ECOA, enacted into law in 1974, prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. In March, 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable -- even when there is no intent to discriminate.

     The FH Act, enacted into law in 1968, regulates may practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are: declining a loan for the purposes of racial discrimination; making excessively low appraisals of property based on racial considerations; pressuring, discouraging, or denying applications for credit on a prohibited basis; using excessively burdensome qualifications standards for the purpose or with the effect of denying housing to minority applicants; imposing on minority loan applicants more onerous interest rates or other terms, conditions or requirements; and racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

     The TILA, enacted into law in 1968, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total payments and the payment schedule.

     HMDA, enacted into law in 1975, grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. HMDA requires institutions to report data regarding applications for one-to-four family loans, home improvement loans, and multifamily loans, as well as information concerning originations and purchases of such types of loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.

     RESPA, enacted into law in 1974, requires lenders to provide borrowers with disclosures regarding the nature and costs of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts.

     Violations of these various consumer protection laws and regulations can result in civil liability to the aggrieved party, regulatory enforcement including civil money penalties, and even punitive damages.

     CONCLUSION

     As a result of the recent federal and California legislation, there has been a competitive impact on financial institutions. There has been a lessening of the historical distinction between the services offered by banks, savings and loan associations, credit unions, and other financial institutions, banks have experienced increased competition for deposits and loans which may result in increases in their cost of funds, and banks have experienced increased costs. Further, the federal banking agencies have increased enforcement authority over financial institutions and their directors and officers.

     Future legislation is also likely to impact VIBC's, VIB's and Stockdale's businesses. Consumer legislation has been proposed in Congress which may require banks to offer basic, low-cost, financial services to meet minimum consumer needs. Various proposals to restructure the federal bank regulatory agencies are currently pending in Congress, some of which include proposals to expand the ability of banks to engage in previously prohibited businesses. Further, the regulatory agencies have proposed and may propose a wide range of regulatory changes, including the calculation of capital adequacy and limiting business dealings with affiliates. These and other legislative and regulatory changes may have the impact of increasing the cost of business or otherwise impacting the earnings of financial institutions. However, the degree, timing and full extent of the impact of these proposals cannot be predicted.

COMPETITION

     The banking business in California, generally, and in Stockdale's and VIB's service areas specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks and savings institutions which have many offices operating over wide geographic areas. Stockdale and VIB compete for deposits and loans principally with these major banks and savings institutions, finance companies, credit unions and other financial institutions located in their market areas. Among the advantages which the major banks and savings institutions have over Stockdale and VIB are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in their service areas offer certain services (such as trust and international banking services) which are not offered directly by Stockdale or VIB and, by virtue of their greater total capitalization, such banks have substantially higher lending limits than Stockdale and VIB.

     Moreover, banks and savings and loan associations, generally, and Stockdale and VIB in particular, face increasing competition for loans and deposits from non-bank financial intermediaries such as thrift and loan associations, credit unions, mortgage companies, insurance companies, and other lending institutions. The Depository Institutions Deregulation and Monetary Control Act of 1980 ("DIDA") authorized savings and loan associations and credit unions to make certain consumer loans. The Garn-St. Germain Depository Institutions Act of 1982 (the "Garn-St. Germain Act") and California legislation further expanded the power of savings and loan associations to make consumer and commercial loans in competition with commercial banks. Further, DIDA and a 1979 amendment to the usury provisions of the California Constitution have resulted in the inflow of lendable funds from out-of-state lenders and in increased competition from previously non-exempt in-state lenders for loans.

     Historically, banks were not permitted to pay the same rates of interest on similar deposit accounts as those offered by savings and loan associations, credit unions and money-market funds. DIDA began the process of deregulating interest rate controls and the Garn-St. Germain Act, which authorized banks and savings and loan associations to pay money-market interest rates on most types of accounts and eliminated interest rate differentials between banks and savings and loan associations, and subsequent actions of federal regulatory agencies have accelerated the deregulation process, enabling banks to compete more effectively for deposits.

     However, banks have faced increasing competition for deposits because these same legislative and regulatory developments have permitted non-bank financial intermediaries to offer certain types of deposit accounts not previously permitted.

     Further, the recent trend has been for other institutions, such as brokerage firms, credit card companies, and even retail establishments, to offer alternative investment vehicles, such as money market funds, as well as to offer traditional banking services such as check access to money market funds and cash advances on credit card accounts. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities also compete with the Bank in the acquisition of deposits.

     In order to compete with the other financial institutions in its market areas Stockdale and VIB rely principally upon local promotional activity, personal contacts by their officers, directors, employees and shareholders, and specialized services. In conjunction with Stockdale's and VIB's business plans to serve the financial needs of local residents and small- to medium-sized businesses, Stockdale and VIB rely on a formalized officer calling program to existing and prospective customers and Stockdale and VIB focus their overall marketing efforts towards the local community. Stockdale's and VIB's promotional activities emphasize the advantages of dealing with a locally-owned and headquartered institution sensitive to the particular needs of the local community. For customers whose loan demands exceed Stockdale's and VIB's lending limits, Stockdale and VIB attempt to arrange for such loans on a participation basis with other banks. Stockdale and VIB also assist customers requiring services not offered by Stockdale and VIB to obtain these services from their correspondent banks.

IMPACT OF MONETARY POLICIES

     Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by the financial institution on its deposits and its other borrowings and the interest rate earned by the financial institution on loans, securities and other interest-earning assets will comprise the major source of the financial institution's earnings. These rates are highly sensitive to many factors which are beyond the control of the financial institution and, accordingly, the earnings and growth of the financial institution will be subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by its open-market dealings in United States government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements, by placing limitations upon savings and time deposit interest rates, and through adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System. The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on the financial institutions cannot be predicted; however, depending on the degree to which the financial institution's interest-earning assets and interest-bearing liabilities are positively rate sensitive, increases in rates would have the temporary effect of increasing the financial institution's net interest margin, while decreases in interest rates would have the opposite effect.

     In addition, adverse economic conditions could make a higher provision for loan losses prudent and could cause higher loan charge-offs, thus adversely affecting the financial institution's net income.

                        VALIDITY OF VIBC'S COMMON STOCK

     The validity of the shares of VIBC's common stock to be issued in the Merger has been reviewed by the firm of Horgan, Rosen, Beckham & Coren, L.L.P., 21700 Oxnard Street, Suite 1400, Woodland Hills, California 91365. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of VIBC's common stock for any of Stockdale's shareholders. Members of that firm own approximately 4,616 shares of VIBC's common stock.

                                    EXPERTS

     The consolidated financial statements of VIB (VIBC's predecessor corporation) as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance on the report of Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Stockdale as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                          SHAREHOLDER PROPOSALS TO BE
                        PRESENTED AT NEXT ANNUAL MEETING

     The deadline for shareholders to submit proposals to be considered for inclusion in the proxy materials for VIBC's 1999 Annual Meeting of Shareholders, which is tentatively scheduled for April 22, 1999, is December 11, 1998.

     In the event the Merger is not closed, the deadline for shareholders to submit proposals to be considered for inclusion in the proxy materials for Stockdale's 1999 Annual Meeting of Shareholders, which is tentatively scheduled for April 22, 1999, was November 20, 1998.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VIB CORP CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report................................  F-1
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................  F-2
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-6
Notes to Consolidated Financial Statements..................  F-7
Consolidated Statements of Financial Condition as of
  September 30, 1998 and 1997 (unaudited)...................  F-27
Consolidated Statements of Income for the Nine Months Ended
  September 30, 1998 and 1997 (unaudited)...................  F-29
Consolidated Statements of Changes in Stockholders' Equity
  for the Nine Months Ended September 30, 1998 and 1997
  (unaudited)...............................................  F-30
Consolidated Statements of the Cash Flows for the Nine
  Months Ended September 30, 1998 and 1997 (unaudited)......  F-31
Notes to Unaudited Consolidated Financial Statements........  F-32

BANK OF STOCKDALE FINANCIAL STATEMENTS
Independent Auditors' Report................................  F-35
Balance Sheets as of December 31, 1997 and 1996.............  F-36
Statements of Operations for the Years Ended December 31,
  1997, 1996 and 1995.......................................  F-37
Statements of Stockholders' Equity for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-38
Statements of Cash Flows for the Years Ended December 31,
  1997, 1996 and 1995.......................................  F-39
Notes to Financial Statements...............................  F-41
Balance Sheets as of September 30, 1998 and 1997
  (unaudited)...............................................  F-69
Statements of Income for the Nine Months Ended September 30,
  1998 and 1997 (unaudited).................................  F-70
Statements of Stockholders' Equity for the Nine Months Ended
  September 30, 1998 and 1997 (unaudited)...................  F-71
Statements of the Cash Flows for the Nine Months Ended
  September 30, 1998 and 1997 (unaudited)...................  F-72
Notes to Unaudited Financial Statements.....................  F-74

To the Shareholders and Board of Directors of Valley Independent Bank

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying statements of condition of Valley Independent Bank as of December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity, and cash flows for the each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Independent Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                            VAVRINEK, TRINE, DAY & CO., LLP




January 14, 1998, except for Note S
  which is dated April 21, 1998.
Laguna Hills, California

                             VALLEY INDEPENDENT BANK

                        STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996


                                                            1997               1996
                                                       -------------      -------------
ASSETS

Cash and Due from Banks                                $  33,821,287      $  26,885,674

Interest-Bearing Deposits                                    586,000            879,000

Securities Available for Sale - Note B                    69,287,466         36,522,326

Federal Funds Sold                                         4,000,000          8,000,000

Loans - Note C:
   Commercial                                             46,049,768         41,645,806
   Agricultural                                           49,128,668         35,096,406
   Real Estate - Construction                             35,926,148         26,418,593
   Real Estate - Other                                   157,566,136        122,007,938
   Consumer                                               26,741,763         21,710,470
                                                       -------------      -------------

                                       TOTAL LOANS       315,412,483        246,879,213

  Net Deferred Loan Fees                                  (1,665,059)        (1,458,015)
  Allowance for Credit Losses                             (2,330,000)        (2,634,000)
                                                       -------------      -------------

                                         NET LOANS       311,417,424        242,787,198

Premises and Equipment - Note D                           11,452,257          6,585,680
Other Real Estate Owned                                    1,171,027          1,947,615
Cash Surrender Value of Life Insurance                     2,282,805          2,007,958
Deferred Tax Asset - Note G                                1,650,000          1,571,000
Goodwill - Notes Q and R                                   3,607,404          1,900,943
Accrued Interest and Other Assets                          4,891,773          4,477,925
                                                       -------------      -------------

                                                       $ 444,167,443      $ 333,565,319
                                                       =============      =============

                                                           1997             1996
                                                       ------------     ------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits - Note E:
   Noninterest-Bearing Demand                          $126,660,748     $ 87,228,872
   Money Market and NOW                                  93,732,297       70,656,078
   Savings                                               40,811,775       29,607,879
   Time Deposits Under $100,000                          67,110,498       66,695,128
   Time Deposits $100,000 and Over                       70,897,030       50,388,447
                                                       ------------     ------------
                                    TOTAL DEPOSITS      399,212,348      304,576,404

Capitalized Lease Obligation- Note D                      2,842,336               --
Accrued Interest and Other Liabilities                    1,858,749        1,949,382
                                                       ------------     ------------
                                 TOTAL LIABILITIES      403,913,433      306,525,786


Commitments and Contingencies - Note I

Shareholders' Equity - Notes J, K, and N:
   Common Shares - Authorized
      13,500,000 Shares;  Issued and
      Outstanding:  7,734,248 in 1997 and
      6,823,616 in 1996                                  35,932,844       24,286,693
   Undivided Profits                                      4,053,921        2,473,963
   Net Unrealized Appreciation on
      Available-for-Sale Securities, Net of Taxes
      of $186,000 in 1997 and $194,000 in 1996              267,245          278,877
                                                       ------------     ------------
                        TOTAL SHAREHOLDERS' EQUITY       40,254,010       27,039,533
                                                       ------------     ------------




                                                       $444,167,443     $333,565,319
                                                       ============     ============





The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                          1997            1996           1995
                                                      -----------     -----------     -----------
INTEREST INCOME
   Interest and Fees on Loans                         $27,631,592     $21,978,502     $19,197,257
   Interest on Investment Securities - Taxable          3,399,135       1,390,508       1,460,198
   Interest on Investment Securities - Nontaxable       1,031,879         584,014         426,907
   Other Interest Income                                  396,337         307,854         691,578
                                                      -----------     -----------     -----------
                     TOTAL INTEREST INCOME             32,458,943      24,260,878      21,775,940

INTEREST EXPENSE
   Interest on Money Market and NOW                     2,117,229       1,537,461       1,201,553
   Interest on Savings Deposits                           791,595         556,675         537,827
   Interest on Time Deposits                            7,304,118       4,890,655       4,211,219
   Interest on Other Borrowings                           208,191         142,953          22,548
                                                      -----------     -----------     -----------
                    TOTAL INTEREST EXPENSE             10,421,133       7,127,744       5,973,147
                                                      -----------     -----------     -----------

                       NET INTEREST INCOME             22,037,810      17,133,134      15,802,793
Provision for Credit Losses                             1,850,000         635,000       1,008,000
                                                      -----------     -----------     -----------

                 NET INTEREST INCOME AFTER
               PROVISION FOR CREDIT LOSSES             20,187,810      16,498,134      14,794,793

NONINTEREST INCOME
   Service Charges and Fees                             3,313,572       1,903,902       1,510,704
   Gain on Sale of Loans and Servicing Fees             1,421,869         658,670         387,686
   Mortgage Fees                                               --          87,811         326,135
   Gain on Sale of Securities                             551,024          48,835           1,792
   Other Income                                           464,497         375,442         293,202
                                                      -----------     -----------     -----------
                                                        5,750,962       3,074,660       2,519,519
                                                      -----------     -----------     -----------
                                                       25,938,772      19,572,794      17,314,312
NONINTEREST EXPENSE
   Salaries and Employee Benefits                       9,799,637       8,191,646       7,349,992
   Occupancy Expenses                                   1,638,517       1,253,655         922,312
   Furniture and Equipment                              1,839,948       1,473,887       1,115,487
   Other Expenses - Note F                              6,916,681       4,829,399       4,061,421
                                                      -----------     -----------     -----------
                                                       20,194,783      15,748,587      13,449,212
                                                      -----------     -----------     -----------
                INCOME BEFORE INCOME TAXES              5,743,989       3,824,207       3,865,100
Income Taxes - Note G                                   1,943,000       1,249,000       1,440,000
                                                      -----------     -----------     -----------
                                NET INCOME            $ 3,800,989     $ 2,575,207     $ 2,425,100
                                                      ===========     ===========     ===========

Per Share Data - Note H:
   Net Income - Basic                                 $      0.54     $      0.38     $      0.36
   Net Income - Diluted                               $      0.51     $      0.36     $      0.34



The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



                                                                                                Net
                                                                                             Unrealized
                                                                                            Appreciation
                                               Common Shares                               (Depreciation)
                                        -----------------------------                      on Available-
                                        Number of                            Undivided        for-Sale
                                          Shares            Amount            Profits        Securities          Total
                                        ----------       ------------       -----------       ---------       -----------
BALANCE AT JANUARY 1, 1995               5,723,038       $ 16,418,733       $ 3,836,526       $(402,679)      $19,852,580
   Stock Dividends                         229,445          1,580,613        (1,580,613)
   Cash Dividends                                                               (11,051)                          (11,051)
   Exercise of Stock Options,
      Including the Realization of
      Tax Benefits of $166,000             155,690            652,886                                              652,886
   Net Income for the Year                                                    2,425,100                          2,425,100
   Net Changes in Unrealized
      Appreciation on Available-
      for-Sale Securities, Net of
      Taxes of $528,000                                                                         758,901            758,901
                                        ----------       ------------       -----------       ---------       -----------

BALANCE AT DECEMBER 31, 1995             6,108,173         18,652,232         4,669,962         356,222        23,678,416
   Stock Dividends                         508,173          4,755,505        (4,755,505)
   Cash Dividends                                                               (15,701)                          (15,701)
   Exercise of Stock Options,
      Including the Realization of
      Tax Benefits of $195,000             207,270            878,956                                             878,956
   Net Income for the Year                                                    2,575,207                         2,575,207
   Net Changes in Unrealized
      Appreciation on Available-
      for-Sale Securities, Net of
      Taxes of $54,000                                                                          (77,345)          (77,345)
                                        ----------       ------------       -----------       ---------       -----------

BALANCE AT DECEMBER 31, 1996             6,823,616         24,286,693         2,473,963         278,877        27,039,533
   Stock Dividends                         150,638          2,199,307        (2,199,307)                               --
   Cash Dividends                                                               (21,724)                          (21,724)
   Exercise of Stock Options,
      Including the Realization of
      Tax Benefits of $96,000              121,669            637,470                                             637,470
   Issuance of Common shares,
      net of expenses of $123,425          638,325          8,809,374                                           8,809,374
   Net Income for the Year                                                    3,800,989                         3,800,989
   Net Changes in Unrealized
      Appreciation on Available-
      for-Sale Securities, Net of
      Taxes of $8,000                                                                           (11,632)          (11,632)
                                        ----------       ------------       -----------       ---------       -----------

BALANCE AT DECEMBER 31, 1997             7,734,248       $ 35,932,844       $ 4,053,921       $ 267,245       $40,254,010
                                        ==========       ============       ===========       =========       ===========


The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


OPERATING ACTIVITIES                                                     1997              1996              1995
                                                                    -------------      ------------      ------------
   Net Income                                                       $   3,800,989      $  2,575,207      $  2,425,100
   Adjustments to Reconcile Net Income
      to Net Cash Provided by Operating Activities:
         Depreciation and Amortization                                  2,097,348         1,278,406         1,023,741
         Deferred Income Taxes                                            (71,000)         (236,000)          374,000
         Net Realized Gains in Available-for-Sale Securities             (551,024)          (48,835)           (1,792)
         Provision for Credit Losses                                    1,850,000           635,000         1,008,000
         Proceeds From Loans Sold                                      15,067,594         6,226,899         2,878,373
         Originations of Loans Held for Sale                          (21,918,858)       (7,265,343)       (3,142,713)
         Gain on Sale of Loans                                         (1,115,827)         (375,091)         (135,592)
         Loss (Gain) on Sale of Other Real Estate Owned                   (39,876)          110,146           (45,597)
         Net Increase in Cash Surrender Value of Life Insurance          (274,847)         (318,351)         (170,970)
         Net Change in Accrued Interest, Other Assets
            and Other Liabilities                                         680,051          (870,067)         (271,346)
                                                                    -------------      ------------      ------------
                       NET CASH (USED) PROVIDED
                        BY OPERATING ACTIVITIES                          (475,450)        1,711,971         3,941,204
INVESTING ACTIVITIES
   Proceeds from Sales of Other Real Estate Owned                         517,781                --           423,860
   Purchases of Available-for-Sale Securities                         (95,354,148)      (26,334,100)      (32,120,961)
   Proceeds from Sales of Available-for-Sale Securities                29,677,064        17,003,275         3,459,681
   Proceeds from Maturities of Available-for-Sale Securities           33,332,315        20,837,268         9,655,303
   Net Decrease in Interest-Bearing Deposits                              293,000                --                --
   Net Cash Received from Purchase of
      Bank of the Desert, N.A                                                  --           943,154                --
   Net Increase in Loans                                              (63,338,270)      (34,890,343)      (24,252,557)
   Purchases of Premises and Equipment                                 (3,651,527)       (3,040,899)       (1,252,307)
                                                                    -------------      ------------      ------------
          NET CASH USED BY INVESTING ACTIVITIES                       (98,523,785)      (25,481,645)      (44,086,981)
FINANCING ACTIVITIES
   Net Increase in Demand Deposits and Savings Accounts                71,689,814        10,778,345        10,627,341
   Net Increase in Time Deposits                                       20,923,953        29,174,236        15,389,660
   Repayments of Capitalized Lease Obligation                              (7,664)               --                --
   Net Change in Federal Funds Purchased                                       --        (1,400,000)        1,400,000
   Proceeds from Issuance of Common Shares                              8,809,374                --                --
   Payments for Dividends                                                 (21,724)          (15,701)          (11,051)
   Proceeds from Exercise of Stock Options                                541,095           683,956           486,886
                                                                    -------------      ------------      ------------
NET CASH  PROVIDED BY FINANCING ACTIVITIES                            101,934,848        39,220,836        27,892,836
                                                                    -------------      ------------      ------------

                          INCREASE (DECREASE) IN
                       CASH AND CASH EQUIVALENTS                        2,935,613        15,451,162       (12,252,941)
Cash and Cash Equivalents at Beginning of Year                         34,885,674        19,434,512        31,687,453
                                                                    -------------      ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $  37,821,287      $ 34,885,674      $ 19,434,512
                                                                    =============      ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest Paid                                                    $  10,358,196      $  7,017,682      $  5,887,307
   Income Taxes Paid                                                $   1,046,000      $  1,787,422      $  1,070,425


The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Bank operates twelve branches throughout the Imperial and Coachella Valleys and in Blythe, Tecate, and Julian. The Bank also operates business loan centers in El Centro, Indio and Yuma, Arizona. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Due from Banks and Federal Funds Sold

For the purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Cash flows from loans originated by the Bank, deposits and federal funds sold are reported net.

The Bank maintains amounts due from banks which exceed federally insured limits. In addition, federal funds sold were placed with one institution. The Bank has not experienced any losses in such accounts.

Cash Equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition captions "Cash and Due from Banks" and "Federal Funds Sold."

Securities Available for Sale

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Loans Held for Sale

Mortgage and SBA loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

For impairment recognized in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114), as amended by SFAS 118, the entire change in the present value of expected cash flows is reported as either provision for loan losses in the same manner in which impairment initially was recognized, or as a reduction in the amount of provision for loan losses that otherwise would be reported.

Allowance for Credit Losses

The allowance for credit losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost, or fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Premises and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated service lives of the related assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, which ever is shorter.

Goodwill

The Bank has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of business and branches acquired in purchase transactions. Goodwill is being amortized on a straight line method over lives ranging from nine to fifteen years. The Bank periodically reviews goodwill to assess recoverability from projected, undiscounted net cash flows of the related business unit, and impairments which would be recognized in operating results if a permanent reduction in value were to occur.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Shares (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Current Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

Reclassifications

Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE B - INVESTMENT SECURITIES

Debt and equity securities have been classified in the statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                                                      Gross         Gross
                                      Amortized     Unrealized    Unrealized         Fair
                                         Cost         Gains         Losses           Value
                                     -----------     --------     -----------     -----------
AVAILABLE-FOR-SALE SECURITIES:
   DECEMBER 31, 1997:
      U.S. Treasury Securities       $   507,202     $ 36,920              $-     $   544,122
      U.S. Government and
         Agency Securities            39,124,861       99,021          27,401      39,196,481
      States and Political
         Subdivisions                 18,566,989      334,838             166      18,901,661
      Mortgage-Backed Securities       9,892,506       38,872          29,126       9,902,252
      Federal Reserve Stock              742,950           --              --         742,950
                                     -----------     --------     -----------     -----------

                                     $68,834,508     $509,651     $    56,693     $69,287,466
                                     ===========     ========     ===========     ===========

AVAILABLE-FOR-SALE SECURITIES:
   DECEMBER 31, 1996:
      U.S. Treasury Securities       $   467,726     $ 39,564              $-     $   507,290
      U.S. Government and
         Agency Securities            17,486,170       81,924          15,750      17,552,344
      States and Political
         Subdivisions                 13,417,162      431,396           5,118      13,843,440
      Mortgage-Backed Securities       4,678,595       19,604          78,947       4,619,252
                                     -----------     --------     -----------     -----------

                                     $36,049,653     $572,488     $    99,815     $36,522,326
                                     ===========     ========     ===========     ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE B - INVESTMENT SECURITIES - CONTINUED

Gross realized gains and gross realized losses on sales of available-for-sale securities were:

                                               1997         1996         1995
                                             --------     --------     -------
GROSS REALIZED GAINS:
  U.S. Government and Agency Securities      $ 63,250     $ 88,122     $18,750
  States and Political Subdivisions           498,480       31,176      28,204
                                             --------     --------     -------

                                             $561,730     $119,298     $46,954
                                             ========     ========     =======

GROSS REALIZED LOSSES:
   U.S. Government and Agency Securities     $ 10,706     $ 23,705          $-
   Mortgage-Backed Securities                      --       46,758      45,162
                                             --------     --------     -------

                                             $ 10,706     $ 70,463     $45,162
                                             ========     ========     =======


Investment securities carried at approximately $6,328,000 and $11,891,000, at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and other purposes as required by law. The scheduled maturities of securities available for sale at December 31, 1997, were as follows:

                                                   Amortized            Fair
                                                      Cost              Value
                                                  -----------        -----------
Due in One Year or Less                           $   129,652        $   130,573
Due from One Year to Five Years                    10,420,806         10,489,404
Due from Five to Ten Years                         34,045,420         34,195,108
Due after Ten Years                                13,603,174         13,827,179
Mortgage-Backed Securities                          9,892,506          9,902,252
Federal Reserve Stock                                 742,950            742,950
                                                  -----------        -----------

                                                  $68,834,508        $69,287,466
                                                  ===========        ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE C - LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within Imperial and Riverside counties and Yuma, Arizona. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and agricultural associated businesses are among the principal industries in the Bank's market area. As a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

The Bank also originates real estate related and farmland loans for sale to governmental agencies and institutional investors. At December 31, 1997 and December 31, 1996, the Bank was servicing approximately $59,289,000 and $54,172,000, respectively, in loans previously sold.

A summary of the changes in the allowance for credit losses follows:

                                                      1997             1996             1995
                                                  -----------      -----------      -----------
Balance at Beginning of Year                      $ 2,634,000      $ 2,024,000      $ 2,494,000
Additions to the Allowance Charged to Expense       1,850,000          635,000        1,008,000
Recoveries on Loans Charged Off                       259,000          622,000          323,000
Allowance on Loans Acquired from
   Bank of the Desert, N.A                                 --          298,000               --
                                                  -----------      -----------      -----------
                                                    4,743,000        3,579,000        3,825,000
Less Loans Charged Off                             (2,413,000)        (945,000)      (1,801,000)
                                                  -----------      -----------      -----------

Balance at End of Year                            $ 2,330,000      $ 2,634,000      $ 2,024,000
                                                  ===========      ===========      ===========



The following is a summary of the investment in impaired loans, the related allowance for credit losses, and income recognized thereon as of December 31:


                                                          1997           1996
                                                       ----------     ----------
Recorded Investment in Impaired Loans                  $9,565,000     $8,151,000
                                                       ==========     ==========

Related Allowance for Credit Losses                    $1,450,000     $1,670,000
                                                       ==========     ==========

Average Recorded Investment in Impaired Loans          $8,650,000     $6,773,000
                                                       ==========     ==========

Interest Income Recognized from Cash Payments          $  697,000     $  230,000
                                                       ==========     ==========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE C - LOANS - CONTINUED

Loans having carrying values of $1,866,967, $1,108,499, and $1,241,125 were transferred to other real estate owned in 1997, 1996 and 1995, respectively. During 1997 and 1996, loans totaling $2,165,650 and $367,103, respectively, were made to facilitate the sale of other real estate owned.


NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

                                                       1997              1996
                                                   ------------      ------------
Land                                               $  1,772,128      $  1,772,128
Buildings and Improvements                            2,518,631         2,518,631
Leased Property under Capital Lease                   2,850,000                --
Furniture, Fixtures, and Equipment                    8,320,773         5,471,887
Leasehold Improvements                                1,844,341         1,183,968
                                                   ------------      ------------
                                                     17,305,873        10,946,614
Less Accumulated Depreciation and Amortization       (5,853,616)       (4,360,934)
                                                   ------------      ------------

                                                   $ 11,452,257      $  6,585,680
                                                   ============      ============



During 1997, the Bank entered into a twenty-year lease agreement for administrative offices that expires June 30, 2017. Total accumulated amortization on property under capital lease at December 31, 1997 was $ 71,250.

The future lease payments under the capitalized lease obligation, together with the present value of the net minimum lease payments as of December 31, 1997, are as follows:


         1998                                             $   324,554
         1999                                                 335,913
         2000                                                 347,670
         2001                                                 359,839
         2002                                                 372,433
         Thereafter                                         7,120,531
                                                          -----------
         Net Minimum Lease Payments                         8,860,940
         Less Amount Representing Interest                 (6,018,604)
                                                          -----------

         Present Value of Net Minimum Lease Payments      $ 2,842,336
                                                          ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE E - DEPOSITS

At December 31, 1997, the scheduled maturities of time deposits are as follows:


                       1998                 $128,092,201
                       1999                    6,766,312
                       2000                    2,532,674
                       2001                      616,341
                                            ------------

                                            $138,007,528
                                            ============




NOTE F - OTHER EXPENSES

Other expenses, as of December 31, consist of the following:



                                       1997             1996             1995
                                    ----------       ----------       ----------
Data Processing                     $1,030,446       $  698,406       $  592,745
Advertising                            244,385          354,356          257,647
Legal and Professional               1,402,605          874,335          924,269
Regulatory Assessments                 134,920           31,668          220,588
Insurance                              124,350          112,076           77,511
Office Expenses                      1,332,159          869,292          641,573
Promotion                            1,169,562          908,185          688,850
Other Real Estate Owned                 23,031          156,895               --
Other                                1,455,223          824,186          658,238
                                    ----------       ----------       ----------

                                    $6,916,681       $4,829,399       $4,061,421
                                    ==========       ==========       ==========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE G - INCOME TAXES

The provisions for income taxes included in the statements of income consist of the following:

                                  1997               1996                1995
                              -----------         -----------         ----------
Current:
   Federal                    $ 1,586,000         $ 1,174,000         $  847,000
   State                          428,000             311,000            219,000
                              -----------         -----------         ----------
                                2,014,000           1,485,000          1,066,000
Deferred                          (71,000)           (236,000)           374,000
                              -----------         -----------         ----------

                              $ 1,943,000         $ 1,249,000         $1,440,000
                              ===========         ===========         ==========




Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.

The following is a summary of the components of the deferred tax asset and liability accounts recognized in the accompanying statements of financial condition:


                                                                 1997             1996
                                                             -----------      -----------
Deferred Tax Assets:
   Allowance for Credit Losses Due to Tax Limitations        $   195,000      $   531,000
   Valuation Allowance for Other Real Estate Owned               169,000          186,000
   Premises and Equipment Due to Depreciation Difference         363,000          286,000
   State Taxes                                                   137,000           88,000
   Net Operating Loss and Tax Credit Carryforwards               298,000          331,000
   Reserve for Deferred Compensation                             434,000          311,000
   Other Assets/Liabilities                                      240,000           32,000
                                                             -----------      -----------
                                                               1,836,000        1,765,000
Deferred Tax Liabilities:
   Market Value Adjustment on Investment Securities             (186,000)        (194,000)
                                                             -----------      -----------

Net Deferred Taxes                                           $ 1,650,000      $ 1,571,000
                                                             ===========      ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE G - INCOME TAXES - CONTINUED

At December 31, 1996, the Bank had net operating loss carryforwards (acquired from Bank of the Desert, N.A.) for federal and state income tax purposes of approximately $797,000 and $209,000, respectively, which expire beginning in the years 2011 and 2001, respectively. Alternative minimum tax credit carryforwards for tax purposes, which do not expire, are $12,000 as of December 31, 1997.

A comparison of the federal statutory income tax rates to the Bank's effective income tax rates follow:


                                            1997                         1996                        1995
                                    ---------------------       ---------------------       ---------------------
                                       Amount        Rate          Amount        Rate          Amount        Rate
                                    -----------      ----       -----------      ----       -----------      ----
Federal Tax Rate                    $ 1,953,000      34.0%      $ 1,300,000      34.0%      $ 1,314,000        34.0%
California Franchise Taxes,
   Net of Federal Tax Benefit           311,000       5.4           170,000       4.4           202,000         5.2
Tax Savings from Exempt
   Loan and Investment Interest        (334,000)     (5.8)         (197,000)     (5.2)         (145,000)       (3.8)
Other Items - Net                        13,000       0.2           (24,000)     (0.6)           69,000         1.8
                                    -----------      ----       -----------      ----       -----------      ----

Bank's Effective Rate               $ 1,943,000      33.8%      $ 1,249,000      32.6%      $ 1,440,000        31.1%
                                    ===========      ====       ===========      ====       ===========      ====



NOTE H - EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income and shares outstanding to the income and number of share used to compute EPS:

                                               1997                       1996                       1995
                                     -----------------------    -----------------------    -----------------------
                                       Income        Shares       Income        Shares       Income        Shares
                                     ----------    ---------    ----------    ---------    ----------    ---------
Net Income as Reported               $3,800,989           --    $2,575,207           --    $2,425,100           --
 Weighted Average Shares
   Outstanding During the Year               --    7,074,698            --    6,827,596            --    6,645,737
                                     ----------    ---------    ----------    ---------    ----------    ---------
                USED IN BASIC EPS     3,800,989    7,074,698     2,575,207    6,827,596     2,425,100    6,645,737
Dilutive Effect of Outstanding
   Stock Options                             --      444,049            --      411,218            --      516,443
                                     ----------    ---------    ----------    ---------    ----------    ---------
             USED IN DILUTIVE EPS    $3,800,989    7,518,747    $2,575,207    7,238,814    $2,425,100    7,162,180
                                     ==========    =========    ==========    =========    ==========    =========




Warrants to purchase 128,943 shares of common stock at $15.30 per share were outstanding during 1997 but were not included in the computation of diluted EPS because the exercise price was greater than the average market price and considered anitdilutive.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE I - COMMITMENTS AND CONTINGENCIES

The Bank has entered into leases for its branches and operating facilities, which expire at various dates through 2015. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses. Rental expense relating to these leases was approximately $446,000 in 1997, $446,000 in 1996, and $324,000 in 1995.

The approximate future minimum annual payments for these leases by year are as follows:

                           1998                  $  451,000
                           1999                     358,000
                           2000                     332,000
                           2001                     317,000
                           2002                     188,000
                     Thereafter                   1,139,000
                                                 ----------

                                                 $2,785,000
                                                 ==========




The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

The Bank is involved in various litigation which has arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the statements of condition.

The Bank's exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 1997, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:


              Commitments to Extend Credit            $77,582,000
              Standby Letters of Credit                 1,155,000
                                                      -----------

                                                      $78,737,000
                                                      ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE I - COMMITMENTS AND CONTINGENCIES - CONTINUED

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluated each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.


NOTE J - STOCK OPTION PLAN

At December 31, 1997, the Bank has a fixed stock option plan, which is described below. The Bank applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan.

In 1989, the Bank adopted a stock option plan (the "1989 Plan") which was last amended in 1993, under which 2,017,004 shares of the Bank's common shares may be issued to directors, officers, and key employees at not less than 100% of the fair market value at the date the options are granted.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997, 1996 and 1995, respectively: risk-free rates of 5.8%, 6.1% and 5.4%; volatility of 17.5% for 1997 and 15% for 1996 and 1995, and expected lives of three years.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE J - STOCK OPTION PLAN - CONTINUED

A summary of the status of the Bank's fixed stock option plan as of December 31, 1997, 1996, and 1995, and changes during the years ending on those dates is presented below:

                                   1997                    1996                  1995
                           --------------------    --------------------   --------------------
                                       Weighted                Weighted               Weighted
                                        Average                 Average                Average
                                       Exercise                Exercise               Exercise
                            Shares       Price      Shares      Price      Shares      Price
                           --------    --------    --------    --------   --------    --------
Outstanding at
  Beginning of Year         715,168       $ 5       896,009       $4       902,220       $3
Granted                     188,940        10        60,519        8       195,609        6
Exercised                  (123,818)        5      (230,708)       3      (177,816)       2
Forfeited                   (17,116)        6       (10,652)       5       (24,004)       5
                           --------                --------               --------
Outstanding at End
   of year                  763,174         6       715,168        5       896,009        4
                           ========                ========               ========

Options Exercisable
   at Year-End              362,629         4       362,563        4       414,478        4
Weighted-Average Fair
   Value of Options
   Granted During
   the Year                   $2.21                $   1.95                  $1.44


The following table summarizes information about fixed options outstanding at December 31, 1997:


                              Options Outstanding                 Options Exercisable
                 -----------------------------------------     ------------------------
                                   Weighted-      Weighted                    Weighted-
                                    Average        Average                     Average
  Exercise          Number         Remaining      Exercise       Number       Exercise
   Price         Outstanding   Contractual Life     Price      Exercisable      Price
----------       -----------   ----------------   --------     -----------    ---------
$ 2 to $ 3         222,148         1.1 Years         $ 2         167,320         $ 2
$ 4 to $ 6         214,690         1.9 Years           5         163,220           5
$ 7 to $ 8         126,738         3.1 Years           7          29,499           7
$ 9 to $10         178,243         4.1 Years          10           2,590          10
$13 to $14          21,355         4.6 Years          14              --          --
                 -----------                                     -------
                   763,174         2.5 Years           6         362,629
                 ===========                                     =======

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE J - STOCK OPTION PLAN - CONTINUED

Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under No. 123, the Bank's net income would have been reduced to the following pro forma amount:

                                 1997              1996             1995
                            -------------     -------------     -------------
Net Income:
   As Reported              $   3,800,989     $   2,575,207     $   2,425,100
   Pro Forma                $   3,637,591     $   2,495,245     $   2,368,765

Per Share Data:
   Net Income - Basic
      As Reported                     .54               .38               .36
      Pro Forma                       .51               .37               .36
   Net Income - Diluted
      As Reported                     .51               .36               .34
      Pro Forma                       .48               .34               .33




NOTE K - STOCK OFFERING AND WARRANTS

In 1997, the Bank completed a supplemental stock offering of 638,325 shares of common stock at $14 per share. In connection with the offering, the Bank also issued 128,943 warrants. Each warrant is exercisable for one share of common stock at an exercise price of $15.30 per share through October 31, 1998 and $17.65 thereafter. All warrants expire on October 29, 1999.


NOTE L - EMPLOYEE STOCK OWNERSHIP AND RETIREMENT SAVINGS PLANS

The Bank has adopted an Employee Stock Ownership Plan and a Retirement Savings Plan for the benefit of its employees. Contributions to the Plans are determined annually by the Board of Directors. The combined expenses for these plans were $243,000 in 1997, $292,000 in 1996, and $200,000 in 1995.


NOTE M - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The balance of these loans outstanding at December 31, 1997 and 1996 was approximately $4,174,000 and $3,488,000, respectively.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE N - STOCK DIVIDENDS

The Bank has issued stock dividends of 2%, 8%, and 4% in 1997, 1996, and 1995, respectively, and a six-for-five stock split in 1997 and a three-for-two stock split in 1995. The per share data in the statements of income and the footnotes have been adjusted to give retroactive effect to these dividends and splits.


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The fair values of investment securities, including available for sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of financial instruments at December 31 is summarized as follows (dollar amounts in thousands):

                                             1997                     1996
                                  ------------------------  ------------------------
                                  Carry Value   Fair Value  Carry Value   Fair Value
                                  -----------   ----------  -----------   ----------
Financial Assets:
  Cash and Due From Banks           $ 33,821     $ 33,821     $ 26,886     $ 26,886
   Interest-Bearing Deposits        $    586     $    586     $    879     $    879
   Investment Securities            $ 69,287     $ 69,287     $ 36,522     $ 36,522
   Federal Funds Sold               $  4,000     $  4,000     $  8,000     $  8,000
   Loans                            $311,417     $309,570     $242,787     $239,970
   Cash Surrender Value -
      Life Insurance                $  2,283     $  2,283     $  2,008     $  2,008

Financial Liabilities:
   Deposits                         $398,427     $398,471     $303,944     $303,524
   Capitalized Lease Obligation     $  2,842     $  2,842           $-           $-

                                   VALLEY INDEPENDENT BANK

                                NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1997, 1996, AND 1995


NOTE P - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):


                                                                                Amount of Capital Required
                                                                        -------------------------------------------
                                                                               To Be                  To Be
                                                                             Adequately               Well-
                                                   Actual Capital           Capitalized            Capitalized
                                                -------------------     ------------------     -------------------
                                                Amount        Ratio      Amount      Ratio     Amount        Ratio
                                                -------       -----     -------      -----     -------       -----
AS OF DECEMBER 31, 1997:
   Total Capital (to Risk-Weighted Assets)      $38,283       10.4%     $29,305       8.0%     $36,631       10.0%
   Tier 1 Capital (to Risk-Weighted Assets)     $35,953        9.8%     $14,652       4.0%     $21,979        6.0%
   Tier 1 Capital (to Average Assets)           $35,953        8.6%     $16,581       4.0%     $20,726        5.0%

AS OF DECEMBER 31, 1996:
   Total Capital (to Risk-Weighted Assets)      $27,410        9.7%     $22,581       8.0%     $28,227       10.0%
   Tier 1 Capital (to Risk-Weighted Assets)     $24,776        8.7%     $11,291       4.0%     $16,936        6.0%
   Tier 1 Capital (to Average Assets)           $24,776        7.9%     $12,525       4.0%     $15,656        5.0%

                                   VALLEY INDEPENDENT BANK

                                NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1997, 1996, AND 1995


NOTE P - REGULATORY MATTERS - CONTINUED

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lessor of the bank's undivided profits or the bank's net income for its last three fiscal years less the amount of any distribution made by the bank to shareholders during the same period. Under these restrictions, approximately $4,054,000 was available for payment of dividends at December 31, 1997.

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. At December 31, 1997, required reserves were approximately $10,264,000.


NOTE Q - MERGER WITH BANK OF THE DESERT, N.A.

On September 12, 1996, the Bank acquired 100% of the outstanding common stock of Bank of the Desert, N.A. (BOD) for $3,295,000 in cash. BOD had total assets of approximately $31,858,000. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. "Business Combinations". Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date. The financial statements include the operations of BOD from the date of the acquisition. Goodwill arising from the transaction totaled approximately $1,933,000 and is being amortized over fifteen years on a straight-line basis.

The following table sets forth selected unaudited pro forma combined financial information of the Bank and BOD for the years ended December 31, 1996 and 1995. The pro forma operating data reflects the effect of the acquisition of BOD as if it was consummated at the beginning of each year presented. The pro forma results are not necessarily indicative of the results that would have occurred had the acquisition been in effect for the full years presented, nor are they necessarily indicative of the results of future operations (amounts in thousands, except per share data).

                                               Year Ended December 31,
                                             ---------------------------
                                                1996             1995
                                             ----------       ----------
       Interest and Noninterest Income       $   29,816       $   27,529
       Net Income                            $    1,882       $    2,003
       Per Share Data:
          Net Income - Basic                 $      .28       $      .30
          Net Income - Diluted               $      .26       $      .28




These proforma disclosures include adjustment to interest income from the payment of the purchase price in cash and goodwill amortization. No adjustments have been reflected in these amounts for the expected cost savings to be derived from this merger.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE R - PURCHASE OF WELLS FARGO, N.A. BRANCHES

During 1996 the Bank entered into an agreement to assume the deposits and purchase the deposit related loans of two Wells Fargo branches. The Bank paid book value for the deposit related loans and fixed assets and a premium of 4.5% of the average daily deposits. Total deposits were approximately $43,520,000. The purchase was consummated on February 14, 1997. Goodwill arising from the transaction totaled approximately $2,022,000 and is being amortized over nine years on a straight line basis.


NOTE S - SUBSEQUENT EVENTS

On January 22, 1998, the Bank entered into an agreement to purchase the Palm Springs Branch office from Palm Desert National Bank by assuming approximately $16,000,000 in deposits and purchasing approximately $12,000,000 in loans. The Bank will pay a premium of $1,225,000 on deposits. It is estimated that the purchase will be consummated by March 31, 1998.

On March 12, 1998, VIB Corp acquired Valley Independent Bank (VIB) and VIB's shareholders became shareholders of VIB Corp.

On April 21, 1998, the Company declared a five-for-four stock split. The per share data in the financial statements and footnotes have been adjusted to give retroactive effect to this split.

                            VIB CORP AND SUBSIDIARY
                 Consolidated Statements of Financial Condition
                          September 30, 1998 and 1997
                                  (Unaudited)

                                                 September 30    September 30
                                                     1998            1997
                                                 ------------    ------------
ASSETS

Cash and due from banks                          $ 31,363,471    $ 25,769,043
Federal funds sold                                  6,000,000               0
                                                 ------------    ------------
          Total cash and cash equivalents          37,363,471      25,769,043

Interest bearing deposits                             664,181         586,000
Securities available for sale (note B)             82,783,786      75,314,282

Loans: (note C)
     Commercial                                    57,969,551      48,962,536
     Agricultural                                  27,316,221      26,721,452
     Real estate-construction                      41,420,257      34,005,178
     Real estate-other                            196,165,138     153,245,863
     Consumer                                      27,440,594      21,835,426
                                                 ------------    ------------
          Total Loans                             350,311,761     284,770,455

Net deferred loan fees                             (3,248,267)     (1,461,140)
Allowance for credit losses                        (2,842,989)     (2,831,952)
                                                 ------------    ------------
          Net Loans                               344,220,505     280,477,363

Premises and equipment                             11,394,691      11,244,384
Other real estate owned                               148,236       2,997,605
Cash surrender life insurance                       2,552,091       2,213,581
Deferred tax asset                                  1,518,098       1,864,269
Goodwill                                            4,536,904       3,695,675
Accrued interest and other assets                   6,145,690       5,690,474
                                                 ------------    ------------

TOTAL ASSETS                                     $491,327,653    $409,852,676


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            VIB CORP AND SUBSIDIARY
                 Consolidated Statements of Financial Condition
                          September 30, 1998 and 1997
                                  (Unaudited)

                                                 September 30    September 30
                                                     1998            1997
                                                 ------------    ------------
LIABILITIES OF STOCKHOLDERS' EQUITY

Deposits
     Noninterest-bearing demand                  $121,307,176    $104,024,842
     Money Market and NOW                         119,513,268      90,616,799
     Savings                                       44,740,523      40,771,144
     Time deposits under $100,000                  75,527,982      71,338,123
     Time deposits $100,000 and over               80,703,884      65,994,337
                                                 ------------    ------------
          Total Deposits                          441,792,833     372,745,245

Fed funds purchased                                         0       1,500,000
Capital lease obligations                           2,876,216       2,830,865
Accrued interest and other liabilities              2,689,446       2,785,978
                                                 ------------    ------------
          Total Liabilities                       447,358,495     379,862,088

Stockholders' Equity:
     Preferred shares no par value;
       10,000,000 shares authorized;
       issued 0 shares in 1998 and 1997                     0               0
     Common shares, no par value, Authorized
       25,000,000 in 1998 and 16,875,000 in
       1997, Outstanding: 7,804,991 in 1998
       and 7,058,352 in 1997                       36,230,101      24,763,744
     Undivided Profits                              7,281,309       4,754,990
     Accumulated other comprehensive
       income, net of tax of $318,096 in
       1998 and $327,917 in 1997                      457,748         471,854
                                                 ------------    ------------
          Total Stockholders' Equity               43,969,158      29,990,588
                                                 ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $491,327,653    $409,852,676


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                            VIB CORP AND SUBSIDIARY
                       Consolidated Statements of Income
                                  (Unaudited)

                                                                       For the Nine Month
                                                                         Periods Ended
                                                             ----------------------------------------
                                                              September 30,             September 30,
                                                                  1998                      1997
                                                             ---------------           ----------------
Interest Income:
  Interest and Fees on Loans                                     $25,533,732                $19,786,133
  Interest on Investment Securities-Taxable                        2,549,507                  2,518,004
  Interest on Investment Securities-Nontaxable                       831,463                    807,280
  Other Interest Income                                              293,025                    353,352
                                                                 -----------                -----------
Total Interest Income                                             29,207,727                 23,464,769

Interest Expense:
  Interest on Money Market and NOW                                 2,198,745                  1,553,811
  Interest on Savings Deposits                                       664,394                    590,603
  Interest on Time Deposits                                        5,784,246                  5,405,314
  Interest on Other Borrowings                                       366,826                     93,315
                                                                 -----------                -----------
Total Interest Expense                                             9,014,211                  7,643,043
                                                                 -----------                -----------
Net Interest Income                                               20,193,516                 15,821,726
Provision for Credit Losses                                        1,665,000                  1,070,000
                                                                 -----------                -----------
Net Interest Income after Provision
  for Credit Losses                                               18,528,516                 14,751,726

Non-interest Income:
  Service Charges and Fees                                         2,858,240                  2,483,407
  Gain on Sale of Loans and Servicing Fees                           484,962                    565,233
  Gain on Sale of Securities                                         284,939                    192,049
  Other Income                                                       424,764                    343,984
                                                                 -----------                -----------
Total Non-interest Income                                          4,052,905                  3,584,673

Non-interest Expense:
  Salaries and Employee Benefits                                   8,505,607                  7,394,645
  Occupancy Expenses                                               1,481,290                  1,178,304
  Furniture and Equipment                                          1,638,243                  1,300,643
  Other Expenses (note D)                                          5,968,749                  5,084,930
                                                                 -----------                -----------
Total Non-interest Expense                                        17,593,889                 14,958,522
                                                                 -----------                -----------

Income Before Income Taxes                                         4,987,532                  3,377,877
Income Taxes                                                       1,748,418                  1,089,000
                                                                 -----------                -----------
Net Income                                                        $3,239,114                 $2,288,877

Per Share Data: (note E)
    Net Income - Basic                                                 $0.42                      $0.33
    Net Income - Diluted                                               $0.40                      $0.31


The accompanying notes are an integral part of the consolidated financial statements.

                            VIB CORP AND SUBSIDIARY
                 Consolidated Statement of Stockholders' Equity

                                                            Common Shares                        Accumulated
                                                       ------------------------                    Other
                                                       Number of                   Undivided    Comprehensive
                                                        Shares        Amount        Profits        Income          Total
                                                       ---------      ------        -------       -------          -----
Balance January 1, 1997                                5,458,892    $24,286,694   $ 2,473,963     $ 278,877     $27,039,533

Comprehensive Income
  Net income                                                                        3,800,989                     3,800,989
  Other comprehensive income
    Unrealized gains on securities, net
    of taxes of $218,000                                                                            313,472         313,472
      Less reclassification adjustments for gains
      included in net income, net of taxes of $226,000                                             (325,104)       (325,104)
                                                                                                                -----------
  Total other comprehensive income                                                                                  (11,632)
                                                                                                                -----------
Total Comprehensive income                                                                                        3,789,357

Issuance of common shares
  net of expense of $123,425                             501,660      8,809,374                                   8,809,374

Cash dividends                                                                        (21,724)                      (21,724)

Stock dividends                                          120,510      2,199,307    (2,199,307)                            0

Exercise of stock options
  including the realization of
  Tax benefits of $96,000                                 97,335        637,470                                     637,470
                                                       ---------    -----------   -----------     ---------     -----------
Balance January 1, 1998                                6,187,397     35,932,844     4,053,921       267,245     $40,254,010

Comprehensive Income
  Net income                                                                        3,239,114                     3,239,114
  Other comprehensive income
    Unrealized gains on securities, net
    of taxes of $202,000                                                                            358,442         358,442
      Less reclassification adjustments for gains
      included in net income, net of taxes of $117,000                                             (167,939)       (167,939)
                                                                                                                -----------
  Total other comprehensive income                                                                                  190,503
                                                                                                                -----------
Total Comprehensive income                                                                                        3,429,617

Stock split                                            1,550,678

Cash dividends                                                                        (11,726)                      (11,726)

Exercise of stock options                                 65,039        262,743                                     262,743

Exercise of stock warrants                                 1,877         34,515                                      34,515
                                                       ---------    -----------   -----------     ---------     -----------
Balance at September 30, 1998                          7,804,991    $36,230,102   $ 7,281,309     $ 457,748     $43,969,159
                                                       =========    ===========   ===========     =========     ===========


               The accompanying notes are an integral part of the
                      consolidated financial statements.

                            VIB CORP AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                                 (in Thousands)

                                                            For The Nine Month
                                                                Period Ended
                                                                September 30,
                                                            1998         1997
                                                            ----         ----
Cash flow from operating activities:
Net income (loss)                                         $  3,239     $  2,289
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                                227          484
  Deferred income taxes                                          0         (289)
  Provision for credit losses                                1,665        1,070
  Originations of loans held for sale                       (2,953)     (13,378)
  Proceeds from sale of loans                                3,324        5,285
  Net loss/(gain) on loan sales and securitization            (273)        (273)
  Loss(Gain) on sale of other real estate owned               (111)         (38)
  Net increase in cash surrender value of life insurance      (269)        (206)
  Net realized gains in available for sale securities         (285)        (192)
  Net amortization of premium/discount on available
   for sale securities                                         (15)          86
  Net change in accrued interest, other assets,
   and other liabilities                                      (402)      (3,311)
                                                           -------       ------
   Net cash provided (used) by operating activities          4,147       (8,473)

Cash flow from investing activities:
 Purchases of available for sale securities                (59,478)     (69,957)
 Net cash received from purchase of branches                 6,524       39,223
 Proceeds from sales of other real estate owned              1,459          676
 Proceeds from sales of available for sale securities        7,026        8,640
 Proceeds from maturities of available for sale securities  39,578       22,958
 Loans granted net of repayments                           (25,204)     (31,068)
 Premises and equipment expenditures                        (1,419)      (5,787)
 Net increase in interest bearing deposits                     (78)         293
                                                           -------      -------
 Net cash provided (used) by investing activities          (31,592)     (35,022)

Cash flow from financing activities:
 Net increase/(decrease) in demand deposits and savings     11,193       22,030
 Net increase in time deposits                              15,475        7,548
 Net change in capitalized lease obligations                    34        2,831
 Payments for dividends                                        (12)          (8)
 Net change in fed funds purchased                               0        1,500
 Proceeds from exercise of stock options and warrants          297          477
                                                           -------      -------

 Net cash provided (used) by financing activities           26,987       34,378

 Net change in cash and cash equivalents                     $(458)     $(9,117)
                                                           =======      =======
Cash and cash equivalents:
  Beginning of period                                      $37,821      $34,886

  End of period                                            $37,363      $25,769

Supplemental disclosure of cash flow information:
                 (in Thousands)
Cash paid for interest expense                              $8,733       $7,529
Cash paid (received) for income taxes                       $2,506         $302

    The accompanying notes are an integral part of the financial statements:

            VIB CORP AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(A) General

      See note A of Notes to Financial Statements incorporated by reference in the Company's 19997 Annual Report on Form 10-K for a summary of significant accounting policies.

      The unaudited financial statements included herein were prepared from the books of the Company in accordance with generally accepted accounting principles and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company's 1997 Annual Report to Stockholders, and reflect adjustments which are solely of a normal, recurring nature. The current interim periods reported herein are included in the fiscal year subject to independent audit at the end of the year. The unaudited financial statements of VIB CORP include the accounts of the Company and its wholly-owned subsidiary, Valley Independent Bank. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain items previously reported have been reclassified to conform with the current period's classifications.

(B) Available-for-sale Securities.

           The Company's available-for-sale securities portfolio at September 30, 1998 had a net unrealized gain of approximately $776,000, as compared with a net unrealized gain of approximately $800,000 at September 30, 1997, a decrease during the twelve month period of $24,000.

    Available-for-sale securities

                                 September 30, 1998
                              ----------------------------
                                                   Gross           Gross
                              Amortized         Unrealized      Unrealized      Fair
(in thousands)                  Cost               Gains          Losses        Value
--------------------------------------------------------------------------------------
U.S. Treasury Securities       $   539             $ 41                        $   580
U.S. Government and
  Agency Securities             43,645              229            $ 5          43,869
State and Political Subd.       23,780              552                         24,332
Mortgage-Backed Securities      10,811               18             59          10,770
Other Equity                     3,233                                           3,233
                               -------             ----            ---         -------

                               $82,008             $840            $64         $82,784

                                 September 30, 1997
                              ----------------------------
                                                   Gross           Gross
                              Amortized         Unrealized      Unrealized      Fair
(in thousands)                  Cost               Gains          Losses        Value
--------------------------------------------------------------------------------------
U.S. Treasury Securities       $   497             $ 36                        $   533
U.S. Government and
  Agency Securities             49,529              411            $28          49,912
State and Political Subd.       17,095              452              2          17,545
Mortgage-Backed Securities       7,393               15             84           7,324


Other Equity            --                                  --
                 ---------   ---------   ---------   ---------
                 $ 74,514    $     914   $     114   $  75,314

     Investment securities carried at approximately $50,455,000 and $10,709,000, at September 30, 1998 and 1997 respectively, were pledged to secure public deposits, bank advances and other purposes as required by law.

(C) Loans

     The Company's loan portfolio consists primarily of loans to borrowers within Imperial, Riverside, San Diego and Orange counties, California and Yuma, Arizona. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and agricultural associated businesses are among the principal industries in the Company's market area. As a result, the Company's loan and collateral portfolio are, to some degree, concentrated in those industries.

     The Company also originates real estate related and farmland loans for sale to governmental agencies and institutional investors. At September 30, 1998 and 1997 the Company was servicing approximately $65,850,000 and $50,626,000, respectively, in loans previously sold.

A summary of the changes in the allowance for credit losses follows:

                                                      September 30, 1998     September 30, 1997
                                                      ------------------     ------------------
Balance at beginning of year                                 $2,330,000             $2,634,000
Additions to the allowance charged to expense                 1,665,000              1,070,000
Recoveries on loans charged off                                 152,000                 93,000
Loans charged off                                             1,304,000                965,000
                                                             ----------             ----------
Balance at end of period                                     $2,843,000             $2,832,000

A summary of nonperforming loans and assets follows:

                                                      September 30, 1998     September 30, 1997
                                                      ------------------     ------------------
Non-accrual loans                                             $4,180,000             $5,432,000
Loans 90 days past due and still accruing                        167,000                 51,000
                                                              ----------             ----------
  Total nonperforming loans                                    4,347,000              5,483,000
Other Real Estate Owned                                          148,000              2,998,000
                                                              ----------             ----------
  Total nonperforming assets                                  $4,495,000             $8,481,000

Nonperforming loans to total ending loans                           1.24%                  1.93%
Nonperforming assets to total loans and
  Other Real Estate Owned                                           1.29%                  2.95%

(D) Other Expenses

     Other expenses for the periods indicated are as follows:

                                                      September 30, 1998     September 30, 1997
                                                      ------------------     ------------------
Data Processing                                                $ 939,000              $ 772,000

Advertising                      252,000        186,000
Legal and Professional         1,101,000      1,011,000
Regulatory Assessments           108,000         80,000
Insurance                        104,000         93,000
Amortization of Intangibles      357,000        227,000
Office Expenses                1,136,000        978,000
Promotion                        890,000        859,000
Other                          1,082,000        879,000
                              ----------     ----------

Total Other Expenses          $5,969,000     $5,085,000


(E) Earnings Per Share

     Earnings per share are calculated based on the weighted average number of common shares outstanding during each period as follows: 7,765,359 for the nine months ended September 30, 1998 and 7,009,804 for the nine months ended September 30, 1997.

     Diluted earnings per share for the nine month periods ended September 30, 1998 and 1997, are computed by dividing net earnings by the weighted average common equivalent shares outstanding during the respective periods. Common share equivalents include dilutive common stock option share equivalents determined by using the treasury stock method.

                       [KPMG PEAT MARWICK LLP LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Bank of Stockdale, FSB:

We have audited the accompanying balance sheets of Bank of Stockdale, FSB (the
Bank) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Stockdale, FSB at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                             KPMG PEAT MARWICK LLP


February 11, 1998
Sacramento, California

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant's Bylaws provide that the Registrant shall, to the maximum extent and in the manner permitted by the California Corporations Code (the "Code"), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of the Registrant. Furthermore, pursuant to Registrant's Articles of Incorporation and Bylaws, the Registrant has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of Registrant.

        Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        The Registrant's Articles of Incorporation provides that to the fullest extent permitted by the Code as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The Code permits California corporations to include in their articles of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only imitations imposed under the statute are that the provision may not eliminate or limit a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under a contract or transaction between the corporation and a director or between the corporation and any corporation in which one more of its directors has a material financial interest, or (vii) for approving any of the following corporate actions: (1) the making of any distribution to its shareholders that would case the corporation to be unable to meet its liabilities, (2) the making of any distribution to the corporation's shareholders or any shares of its stock of any class or series that are junior to outstanding shares of any other class or series with respect to distribution of assets on liquidation if, after giving effect thereto, the excess of its assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) over its liabilities (not including deferred taxes, deferred income and other deferred credits) would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made; provided, however, that for the purpose of applying the aforementioned to a distribution by a corporation of cash or property in payment by the corporation in connection with the purchase of its shares, there shall be deducted from liabilities all amounts that had been previously added thereto with respect to obligations incurred in connection with the corporation's repurchase of its shares and reflected on the corporation's balance sheets, but not in excess of the principal of the obligations that will remain unpaid after the distribution; provided, further, that no deduction from liabilities shall occur on account of any obligation that is a distribution to the corporation's shareholders at the time the obligation is incurred, (3) the distribution of assets to shareholders after institution of dissolution proceeding of the corporation, without paying or adequately providing for all known liabilities of the corporation, excluding any claims not filed by creditors within the time limit set by the court in a notice given to creditors under Chapters 18, 19 and 20, (4) the making of any loan to or guarantee the obligation of any director or officer, unless the transaction is approved by a majority of the shareholders to act thereon, or (5) the making of any loan to or guarantee the obligation of, any person upon the security of shares of the corporation or of its parent if the corporation's recourse in the event of default is limited to the security for the loan or guaranty, unless the loan or guarantee is adequately secured without considering these shares, or the loan or guaranty is approved by a majority of the shareholders entitled to act thereon.

        The Registrant is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws.

        The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a) Exhibits

EXHIBIT NO.     DESCRIPTION OF EXHIBIT
-----------     ----------------------
2.1             Agreement and Plan of Reorganization by and Between VIB Corp and Bank of
                Stockdale, F.S.B. dated September 15, 1998 (incorporated by reference to
                Appendix A to the Joint Proxy Statement included in this Registration
                Statement on Form S-4)

4.1             Form of VIB Corp Common Stock Certificate (incorporated by reference to
                Exhibit 3 to VIB Corp's Registration Statement on Form 8-A, dated March
                19, 1998)

4.2             Form of VIB Corp Warrant Certificate (incorporated by reference to
                Exhibit 4 to VIB Corp's Registration Statement on Form 8-A, dated March
                19, 1998)

5.1 Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. re Legality (and consent)*

8.1             Tax Opinion of Vavrinek, Trine, Day & Co., L.L.P. (and consent)

9.1             Form of Director's Agreement by and among VIB Corp and Bank of
                Stockdale's directors (incorporated by reference to Exhibit "B-1" to
                Appendix A to the Joint Proxy Statement included in this Registration
                Statement on Form S-4)

9.2             Form of Director's Agreement by and among Bank of Stockdale and VIB
                Corp's directors (incorporated by reference to Exhibit "B-2" to Appendix
                A to the Joint Proxy Statement included in this Registration Statement on Form S-4)

9.3             Form of Shareholder's Agreement by and among Eric D. Hovde, an individual, Financial Institutions Partners, Ltd., a Nevada limited liability company, and VIB Corp (incorporated by reference to Exhibit
                "D" to Appendix A to the Joint Proxy Statement included in this
                Registration Statement on Form S-4)

23.1            Consent of Vavrinek, Trine, Day & Co., L.L.P.*

23.2            Consent of KPMG Peat Marwick LLP*

23.3            Consent of Horgan, Rosen, Beckham & Coren, L.L.P. for Opinion (included in Opinion filed as Exhibit 5.1)

23.4            Consent of Vavrinek, Trine, Day & Co., L.L.P. (included in Tax Opinion)

23.5            Consent of Hovde Financial*

24.1            Power of Attorney (set forth on the signature page to the Registration
                Statement on Form S-4)

99.1            Form of VIB Corp Proxy*

99.2            Form of Bank of Stockdale Proxy*


------------

*       Previously filed.

        (b) Financial Statement Schedules


            Not required.

        (c) Fairness Opinion

        Included as Appendix D to the Joint Proxy Statement included in this Registration Statement on Form S-4.

ITEM 22.  UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that it is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (c) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Centro, State of California, on December 2, 1998.

                                        VIB CORP


                                        By: /s/ Dennis L. Kern
                                           -------------------------------------
                                           Dennis L. Kern
                                           President and Chief Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                                        Date
    ---------                      -----                                        ----
/s/ Charles Ellis                  Director                                     December 2, 1998
-----------------------------
Charles Ellis


/s/ R. Stephen Ellison             Director                                     December 2, 1998
-----------------------------
R. Stephen Ellison


/s/ Richard D. Foss                Chairman of the Board                        December 2, 1998
-----------------------------       of Directors
Richard D. Foss


/s/ Harry G. Gooding, III          Executive Vice President                     December 2, 1998
-----------------------------       and Chief Financial Officer
Harry G. Gooding, III               (and Principal Accounting Officer)


/s/ Dennis L. Kern                 Director, President and                      December 2, 1998
-----------------------------       Chief Executive Officer
Dennis L. Kern


/s/ Edward McGrew                  Director                                     December 2, 1998
-----------------------------
Edward McGrew


/s/ Ronald A. Pedersen             Vice Chairman of the                         December 2, 1998
-----------------------------       Board of Directors
Ronald A. Pedersen


/s/ John L. Skinner                Director                                     December 2, 1998
-----------------------------
John L. Skinner


/s/ Alice Helen Lowery Westerfield Vice Chairman of the                         December 2, 1998
-----------------------------       Board of Directors
Alice Helen Lowery Westerfield

                                  EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION OF EXHIBIT                                                                                  PAGE
-----------  ----------------------                                                                                  ----
2.1          Agreement and Plan of Reorganization by and Between VIB Corp and Bank of
             Stockdale, F.S.B. dated September 15, 1998 (incorporated by reference to Appendix A to the Joint Proxy Statement included in this Registration Statement on Form S-4).........................  N/A

4.1          Form of VIB Corp Common Stock Certificate (incorporated by reference to Exhibit 3 to
             VIB Corp's Registration Statement on Form 8-A, dated March 19, 1998)...................................  N/A

4.2          Form of VIB Corp Warrant Certificate (incorporated by reference to Exhibit 4 to VIB Corp's Registration Statement on Form 8-A, dated March 19, 1998)................................  N/A

5.1          Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. re Legality (and consent)............................   *

8.1          Tax Opinion of Vavrinek, Trine, Day & Co., L.L.P. (and consent)........................................ II-6

9.1          Form of Director's Agreement by and among VIB Corp and Bank of Stockdale's directors
             (incorporated by reference to Exhibit "B-1" to Appendix A to the Joint Proxy
             Statement included in this Registration Statement on Form S-4).........................................  N/A

9.2          Form of Director's Agreement by and among Bank of Stockdale and VIB Corp's directors
             (incorporated by reference to Exhibit "B-2" to Appendix A to the Joint Proxy
             Statement included in this Registration Statement on Form S-4).........................................  N/A

9.3          Form of Shareholder's Agreement by and among Eric D. Hovde, an individual, Financial
             Institutions Partners, Ltd., a Nevada limited liability company, and VIB Corp
             (incorporated by reference to Exhibit "D" to Appendix A to the Joint Proxy Statement
             included in this Registration Statement on Form S-4)...................................................  N/A

23.1         Consent of Vavrinek, Trine, Day & Co., L.L.P...........................................................   *

23.2         Consent of KPMG Peat Marwick LLP.......................................................................   *

23.3         Consent of Horgan, Rosen, Beckham & Coren, L.L.P. for Opinion (included in Opinion filed as Exhibit 5.1)..................................................................................  N/A

23.4         Consent of Vavrinek, Trine, Day & Co., L.L.P. (included in Tax Opinion)................................  N/A

23.5         Consent of Hovde Financial.............................................................................   *

24.1         Power of Attorney (set forth on the signature page to the Registration Statement on
             Form S-4)..............................................................................................  N/A

99.1         Form of VIB Corp Proxy.................................................................................   *

99.2         Form of Bank of Stockdale Proxy........................................................................   *



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*       Previously filed.